UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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Take-Two Interactive Software, Inc.

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LETTER TO OUR SHAREHOLDERS

July 26, 2019

Dear Shareholders:

You are cordially invited to attend the Annual Meeting of Shareholders of Take-Two Interactive Software, Inc., that will be held on September 18, 2019, at 9:00 a.m. local time at the W Hotel, 201 Park Avenue South, New York, New York 10003.

Details of the business to be conducted at the Annual Meeting are given in the attached Notice of Annual Meeting of Shareholders and Proxy Statement, which you are urged to read carefully.

We are pleased to use Securities and Exchange Commission rules that allow issuers to furnish proxy materials to their shareholders on the Internet.

We believe these rules allow us to provide our shareholders with the information they need, while lowering the costs of delivery and reducing the environmental impact of our Annual Meeting. On or about July 30, 2019, we expect to begin mailing to most of our shareholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access our Proxy Statement and Annual Report and vote online; however, shareholders of record will receive a copy of the Proxy Statement and Annual Report by mail instead of receiving the Notice of Internet Availability of Proxy Materials. The Proxy Statement and Notice of Internet Availability of Proxy Materials contain instructions on how you can receive a paper copy of the Proxy Statement and Annual Report if you only received a Notice of Internet Availability of Proxy Materials by mail.

Whether or not you plan to attend the meeting in person, it is important that your shares be represented and voted. After you read the Notice of Annual Meeting of Shareholders and Proxy Statement, we urge you to cast your vote via the Internet or, if you received a proxy card, complete, sign, date and return the proxy card in the envelope provided, or follow the instructions for voting by telephone that may be included therein. If the address on the Notice of Internet Availability of Proxy Materials or the accompanying material is incorrect, please advise our Transfer Agent, American Stock Transfer & Trust Company, in writing at 6201 15th Avenue, Brooklyn, New York 11219.

We hope to see you at the meeting and appreciate your continued support.

Sincerely,

Strauss Zelnick

Executive Chairman and Chief

Executive Officer

Take-Two Interactive Software, Inc. | 110 West 44th Street | New York, New York 10036, USA

tel 646.536.2842  |  fax 646.536.2926  |  www.take2games.com

Notice of Annual Meeting of Shareholders

Date and Time:	September 18, 2019

Time:	9:00 a.m. local time

Location:	W Hotel 201 Park Avenue South New York, New York 10003

Items of Business:	1.	Election of eight directors;

	2.	Approval, on a non-binding advisory basis, of the compensation of the Company’s “named executive officers” as disclosed in the attached proxy statement;

	3.	Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending March 31, 2020; and

	4.	Other business that may properly come before the Annual Meeting or any adjournment thereof.

Record Date:	Only shareholders of record at the close of business on July 22, 2019 are entitled to notice of and to vote at the Annual Meeting or any adjournment thereof.

The Board of Directors believes that the election of the nominated directors, the approval on an advisory basis of the compensation of the named executive officers, and the ratification of the appointment of Ernst & Young LLP are in the best interests of the Company and its shareholders and, accordingly, recommends a vote “FOR” for each of these proposals.

By Order of the Board of Directors,

Matthew K. Breitman

General Counsel Americas and

Corporate Secretary

July 26, 2019

Your vote is very important, regardless of the number of shares you own. Please read the attached proxy statement carefully and complete and submit your proxy card via the Internet or telephone (as instructed on your proxy card) or sign and date your paper proxy card as promptly as possible and return it in the enclosed envelope.

Proxy Statement

110 West 44th Street

New York, New York 10036

ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON SEPTEMBER 18, 2019

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Take-Two Interactive Software, Inc. (the “Company” or “Take-Two”) for use at the Annual Meeting of Shareholders (the “Annual Meeting”) to be held on September 18, 2019 at 9:00 a.m. local time, including any adjournment or adjournments thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders.

The Company expects to either mail or provide notice and electronic delivery of this Proxy Statement and the enclosed form of proxy to shareholders on or about July 30, 2019.

Proxies in the accompanying form, duly executed and returned to the management of the Company and not revoked, will be voted at the Annual Meeting. A proxy may be revoked by the shareholder of record at any time prior to the voting of the proxy by a subsequently dated proxy, by written notification to the Secretary of the Company, or by personally withdrawing the proxy at the Annual Meeting and voting in person.

The address of the principal executive offices of the Company is 110 West 44th Street, New York, New York 10036, and our telephone number is (646) 536-2842.

The rules of the Securities and Exchange Commission (“SEC”) require us to notify all shareholders, including those shareholders to whom we have mailed proxy materials, of the availability of our proxy materials through the Internet.

Important Notice Regarding the Availability of Proxy Materials

for the Shareholder Meeting to be held on September 18, 2019

Our Proxy Statement and 2019 Annual Report to Shareholders are available at

http://www.proxyvote.com

Take-Two Interactive Software, Inc. | 2019 Proxy Statement	1

2	Take-Two Interactive Software, Inc. | 2019 Proxy Statement

Proxy Summary

This summary highlights information contained elsewhere in this Proxy Statement and does not include all of the information that you should consider. You should read the entire Proxy Statement carefully before voting.

2019 Annual Meeting of Shareholders

Date and Time September 18, 2019, at 9:00 a.m.	Location W Hotel 201 Park Avenue South New York, New York 10003	Record Date July 22, 2019

Voting Matters and Board Recommendations

Item	Proposal	Board’s Recommendation	Page Number
1	Election of eight director nominees	FOR (each nominee)	7
2	Advisory vote to approve executive compensation	FOR	18
3	Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending March 31, 2020 (“fiscal 2020”)	FOR	67

Company Performance Highlights

The Company delivered strong financial results in our fiscal year ended March 31, 2019 (“fiscal 2019”) and continued to execute successfully on our strategy of developing a select number of high-quality titles that make us a leader in our industry.

Take-Two Interactive Software, Inc. | 2019 Proxy Statement	3

PROXY SUMMARY

Board of Directors Highlights

Our eight nominees include seven independent, outside directors who as a group have extensive and diverse management and subject matter experience and knowledge that is critical to the Company.

✓	Active and empowered lead independent director role

✓

Deliberate approach to Board refreshment, including the addition of new independent directors in 2017 and 2018 and, if elected by the shareholders at the Annual Meeting, a new independent director in 2019

✓	Annual election of all directors

✓	Annual self-evaluations by the Board of Directors and its committees, as well as biennial individual interviews of each director by an outside third party

✓	Majority vote standard for uncontested director elections

✓	7 out of 8 current director nominees are independent (all except for our Chairman and CEO)

✓	Board membership marked by diversity, leadership and a variety of perspectives

✓	Annual performance review of Chairman and CEO and other members of the executive management team by independent directors

Age Age ~60 (On Average)	Diversity	Tenure Tenure ~7.0 years (On Average)

            Independence

4	Take-Two Interactive Software, Inc. | 2019 Proxy Statement

PROXY SUMMARY

						Committee Memberships
Name	Age	Director Since	Principal Occupation	Independent	Other Public Boards	Audit	Compensation	Corporate Governance	Executive
Michael Dornemann Lead Independent Director	73	March 2007	Retired Chairman and CEO, Bertelsmann Entertainment	●	—	●	●	●	Chair
Roland Hernandez	61	New Nominee	Founding Principal and Chief Executive Officer of Hernandez Media Ventures	●	4*
J Moses	60	March 2007	Principal, J Moses Projects	●	—	●	●	Chair
Michael Sheresky	51	March 2007	Partner, United Talent Agency	●	—		Chair	●	●
LaVerne Srinivasan	57	March 2017	Vice President, Carnegie Corporation of New York	●	—			●
Susan Tolson	57	March 2014	Retired Portfolio Manager, Capital Research and Management Company	●	3	Chair
Paul Viera	60	May 2018	Chief Executive Officer, Earnest Partners LLC	●	—	●
Strauss Zelnick	62	March 2007	Chairman and CEO, Take-Two Interactive Software, Inc.		2				●

*

On March 19, 2019, Vail Resorts, Inc. filed a Current Report on Form 8-K with the SEC disclosing that Mr. Hernandez has communicated to the board of directors of Vail Resorts, Inc. (the “Vail Board”) his intention not to stand for re-election to the Vail Board at the end of his current term, which ends on the date of Vail Resorts, Inc.’s 2019 annual meeting of stockholders. Vail Resorts, Inc.’s 2018 annual meeting of stockholders took place on December 6, 2018. If elected to our Board, and once Mr. Hernandez is no longer on the Vail Board, he would serve on three (3) other public company boards.

Shareholder Engagement

The Board of Directors oversees and regularly participates, together with management, in an extensive, year-round shareholder engagement practice to actively seek shareholder feedback on the Company’s board, governance, and executive compensation practices. In the months leading up to the filing of this Proxy Statement, we sought discussions with holders of more than 56% of our outstanding shares (percentage based on the Company’s investors’ most recent filings at the time of outreach) and had discussions with a number of our top holders. Investor perspectives gained through these discussions help to inform discussions in the boardroom and are considered by the Board and its committees in decision making. In response to feedback from our shareholders, on June 20, 2019, based on the Corporate Governance Committee’s recommendation, the Board of Directors approved an amendment to the Company’s bylaws to change the standard for uncontested director elections from a plurality voting standard to a majority vote standard. Also in response to shareholder feedback, we recently formed a management committee with respect to environmental, social and governance matters, to be overseen by the Corporate Governance Committee and enhanced our disclosure related to certain human capital and sustainability matters.

Take-Two Interactive Software, Inc. | 2019 Proxy Statement	5

PROXY SUMMARY

Corporate Governance Highlights

The Company’s sound governance practices and policies demonstrate the Board’s commitment to strong corporate governance, effective risk management and robust independent oversight of management by the Board. The Company’s governance highlights include:

✓	Extensive, year-round shareholder engagement

✓	Annual evaluation of the Board and its Committees

✓	Annual review of Board leadership structure

✓	Ongoing review and refreshment of Board composition

✓	Lead Independent Director with clearly defined role and responsibilities

✓	Board oversight of risk management
✓	Shareholder right to call special meetings

✓	Shareholder right to act by written consent

✓	No supermajority voting requirements

✓	Strong anti-hedging, anti-pledging and insider trading policies

✓	Robust Code of Business Conduct and Ethics for all directors and officers

✓	Independent Audit Committee, Compensation Committee and Corporate Governance Committee

Executive Compensation Highlights

The Company maintains strong compensation governance practices that support our pay-for-performance principles and align management incentives with the interests of our shareholders. A significant portion of our Company’s executive compensation in fiscal 2019 was performance-based.

We have also adopted a number of “best practices” with respect to executive compensation, including:

✓	Clawback policy with respect to incentive compensation (see page 41)

✓	Caps on annual bonuses to NEOs

✓	Double-trigger vesting on a change in control

✓	Meaningful stock ownership requirements

✓	No repricing of stock options without shareholder approval
✓	Limited perquisites

✓	No tax gross ups for excise taxes on parachute payments

✓	Annual compensation risk assessment

✓	Retention of independent compensation consultants

✓	Balanced compensation approach between short- and long-term incentive opportunities

6	Take-Two Interactive Software, Inc. | 2019 Proxy Statement

Election of Directors (Proposal 1)

All members of the Board of Directors stand for election on an annual basis, and at the Annual Meeting eight director nominees will stand for election to hold office for a term expiring at the 2020 Annual Meeting of Shareholders. The Board of Directors, upon the recommendation of the Corporate Governance Committee, has nominated the individuals named below. Each director who is elected will serve until a successor is elected and qualified or until the director’s earlier resignation or removal.

The Corporate Governance Committee is responsible for evaluating the size and composition of the Board of Directors relative to the evolving needs of the Company at any given time, and actively identifying qualified individuals to become new director nominees as needed. The Corporate Governance Committee has developed criteria, including certain personal and professional qualities, it uses to evaluate whether the potential nominee would be a qualified director candidate for service on Take-Two’s Board of Directors. As part of its ongoing review, the Corporate Governance Committee had identified Mr. Roland Hernandez as a potential nominee for the Board in the past. Now that Mr. Hernandez’s other commitments and board representations permit, on July 18, 2019 the Board of Directors, based on the Corporate Governance Committee’s recommendation, nominated Mr. Hernandez to serve as a director and approved an increase in the size of the Board of Directors to eight members if Mr. Hernandez is elected by the shareholders at the Annual Meeting.

Our eight nominees include seven independent, outside directors who as a group have extensive and diverse management and subject matter experience and knowledge that is critical to the Company. Including Mr. Hernandez, the average director tenure will be approximately 7.0 years, the average age of the board members will be 60, and 50% of the board members are women and/or minorities.

At the Annual Meeting, the proxies given by shareholders will be voted individually for the election of the persons named herein as director nominees, unless a proxy card specifies that a shareholder is voting against any such nominee. If any of the nominees listed below shall be unable to serve, it is intended that the proxy will be voted for such other nominees as may be designated by the Board of Directors. Each of the persons named herein has indicated to the Board of Directors that he or she will be available to serve as a director of the Company.

On June 20, 2019, based on the Corporate Governance Committee’s recommendation, the Board of Directors approved an amendment to the Company’s bylaws to change the standard for uncontested director elections from a plurality voting standard to a majority vote standard. In an uncontested election, a director will be elected if the number of votes that are cast “FOR” his or her election by holders of the stock present in person or represented by proxy entitled to vote on the election of directors exceed the number of votes cast “AGAINST” his or her election by such holders. The Company’s bylaws provide that any nominee for director who fails to meet this standard shall promptly tender such individual’s resignation to the Corporate Governance Committee following certification of the shareholder vote. For more information regarding this policy, see “Policy on Majority Voting for Directors.”

Take-Two Interactive Software, Inc. | 2019 Proxy Statement	7

ELECTION OF DIRECTORS (PROPOSAL ONE)

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE

“FOR” THE ELECTION OF THE NOMINEES NAMED BELOW:

Michael Dornemann

Lead Independent Director Chair: Executive Committee Member: • Audit, Compensation and Corporate Governance Committees Age: 73 Director since: March 2007 Beneficial owner of 9,529 shares

Mr. Dornemann is an entertainment and marketing executive with more than 30 years of management consulting, corporate development, strategic advisory and media experience. Prior to 2001, Mr. Dornemann was an executive board member of Bertelsmann AG for 16 years and Chairman and Chief Executive Officer of Bertelsmann Entertainment (music and television division, BMG and RTL Group). Before that, he held positions with IBM and Boston Consulting Group.

Other boards: Mr. Dornemann has previously served on several boards, including as Chairman of Jet Set AG, a worldwide fashion company based in Switzerland, until 2009; as a director of Columbia Music Entertainment (CME) of Japan until 2010; and as vice-chairman and as an audit and compensation committee member of Access Worldwide Communications until 2013.

Key experience and qualifications: Mr. Dornemann’s highly relevant leadership, management, marketing and consulting experience, including his role as Chief Executive Officer of Bertelsmann Entertainment, strongly qualifies him to provide effective leadership to the independent directors, and to contribute to all aspects of board discussion and operations, including oversight of our management agreement with ZelnickMedia Corporation (“ZelnickMedia”). His accomplished history of service with fashion and entertainment companies, including as an outside director, provides a unique level of insight into both our business and our governance.

Roland Hernandez

Independent Director Age: 61 Director since: Nominee Beneficial owner of zero shares

Mr. Hernandez is the Founding Principal and Chief Executive Officer of Hernandez Media Ventures, a privately held company engaged in the acquisition and management of media assets. He has served in this capacity since January 2001. Before founding Hernandez Media Ventures, Mr. Hernandez served as Chairman of Telemundo Group, Inc., a Spanish-language television and entertainment company, from 1998 to 2000 and as President and Chief Executive Officer from 1995 to 2000.

Other boards: Mr. Hernandez serves as a member of the board of directors of Vail Resorts, Inc. (a mountain resort and luxury, destination-based travel company).* Mr. Hernandez also serves as a member of the board and chair of the audit committee and member of the capital planning committee of US Bancorp (a multi-state financial services holding company); as a member of the board and chair of the audit committee and member of the nominating and corporate governance committee of Fox Corporation (a news, sports and entertainment company); and as lead director and chair of the compensation committee and member of the audit and corporate social responsibility committees of MGM Resorts International (which owns and operates integrated casino, hotel, and entertainment resorts across the United States and in Macau). Until April 2019, Mr. Hernandez served as the Chairman of the Board of Belmond, Ltd. Mr. Hernandez serves on the advisory board of Harvard Law School. He previously served on the board of directors of Sony Corporation and Walmart Inc.

Key experience and qualifications: As the former President, Chief Executive Officer and Chairman of a television and entertainment company, and through his experience on the Boards of Fox Corporation, MGM Resorts International, Sony Corporation, Walmart Inc. and Vail Resorts, Inc., Mr. Hernandez has gained significant experience in financial matters and a broad understanding of the retail and media sectors which is particularly relevant to the Company. In addition, with his extensive experience on the boards of large public corporations, Mr. Hernandez brings broad corporate governance expertise, along with significant knowledge of board operations, to our Board of Directors.

*

On March 19, 2019, Vail Resorts, Inc. filed a Current Report on Form 8-K with the SEC disclosing that Mr. Hernandez has communicated to the board of directors of Vail Resorts, Inc. (the “Vail Board”) his intention not to stand for re-election to the Vail Board at the end of his current term, which ends on the date of Vail Resorts, Inc.’s 2019 annual meeting of stockholders. Vail Resorts, Inc.’s 2018 annual meeting of stockholders took place on December 6, 2018. If elected to our Board, and once Mr. Hernandez is no longer on the Vail Board, he would serve on three (3) other public company boards.

8	Take-Two Interactive Software, Inc. | 2019 Proxy Statement

ELECTION OF DIRECTORS (PROPOSAL ONE)

J Moses

Independent Director Chair: Corporate Governance Committee Member: • Audit and Compensation Committees Age: 60 Director since: March 2007 Beneficial owner of 17,295 shares

Mr. Moses has over 40 years of experience in video games, technology, sports, entertainment, eSports and sports betting; as a CEO, founder, investor, advisor, producer and director for public and private businesses around the world. Mr. Moses currently serves on the boards of Bet.Works, a sports betting backend technology that powers operators in multiple states; ReadyUp, an eSports infrastructure business that connects gamers around the world; and Prize Payments Pro, a platform that efficiently processes prize payments for eSports competitions. Mr. Moses has served as an advisor to SimulMedia, a platform which provides advanced TV advertising, since its inception in 2008.

Prior executive roles: Mr. Moses was the founder, and from 1998 to 2007, the Chief Executive Officer, of UGO Networks, Inc., an online publisher and affiliate network delivering information and entertainment to over 20 million gamers around the world. He managed the sale of the company to the Hearst Corporation in 2007. Mr. Moses previously served as the President of MTV Russia where he successfully oversaw the establishment of the Moscow based Network in 1998. Mr. Moses served as the President of BMG Interactive from 1993 to 1996, the former video game and new technology divisions of BMG Entertainment, where he “green-lighted” a portfolio of 11 video games including the original Grand Theft Auto. Mr. Moses has served as the Special Assistant to Roone Arledge, the President of ABC Sports and News; as an Executive Producer on Stolen Babies, a made for TV movie for ABC; and as Creator for New York News, a Tv series for CBS. Mr. Moses is currently developing a scripted show for the CW Network on the world of eSports.

Key experience and qualifications: Mr. Moses provides insight based on vast media experience and leadership history, including his roles as CEO of UGO Networks, President of MTV Russia and President of BMG Interactive, and his deep understanding of the interactive entertainment industry and its global opportunities.

Michael Sheresky

Independent Director Chair: Compensation Committee Member: • Corporate Governance and Executive Committees Age: 51 Director since: March 2007 Beneficial owner of 69,706 shares

Mr. Sheresky is a partner at United Talent Agency, where he has served as a motion picture talent agent since June 2009. Mr. Sheresky is responsible for structuring projects and deals in the areas of motion picture and television development, production and distribution.

Prior professional roles: From 1992 through 1995, and then from 1997 through May 2009, Mr. Sheresky held a number of positions at the William Morris Agency, a talent agency, most recently Senior Vice President in its Motion Picture Department. During that time, he represented authors, journalists, screenwriters, directors, producers and actors in the motion picture and television businesses.

Key experience and qualifications: Mr. Sheresky’s entertainment experience as a talent agent is an important asset to the Board of Directors, including his particularly keen insight into negotiations with, and the development and compensation of, creative talent and of management.

Take-Two Interactive Software, Inc. | 2019 Proxy Statement	9

ELECTION OF DIRECTORS (PROPOSAL ONE)

LaVerne Srinivasan

Independent Director Member: • Corporate Governance Committee Age: 57 Director since: March 2017 Beneficial owner of 4,694 shares

Ms. Srinivasan is Vice President of the National Program and Program Director for Education at the Carnegie Corporation of New York, employing creative strategies and innovative thinking to strengthen urban education. Since 2014, she has overseen grant making and other activities aimed at engaging parents and communities, improving teaching and leadership for learning, advancing innovative learning environment designs, providing K-12 pathways to college and career success, and fostering integrated approaches to innovation and learning in the field of education.

Prior professional roles: From 2012 through 2014, Ms. Srinivasan was the Co-Founder of Fiero Now, an education technology company. Prior to Fiero Now, she worked at various educational technology, urban district change, and non-profit education reform companies, including Time to Know, Education Champions for All and New Leaders for New Schools. From 2003 through 2006, Ms. Srinivasan served as Deputy Chancellor for the New York City Department of Education. In addition, from 1993 through 2003, she served in various roles at BMG Entertainment, including as Senior Vice President and General Counsel.

Other boards: Ms. Srinivasan serves on the board of Young Audiences New York and the national advisory board of College Promise Campaign, and was a founding member of the Consortium for Policy Research in Education’s task force on Strategic Management of Human Capital.

Key experience and qualifications: Ms. Srinivasan brings to the Board of Directors strong leadership skills, extensive experience leveraging technology in the education and entertainment industries, and deep marketing expertise from her previous positions.

Susan Tolson

Independent Director Chair: Audit Committee Member: • Audit Committee Age: 57 Director since: March 2014 Beneficial owner of 21,753 shares

Ms. Tolson is a financial executive with more than 20 years of experience in the financial services industry. Ms. Tolson worked at Capital Research and Management Company and Capital Research Company, subsidiaries of The Capital Group Companies, Inc., from 1990 to 2010. She served in various capacities, including Senior Vice President and Portfolio Manager. Before joining Capital Research, Ms. Tolson was an Investment Officer at Aetna Investment Management Company, making private investments in media and entertainment companies.

Other boards: Ms. Tolson is a director of Groupe Lagardère (a global company operating in media, entertainment, sports and retail). She also serves as a board member, audit committee member and nomination and compensation committee member of Worldline E-Payments Services (which focuses on e-payment transactional services); and as a board member, audit committee member and chair of the nominating and governance committee of OUTFRONT Media Inc. (a provider of advertising space on out-of-home advertising structures and sites). She was a member of the board and audit committee of the American Cinematheque until 2018; a trustee and member of the business affairs committee of The American University of Paris until 2014; and a member of the board and audit committee of American Media until 2014.

Key experience and qualifications: Ms. Tolson brings to the Board of Directors significant experience in entertainment and financial/investment matters from her previous positions, together with her existing current service as a director of both for profit and nonprofit organizations.

10	Take-Two Interactive Software, Inc. | 2019 Proxy Statement

ELECTION OF DIRECTORS (PROPOSAL ONE)

Paul Viera

Independent Director Member: • Audit Committee Age: 60 Director since: May 2018 Beneficial owner of 78,071 shares

Mr. Viera is the Founder and Chief Executive Officer of Earnest Partners, a global investment firm responsible for overseeing over $20 billion for municipalities, states, corporations, endowments, and universities. Prior to founding Earnest Partners in 1998, Mr. Viera was a Vice President at Bankers Trust in both New York and London and later joined Invesco, where he became a global partner and senior member of its investment team.

Other boards: Mr. Viera serves as a Trustee of the Woodruff Arts Center in Atlanta, Georgia and as a member of its investment committee. He is also a member of the board of managers of Direct Scripts LLC, the Board of Dean’s Advisors for Harvard Business School, the Council on Foreign Relations, the Carter Center Board of Councilors, the National Center for Human & Civil Rights, the University of Michigan School of Information External Advisory Board, the Cristo Rey Atlanta Jesuit High School Board and the Emory University Board of Visitors.

Key experience and qualifications: Mr. Viera brings to the Board of Directors proven leadership skills, vast business experience and financial acumen.

Strauss Zelnick

Chairman and CEO Member: • Executive Committee Age: 62 Director since: March 2007 Beneficial owner of 836,111 shares

Mr. Zelnick has been Chairman of the Company since March 2007, Executive Chairman of the Board of Directors since February 2008 and Chief Executive Officer of the Company since January 2011. Mr. Zelnick also is founder of and a partner in ZelnickMedia, a leading media focused private equity firm. Mr. Zelnick serves as Executive Chairman of the Board of Directors and Chief Executive Officer of the Company pursuant to the terms of the 2017 Management Agreement between the Company and ZelnickMedia. See “Certain Relationships and Related Transactions—Management Agreement.”

Prior executive roles: Mr. Zelnick served as Executive Chairman of Direct Holdings Worldwide, Inc., the parent company of Time Life and Lillian Vernon, until the company was sold to Reader’s Digest on March 2, 2007. Prior to forming ZelnickMedia, Mr. Zelnick was President and Chief Executive Officer of BMG Entertainment, a $4.7 billion music and entertainment company with more than 200 record labels and operations in 54 countries. Mr. Zelnick’s appointment as President and Chief Executive Officer of BMG Entertainment followed his tenure as President and Chief Executive Officer of BMG’s North American business unit from 1994 through 1998. Before joining BMG Entertainment, Mr. Zelnick was President and Chief Executive Officer of Crystal Dynamics, a leading producer and distributor of interactive game software. Prior to that, he spent four years as President and Chief Operating Officer of 20th Century Fox, where he managed all aspects of its worldwide motion picture and distribution business. Previously, he spent three years at Vestron Inc. as a senior executive, and rose to become President and Chief Operating Officer. Mr. Zelnick also served as Vice President, International Sales, Television for Columbia Pictures.

Other boards: Mr. Zelnick currently serves as the non-executive interim chairman of the board of CBS Corporation, a public company, and as a member of its compensation committee and nominating and governance committee. He also serves as a member of the board of directors, as a member of the compensation committee and the investment committee, and as the chairperson of the audit committee and the nominating and corporate governance committee of Starwood Property Trust, Inc., a public company. He also serves as a member of the boards of directors of Education Networks of America, a privately-held company; and of the Entertainment Software Association, for which he served as Chairman from July 2014 to July 2017. Mr. Zelnick is also an associate member of the National Academy of Recording Arts and Sciences and served on the board of directors of the Recording Industry Association of America and the Motion Picture Association of America.

Key experience and qualifications: Mr. Zelnick provides the Company’s Board of Directors with valuable insight in organization and management obtained from his experiences, including acting as Executive Chairman and CEO of the Company.

Take-Two Interactive Software, Inc. | 2019 Proxy Statement	11

ELECTION OF DIRECTORS (PROPOSAL ONE)

Each director nominee for our Board of Directors is highly qualified and brings a diversity of skills and experiences to our boardroom. These skills are relevant to our business and enable the Board of Directors to provide strong oversight and effectively oversee management’s execution of strategy.

Director Backgrounds & Expertise

Management of Creative Talent
Financial & Investment Experience
Governance
Marketing Insight
Strategic Advisory
Education Experience
Global Business Operations
Leadership
Consulting Experience
Entertainment & Media Expertise
Governmental Experience
Technology

Corporate Governance and Board Practices

Shareholder Engagement. The Board of Directors oversees and regularly participates, together with management, in an extensive, year-round shareholder engagement practice. In the months leading up to the filing of this Proxy Statement, we sought discussions with holders of more than 56% of our outstanding shares (percentage based on the Company’s investors’ most recent filings at the time of outreach) and had discussions with a number of our top holders. Throughout these discussions, we sought shareholder feedback on a wide range of topics, including the ZelnickMedia management agreement, corporate governance and Board composition matters. Feedback from shareholders was generally positive on our compensation policies, corporate governance and Board composition matters, with some of our shareholders inquiring about the details of our new management agreement with ZelnickMedia, how we retain creative talent, governance matters, and our policies on workplace diversity and sustainability. In response to feedback from our shareholders, on June 20, 2019, based on the Corporate Governance Committee’s recommendation, the Board of Directors approved an amendment to the Company’s bylaws to change the standard for uncontested director elections from a plurality voting standard to a majority vote standard. Also in response to shareholder feedback, we recently formed a management committee with respect to environmental, social and governance matters, to be overseen by the Corporate Governance Committee and enhanced our disclosure related to certain human capital and sustainability matters.

Independent Directors. The Board of Directors has determined that Messrs. Dornemann, Moses, Sheresky and Viera and Mses. Srinivasan and Tolson are “independent” directors as defined under the rules of The NASDAQ Stock Market. During fiscal 2019, the independent directors met in executive session (outside the presence of management) on seven (7) occasions. The Board of Directors has also determined that Mr. Hernandez, if elected, will also qualify as an “independent” director as defined under the rules of The NASDAQ Stock Market.

Board Structure. The Board of Directors is led by Mr. Zelnick in his role as Executive Chairman. Mr. Zelnick is also the Chief Executive Officer. The Board of Directors also has designated Mr. Dornemann as Lead Independent Director (as described below), a position that complements the Executive Chairman’s role, and serves as the principal liaison between the independent directors and the Executive Chairman and Company management. Mr. Dornemann was also designated by the Board of Directors as the Chair of the Executive Committee.

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ELECTION OF DIRECTORS (PROPOSAL ONE)

The Board of Directors reviews its leadership structure annually. The Board of Directors has determined that in light of the Company’s clear strategy and the strength of its overall governance practices, at this time a combined Chairman/CEO role more effectively unifies the Board of Directors and management around the specific initiatives necessary to support the Company’s strategy. The Board of Directors continues to evaluate Mr. Zelnick annually in each of his roles and has retained the discretion to separate the Chairman/CEO roles at any time if the Board of Directors believes it would better serve the interests of the Company and its shareholders. The Board of Directors has also concluded that its Lead Independent Director position effectively balances any potential risk of concentration of authority that may exist with a combined Chairman/CEO position.

Lead Independent Director. As Lead Independent Director, Mr. Dornemann serves as the principal liaison between the independent directors and the Executive Chairman.

The Lead Independent Director is responsible for:

•	presiding at all Board of Directors meetings at which the Chairman of the Board is not present;

•	convening regular and special meetings of the independent directors;

•	developing the agenda for executive sessions of the independent directors and working with the Chairman to develop and approve the agenda for meetings of the full Board of Directors, including scheduling to ensure there is sufficient time for discussion;

•	coordinating feedback to the Chairman on behalf of the independent directors;

•	coordinating with the Company’s Chief Legal Officer to respond to shareholders who have addressed a communication to the independent directors;

•	making himself available for shareholder communication, as appropriate (other independent directors may also participate in such communication at times); and

•	handling any matters concerning an actual or potential conflict of interest involving any other director.

The Lead Independent Director regularly engages separately with one or more of the Chief Executive Officer, the President, the Chief Financial Officer and the Chief Legal Officer to discuss the business strategy of the Company in greater detail and provide additional guidance to such members of management. These meetings enable the Lead Independent Director to gain a deeper understanding of any matters being handled by management which should be brought to the attention of the entire Board of Directors or a committee thereof, as well as an opportunity to obtain additional information on any matters which the Lead Independent Director believes may otherwise be of interest to the other directors and to provide advice to the other directors regarding such matters. The Lead Independent Director is a member of each committee of the Board of Directors.

Annual Evaluations. The Board of Directors and its committees conduct annual self-evaluations that include both the completion of a questionnaire as well as biennial individual interviews of each director by an outside third party. These evaluations are utilized by the Board and each committee to improve communication, strategy and effectiveness, and to identify possible improvements that can be made to the performance and composition of the Board and each of its committees. The Corporate Governance Committee assists the Board of Directors in its review and reports to the full Board regarding its findings and recommendations, which are considered and implemented as appropriate. Furthermore, the Compensation Committee performs an annual performance review of the Chairman, CEO and other named executive officers and reports its findings to the full Board.

Risk Oversight. The Board of Directors exercises direct oversight of strategic risks to the Company. The Audit Committee reviews the Company’s policies for risk assessment and risk management relating to financial reporting and internal controls, as well as operational risk relating to cyber, digital and physical security, including security controls over customer data, and assesses steps management has taken to control such risks

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ELECTION OF DIRECTORS (PROPOSAL ONE)

and exposures. The Compensation Committee oversees risks relating to compensation programs and policies. See “Risk Assessment of Overall Compensation Program.” The Governance Committee oversees operational risk relating to insurance and also oversees a management committee that was recently formed to address environmental, social and governance matters. In each case, management periodically reports to our Board of Directors or to the relevant committee, which provides guidance on risk appetite, assessment, and mitigation. Each committee charged with risk oversight reports to our Board of Directors on those matters.

Meetings of Directors. The Board of Directors held nine (9) meetings during fiscal 2019. Each of the incumbent directors attended at least 75% in the aggregate of all meetings of the Board of Directors and committees on which the individual served for the period of his or her service in the fiscal year.

Board Strategic Off-site. Periodically (approximately every 18 months), the Board of Directors convenes at an off-site strategic planning session, which includes presentations and discussions with senior management, to review the Company’s strategic, competitive and financial performance goals as well as to discuss the Company’s long-term strategic plan. The most recent off-site strategic planning session took place in May 2019.

Attendance at Shareholder Meetings. The Board of Directors has adopted a policy whereby director nominees are strongly encouraged to attend the Company’s annual meeting of shareholders. All of our then incumbent director nominees attended the last annual meeting of the Company’s shareholders in September 2018.

Policy on Majority Voting for Directors. In response to feedback from our shareholders, on June 20, 2019, based on the Corporate Governance Committee’s recommendation, the Board of Directors approved an amendment to the Company’s bylaws to change the standard for uncontested director elections from a plurality voting standard to a majority vote standard. In an uncontested election, a director shall be elected if the number of votes that are cast “for” his or her election by holders of the stock present in person or represented by proxy entitled to vote on the election of directors exceeds the number of votes cast “against” his or her election by such holders. If a nominee who currently serves as a director is not re-elected, Delaware law provides that the director will continue to serve on our Board as a “holdover director” (i.e., until his or her successor has been duly elected and qualified, or until the earliest of his or her death, resignation or removal). In an uncontested election, any nominee for director who fails to receive a greater number of votes cast “for” such individual’s election than votes cast “against” such election promptly shall tender the individual’s resignation to the Corporate Governance Committee following certification of the shareholder vote. The Corporate Governance Committee promptly will consider the resignation offer and recommend to the Board of Directors the action to be taken with respect to such offered resignation. The Board of Directors will act on the Corporate Governance Committee’s recommendation within 90 days following the date of the Annual Meeting. Thereafter, the Board of Directors will disclose promptly its decision whether to accept the director’s resignation offer (and the reasons for rejecting the resignation offer, if applicable) in a Current Report on Form 8-K filed with the SEC. Any director

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ELECTION OF DIRECTORS (PROPOSAL ONE)

tendering a resignation pursuant to this provision shall not participate in the Corporate Governance Committee recommendation or action of the Board of Directors regarding whether or not to accept the resignation offer.

Code of Business Conduct and Ethics. The Company has adopted a written Code of Business Conduct and Ethics that applies to directors, officers and employees of the Company, including the Company’s principal executive officer, principal financial officer, principal accounting officer and controller and any person performing similar functions. A copy of the Code of Business Conduct and Ethics is posted on the Company’s website at “www.take2games.com” and can be accessed by clicking on “Corporate,” then “Corporate Governance,” then “Highlights.”

Conflict of Interest Guidelines for Directors / Directors’ Code of Conduct. The Company has adopted a written Conflict of Interest Guidelines for Directors / Directors’ Code of Conduct that applies to directors of the Company. A copy of the Conflict of Interest Guidelines for Directors / Directors’ Code of Conduct is posted on the Company’s website at “www.take2games.com” and can be accessed by clicking on “Corporate,” then “Corporate Governance,” then “Highlights.”

Environmental, Social and Governance Matters. The Company believes that focusing on corporate governance and corporate responsibility creates value for the Company, our shareholders, and other stakeholders while also helping mitigate risks, reduce costs, protect brand value, and identify market opportunities. In line with this belief, we have recently formed a management committee with respect to environmental, social and governance matters, which will be overseen by the Corporate Governance Committee. The goal of this committee will be to ensure that corporate responsibility and sustainability considerations are incorporated into our corporate strategy, disclosure, and long-term goals to maintain and advance sustainable shareholder value. Areas on which this committee will focus include board diversity and refreshment, human capital management, cybersecurity and sustainability.

Board Diversity and Refreshment. The Board of Directors believes that it benefits from having a diverse group of directors, including based on experience, gender, ethnicity and other factors. The Board of Directors, has taken a deliberate approach to refreshment, with four of our eight director nominees having served for five years or less, and all four of these recent additions being female and/or a minority.

Human Capital Management. Creativity and innovation remain the core tenets of our organization, and are the lifeblood of our ongoing success. The creative teams at our labels are renowned for their consistent ability to deliver games that set new benchmarks for excellence. We support our creative and corporate teams by focusing on talent retention and acquisition, including through: job development and skills training initiatives; offering extensive employee benefits and numerous wellbeing programs; and partnering with the leadership at our labels to foster the types of cultures our leaders believe best support and grow the creative processes for their particular workforce.

Cybersecurity. We continue to invest financial and operational resources to implement certain systems, processes and technologies to guard against cyber risks and to help protect our data and systems. Our Audit Committee receives regular reports regarding key cybersecurity, cyber risks and related matters, including secure processing, storage, and transmission of personal and confidential information, such as the personally identifiable information of our users.

Sustainability. We aim to integrate environmental responsibility and sustainability into our operational and product strategies. We will seek to reduce our carbon footprint by the manner through which we bring our games and services to players and by making environmentally-conscious choices in our offices worldwide.

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ELECTION OF DIRECTORS (PROPOSAL ONE)

Board Committees

The Board of Directors has three standing committees entirely comprised of independent directors: a Compensation Committee, a Corporate Governance Committee and an Audit Committee. The Board of Directors also has a standing Executive Committee, currently comprised of Messrs. Dornemann (Chair), Sheresky and Zelnick. These four committees are governed by written charters. The charters and the Company’s Code of Business Conduct and Ethics are posted on the Company’s website at www.take2games.com and can be accessed by clicking on “Corporate,” then “Corporate Governance,” then “Highlights.”

	Compensation Committee	Corporate Governance Committee	Audit Committee	Executive Committee
Michael Dornemann	●	●	●	Chair
J Moses	●	Chair	●
Michael Sheresky	Chair	●		●
LaVerne Srinivasan		●
Susan Tolson			Chair
Paul Viera			●
Strauss Zelnick				●
Number of Meetings in Fiscal 2019	6	5	4	4

Compensation Committee members are Messrs. Sheresky (Chair), Dornemann and Moses, each of whom is an independent director under NASDAQ’s Rule 5605, a “non-employee director” as defined under the SEC rules and an “outside director” as defined under Section 162(m) of the Internal Revenue Code (the “Code”). The Compensation Committee, among other roles, reviews the compensation policies and procedures of the Company, evaluates and approves executive officer compensation, and makes recommendations to the Board of Directors regarding executive compensation. During fiscal 2019, the Compensation Committee held six (6) meetings.

Corporate Governance Committee members are Messrs. Moses (Chair), Dornemann and Sheresky and Ms. Srinivasan. This committee is responsible, among other things, for creating and maintaining overall corporate governance policies for the Company, identifying, screening and recruiting director candidates for the Board of Directors and overseeing our environmental, social and governance initiatives. The Corporate Governance Committee held five (5) meetings during fiscal 2019.

The Corporate Governance Committee will consider nominees recommended by shareholders, provided that the recommendation contains sufficient information for the committee to assess the suitability of the candidate and such nomination complies with the Company’s bylaws. Candidates recommended by shareholders that comply with these procedures will receive the same consideration that candidates recommended by the committee receive.

When selecting directors, the Board of Directors reviews and considers many factors, including experience, business understanding, achievement, available time, diversity, skills and independence. It also will consider ethical standards, integrity and any conflict of interest. It considers recommendations primarily from shareholders of the Company and from members of the Board of Directors and management. The Corporate Governance Committee conducts interviews with candidates who meet the criteria of the Board of Directors, and has full discretion in considering its nominations to the Board of Directors. The Board of Directors adopted Corporate Governance Guidelines, which include criteria to assess the suitability of candidates for the Board of Directors. These Corporate Governance Guidelines are posted on the Company’s website at “www.take2games.com” and can be accessed by clicking on “Corporate,” then “Corporate Governance,” then “Highlights.”

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ELECTION OF DIRECTORS (PROPOSAL ONE)

Audit Committee members are Ms. Tolson (Chair) and Messrs. Dornemann, Moses and Viera. The Audit Committee oversees the accounting and financial reporting processes of the Company and audits of the financial statements of the Company. In addition, the Audit Committee assists the Board of Directors in its review and oversight of the Company’s key investment objectives, strategies and policies, as well as the Company’s operational risk relating to cyber, digital and physical security, including security controls over customer data. The Board of Directors has determined that Ms. Tolson and Mr. Viera each qualify as an “audit committee financial expert” under federal securities laws. The Audit Committee held four (4) meetings during fiscal 2019.

Special Committees. From time to time, the Board of Directors may form a special committee for a particular purpose. Most recently in the fiscal year ended March 31, 2018 (“fiscal 2018”), the Board of Directors appointed a special committee, comprised entirely of independent directors, to lead the negotiation of a new management agreement with ZelnickMedia, which is described under “Certain Relationships and Related Transactions—Management Agreement” beginning on page 60.

Other Executive Officers

Each of the following executive officers, who are not also directors, will serve in such capacity until the next Annual Meeting of Shareholders or until earlier termination or removal from office.

Karl Slatoff, age 49, became President of the Company in May 2013 and served as Chief Operating Officer of the Company from October 2010 through April 2013. Mr. Slatoff serves as President of the Company pursuant to the terms of the 2017 Management Agreement between the Company and ZelnickMedia. See “Certain Relationships and Related Transactions—Management Agreement.” From February 2008 to October 2010, Mr. Slatoff served as an Executive Vice President of the Company. Mr. Slatoff also is a partner in ZelnickMedia and serves as a director of Cannella Response Television, LLC.

Prior to joining ZelnickMedia in 2001, Mr. Slatoff served as Vice President, New Media for BMG Entertainment, where he was responsible for guiding BMG’s online digital strategies, including the development of commercial digital distribution initiatives and new business models for the sale and syndication of online content. From 1994 to 1996, he worked in strategic planning at the Walt Disney Company, where he focused on the consumer products, studio and broadcast divisions, as well as several initiatives in the educational, publishing and new media sectors. From 1992 to 1994, Mr. Slatoff worked in the corporate finance and mergers and acquisitions units at Lehman Brothers where he focused on the consumer products and retail/merchandising industries.

Lainie Goldstein, age 51, was appointed Chief Financial Officer of the Company in June 2007, and is responsible for overseeing Finance, Investor Relations and Corporate Communications. Ms. Goldstein previously served as the Company’s Senior Vice President of Finance from November 2003.

Ms. Goldstein is a CPA with financial and business experience in the software, entertainment, retail and apparel industries, with proven success in managing the finance function of publicly traded companies. Prior to joining the Company, she held a number of positions of increasing responsibility with Nautica Enterprises, Inc., most recently serving as Vice President, Finance and Business Development. Earlier in her career, she held positions in the audit and reorganization departments at Grant Thornton LLP.

Daniel Emerson, age 47, became Executive Vice President and General Counsel of the Company in October 2014 and effective May 2019, Mr. Emerson was made Chief Legal Officer. Mr. Emerson joined the Company as a Vice President in June 2005 and served in various capacities of increasing responsibility within the legal department, including Senior Vice President, Corporate Secretary and Deputy General Counsel. In addition to serving as the Chief Legal Officer of the Company, Mr. Emerson oversees administrative management of Internal Audit on behalf of the Audit Committee.

Prior to joining the Company, Mr. Emerson was a partner in the New York office of the law firm Blank Rome LLP, where he represented public and private companies in mergers & acquisitions, securities law, financings and general corporate matters.

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Non-Binding Advisory Vote to Approve the Compensation of the Company’s Named Executive Officers (Proposal 2)

In accordance with the SEC’s proxy rules, we are seeking approval, on a non-binding advisory basis, of the compensation of the Company’s “named executive officers” listed in the Summary Compensation Table (the “NEOs”) for fiscal 2019, as disclosed in this Proxy Statement pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the compensation tables, and the related narrative disclosures. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and the philosophy, policies and practices described in this Proxy Statement. This vote is commonly known as a “say on pay” advisory vote. Consistent with the approval by our shareholders, on an advisory basis, of an annual advisory vote on the compensation of the named executive officers, the Board of Directors has adopted a policy providing for annual “say on pay” advisory votes.

The compensation of our NEOs is described in detail in the “Compensation Discussion and Analysis” section of this Proxy Statement beginning on page 19, which we encourage you to read for additional details on our executive compensation programs and compensation of our NEOs for fiscal 2019.

Our executive compensation programs are based on three core principles that are designed to motivate our NEOs to achieve annual financial and strategic objectives to enhance the profitability of the Company and create long-term shareholder value. The fiscal 2019 compensation of our NEOs reflected these core principles:

• A significant portion of our NEOs’ compensation was based on the financial performance of the Company and therefore “at risk”;

• The majority of each NEO’s total compensation was provided in the form of long-term equity, a significant portion of which was subject to total shareholder return (“TSR”) performance metrics, to further align the interests of our NEOs and shareholders; and

• The target total direct compensation package for each NEO was consistent with market practices for executive talent and each NEO’s individual experience, responsibilities and performance.

We believe that our compensation programs and policies for fiscal 2019 were consistent with our core compensation principles, provided an effective incentive for the achievement of positive results, aligned with shareholders’ interests, are supported by strong compensation governance practices and worthy of continued shareholder support. Accordingly, we ask for our shareholders to indicate their support for the compensation paid to our NEOs by voting “FOR” the following non-binding resolution at the Annual Meeting:

“RESOLVED, that the Company’s shareholders approve the compensation of the named executive officers for the fiscal year ended March 31, 2019, including the Compensation Discussion and Analysis, the compensation tables, and the related narrative disclosures as included in this Proxy Statement.”

Because your vote is advisory, the result will not be binding upon the Company. Although not binding, the Board of Directors values the opinions of our shareholders and will carefully review and consider the outcome of the vote, along with other relevant factors, in evaluating its compensation program for our NEOs.

THE BOARD OF DIRECTORS BELIEVES THAT APPROVAL OF THE FOREGOING

RESOLUTION ON THE COMPENSATION OF THE NEOS IS IN THE BEST

INTERESTS OF THE COMPANY AND UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE COMPENSATION OF THE COMPANY’S NEOS, AS STATED IN THE ABOVE NON-BINDING RESOLUTION.

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Compensation Discussion and Analysis

The Compensation Discussion and Analysis section describes the material elements of our executive compensation program for fiscal 2019, including the named executive officers (“NEOs”) as identified in the Summary Compensation Table and listed below:

Executive	Title
Strauss Zelnick	Executive Chairman and Chief Executive Officer
Karl Slatoff	President
Lainie Goldstein	Chief Financial Officer
Daniel Emerson	Executive Vice President and Chief Legal Officer

Messrs. Zelnick and Slatoff serve in their executive positions pursuant to a management agreement with ZelnickMedia, discussed below.

EXECUTIVE SUMMARY

Take-Two is a leading developer, publisher and marketer of interactive entertainment for consumers around the globe. Take-Two develops and publishes products through its labels Rockstar Games, 2K, and Private Division, as well as Social Point, a leading developer of mobile games.

Top Sellers Include: ✓ Grand Theft Auto ✓ Red Dead ✓ Max Payne ✓ Midnight Club	Top Sellers Include: ✓ NBA 2K ✓ Borderlands ✓ BioShock ✓ Mafia ✓ Sid Meier’s Civilization ✓ WWE 2K

We generate financial returns for our shareholders by pursuing a strategy of capitalizing on the widespread popularity of interactive entertainment and by focusing on publishing a select number of high quality titles for which we can create sequels and build successful franchises. We also seek to complement our core release schedule with digitally delivered offerings designed to drive recurrent consumer spending, including virtual currency, add-on content, and in-game purchases.

Our management team and creative talent in our wholly-owned labels, Rockstar Games, 2K, and Private Division, as well as Social Point, are essential to building and maintaining the strongest portfolio of intellectual property in the industry. Our compensation program is designed to reflect the importance of our creative talent, including through the use of equity awards to establish strong links between our creative teams and long-term value creation for shareholders.

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COMPENSATION DISCUSSION AND ANALYSIS

Select Fiscal 2019 Performance Highlights

Take-Two delivered strong financial results in fiscal 2019 and continued to execute successfully on our strategy of developing a select number of high-quality titles that make us a leader in our industry.

Business Highlights

•

Delivered Net Bookings of $2.93 billion, up 47% over the prior year, including Net Bookings from recurrent consumer spending, which grew 20% and accounted for 39% of total Net Bookings, and digitally-delivered Net Bookings, which grew 33% to $1.80 billion and accounted for 62% of total Net Bookings. Net Bookings is defined as the net amount of products and services sold digitally or sold-in physically during the period, and includes licensing fees, merchandise, in-game advertising, strategy guides and publisher incentives;

•	Generated net cash provided by operating activities of $843.5 million, up 71% over the prior year;

•

Launched Red Dead Redemption 2, which set numerous records and has sold-in more than 24 million units worldwide. Red Dead Redemption 2 received near-perfect critical reviews and multiple game of the year awards and is tied with Grand Theft Auto V as the highest-rated game on the PlayStation 4 and Xbox One, with a 97 Metacritic score. According to The NPD Group, based on combined physical and digital sales in the U.S., Red Dead Redemption 2 was the best-selling game of 2018;

•

Launched NBA 2K19, which continued to build on the Company’s industry-leading basketball series’ track record of annual Net Bookings growth. The Company expects that lifetime Net Bookings from NBA 2K19 will be the highest ever for a 2K sports title, driven by record recurrent consumer spending;

•	Grand Theft Auto Online and Grand Theft Auto V continued to be significant contributors to our results. Grand Theft Auto V has now sold-in almost 110 million units worldwide;

•

The Company’s fiscal 2019 results were also enhanced by a variety of other offerings, led by WWE 2K and WWE SuperCard, Social Point’s mobile games, NBA 2K18 and Sid Meier’s Civilization VI. In particular, Civilization VI significantly outperformed the Company’s expectations due to the popularity of the Nintendo Switch SKU and the title’s expansion packs; and

•	Purchased 3.72 million shares of its common stock on the open market for $362.4 million.

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COMPENSATION DISCUSSION AND ANALYSIS

Our strong financial performance in fiscal 2019 reflects the strategic steps management has taken over the past several years to strengthen our balance sheet, grow and diversify the Company’s franchise portfolio, and reduce costs. The table below illustrates the Company’s share price growth over the last three years (150.5%) as compared to other industry peers.

Share Price Growth: 3-Year Performance vs. Peers

Shareholder Outreach

As part of our regular governance practices, the Compensation Committee evaluates our compensation programs in light of market conditions, shareholder views, and governance considerations, and makes changes as appropriate for our business. We value the feedback of our shareholders, as expressed through votes and direct communications, and annually submit our executive compensation programs to a non-binding shareholder advisory “say-on-pay” vote. At our Annual Meeting held in September 2018, our executive compensation program was approved by shareholders representing 93.6% of the votes cast on the proposal.

To enhance our understanding of our shareholder’s perspectives, we maintain a regular shareholder outreach program, including making Take-Two’s management and Board of Directors available for discussions. In the months leading up to the filing of this Proxy Statement, we sought discussions with holders of more than 56% of our outstanding shares (percentage based on the Company’s investors’ most recent filings at the time of outreach) and had discussions with a number of our top holders. Throughout these discussions, we sought shareholder feedback on a wide range of topics, including the ZelnickMedia management agreement, corporate governance and Board composition matters. Feedback from shareholders was generally positive on our compensation policies, corporate governance and Board composition matters, with some of our shareholders inquiring about the details of our management agreement with ZelnickMedia, our various governance policies, how we retain creative talent, and our policies on workplace diversity and sustainability.

The Company has shown a willingness to respond to investor concerns and evolving market practices in the past, including eliminating the Adjusted EBITDA “catchup” metric in performance-based awards and the adoption of a relative TSR metric in the long-term incentive plan. In addition, in response to feedback from our shareholders, on June 20, 2019, based on the Corporate Governance Committee’s recommendation, the Board of Directors approved an amendment to the Company’s bylaws to change the standard for uncontested

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COMPENSATION DISCUSSION AND ANALYSIS

director elections from a plurality voting standard to a majority vote standard. Also in response to shareholder feedback, we formed a management committee with respect to environmental, social and governance matters, to be overseen by the Corporate Governance Committee and enhanced our disclosure related to certain human capital and sustainability matters.

The Committee also negotiated a number of changes in the ZelnickMedia Management Agreement in our fiscal year ended March 31, 2014 as a result of shareholder feedback, as detailed under “ZelnickMedia Management Agreement” below. Based on the positive response from shareholders to these changes, we maintained them when we negotiated a new management agreement with ZelnickMedia in fiscal 2018, also as detailed under “ZelnickMedia Management Agreement” below.

ZelnickMedia Management Agreement

Executive Chairman and CEO Strauss Zelnick and President Karl Slatoff serve as executives of the Company under a management services agreement with ZelnickMedia, a partnership of private equity investors that focuses on the media and communications industry, of which they are partners. The Company first entered into a management services agreement with ZelnickMedia in 2007. On March 10, 2014, the Company and ZelnickMedia entered into a new management agreement (the “2014 Management Agreement”) that superseded the then existing management agreement.

On November 17, 2017, the Company and ZelnickMedia entered into a new management agreement (the “2017 Management Agreement”) that, effective on January 1, 2018, superseded the 2014 Management Agreement, under which ZelnickMedia will continue to provide management, consulting and executive level services to the Company through March 31, 2024. In response to feedback that the Board of Directors received from our shareholders and the increasing importance of revenue from recurrent consumer spending on the Company’s business, the 2017 Management Agreement includes a new operational metric based on growth in recurrent consumer spending as one of the performance criteria for performance-based equity. The 2017 Management Agreement also maintains a number of changes that were made in the 2014 Management Agreement to address feedback from shareholders, including:

•

Increased disclosure. Enhanced disclosure to provide greater transparency, including the establishment of individual fee caps paid by ZelnickMedia to Messrs. Zelnick and Slatoff for their services to Take-Two.

•

Transitioned from a front-loaded equity grant to an annual grant structure. Previous ZelnickMedia management agreements included an up-front equity grant at the commencement of the agreement. The 2017 Management Agreement maintains the annual equity grant structure of the 2014 Management Agreement, including an initial grant that was made on April 13, 2018 and the choice, in its discretion, for the Compensation Committee to grant additional annual equity awards in subsequent years. All annual equity awards to ZelnickMedia in 2017, 2018 and 2019, are described below.

•

Eliminated “catch-up” provision. In the 2014 Management Agreement, performance-based equity grants were based solely on relative TSR and IP performance and did not include any TSR “catch-up” opportunity. The 2017 Management Agreement also excluded any “catch-up” opportunity.

•

Lengthened the performance measurement period of performance-based equity. In the 2014 Management Agreement, the relative TSR performance measurement period was increased from a one-year period to a two-year period and this is the same in the 2017 Management Agreement.

•	Eliminated automatic annual fee increases. Just as with the 2014 Management Agreement, there is no automatic increase in the annual fee during the term of the 2017 Management Agreement.

•

IP and Recurrent Consumer Spending metrics continue to focus executives’ attention on achieving key strategic goals. Under the 2017 Management Agreement, performance shares vest based on (i) TSR, (ii) growth in recurrent consumer spending (which consists of the consolidated net bookings generated by the Company from the sale of virtual currency, add-on content, in-game purchases and similar items that are supplemental to the sale of any full game release) during the measurement period as compared to the base year, and (iii) the performance of our interactive entertainment products, including our new products and our major and generally most profitable products.

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COMPENSATION DISCUSSION AND ANALYSIS

The Compensation Committee believes the Company’s management structure and relationship with ZelnickMedia has been critical to building the Company’s franchises, improving profitability and strengthening the balance sheet, and providing disciplined management. In 2007, the Company faced multiple investigations and significant litigation including shareholder lawsuits, as well as financial challenges, including limited cash (the Company ended fiscal 2007 with only $78 million in cash) and significant operating losses. In March 2007, shareholders then holding approximately 46% of our outstanding shares of common stock negotiated the management agreement with ZelnickMedia on our behalf and, after their election at the 2007 annual meeting of shareholders, the Board of Directors of the Company approved the execution of the management agreement by the Company.

Since that time, the Company has been transformed from single franchise dependency into a diverse, financially strong, global interactive entertainment enterprise. The Company now has 11 franchises with individual titles that have sold-in to retail more than 5 million units each, and more than 60 individual, multi-million unit selling titles. The Company has also expanded geographically, in digital distribution and with new business models.

As part of its regular governance practices, the Board of Directors continuously reviews the relationship with ZelnickMedia to ensure that it remains the right management structure for the Company and our shareholders. At least annually, the Compensation Committee conducts interviews on a confidential basis with all direct reports to Messrs. Zelnick and Slatoff, and other members of management, to seek feedback on the performance of the ZelnickMedia executives and to evaluate the effectiveness of the ZelnickMedia relationship broadly. The Compensation Committee’s feedback from these 360-degree interviews is then discussed at executive sessions of independent board members. This feedback was taken into consideration during the most recent ZelnickMedia management agreement negotiation. The Lead Independent Director also regularly engages with members of the executive team, including non-ZelnickMedia members of management.

NEO Compensation Structure and Pay-for-Performance Principles

The Compensation Committee has developed compensation programs and arrangements designed to place a significant portion of our executives’ compensation at risk based on Company performance. Equity awards are a key element in the compensation of our executives, as well as creative talent throughout the organization. The Compensation Committee believes equity awards create strong linkage between our executives and the long-term performance of our Company as well as the interests of our shareholders.

Compensation of Mr. Zelnick and Mr. Slatoff

Mr. Zelnick and Mr. Slatoff serve in their executive roles at Take-Two under the Management Agreement with ZelnickMedia. Mr. Zelnick and Mr. Slatoff are compensated directly by ZelnickMedia and not Take-Two (except for $1 received annually by each to provide them the opportunity to receive certain health and other plan benefits). To provide greater disclosure and fuller understanding of the compensation received by Messrs. Zelnick and Slatoff individually, the 2017 Management Agreement includes a requirement that no more than 60 percent of the compensation the Company pays to ZelnickMedia shall be received by or conveyed to Mr. Zelnick (or other such employee of ZelnickMedia that serves as Executive Chairman and Chief Executive Officer of the Company), and no more than 40 percent of the compensation the Company pays to ZelnickMedia shall be received by or conveyed to Mr. Slatoff (or other such employee of ZelnickMedia that serves as President of the Company). See “Certain Relationships and Related Transactions—Management Agreement” for additional detail.

The 2017 Management Agreement emphasizes performance-based, at-risk compensation and equity with greater than one-year vesting, to ensure close alignment with the compensation of other Take-Two executives, the performance of the Company and the interests of our shareholders. Performance measures are designed to be challenging but achievable.

Our Compensation Committee establishes the annual cash incentive based solely on performance against a budgeted Adjusted EBITDA (a non-GAAP measure calculated by taking GAAP net income recorded for the Company, adding back or subtracting the net effect from deferral in net revenues and related costs of goods sold, impact of business reorganization, one-time gains or losses on long-term investments, and adding back

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COMPENSATION DISCUSSION AND ANALYSIS

stock based compensation, interest, depreciation, amortization and tax expenses) goal set at the beginning of each fiscal year. Refer to Annex A herein for a reconciliation of GAAP net income to the Adjusted EBITDA measure discussed above. There is no discretionary element to this goal, and the Compensation Committee uses the same Adjusted EBITDA goal in our internal executive pay program. We believe Adjusted EBITDA focuses our executives on operating growth and profitability. In setting what it believes is the appropriate Adjusted EBITDA target at the beginning of each fiscal year, the Compensation Committee works with management as part of the budgeting process to determine what an appropriate target is based on the Company’s goals and objectives for the upcoming fiscal year. The 2017 Management Agreement provides for an absolute cap on the annual incentive opportunity. Target Adjusted EBITDA goals were met in each of the last seven fiscal years, but the Company failed to achieve the maximum Adjusted EBITDA goal in fiscal 2019.

Our Compensation Committee establishes the long-term incentive opportunity to motivate sustained performance over a multi-year period and to strengthen the alignment with long-term shareholder value creation. To that end, our long-term incentives in the 2014 Management Agreement included performance-based shares that vest based on TSR performance, “New IP” performance and “Major IP” performance as indicated in the table below. Relative TSR performance aligned the interests of ZelnickMedia and our executives with our shareholders generally. We sought to incentivize strong sales performance of “New IP” (new interactive entertainment products) to foster creation of additional successful franchises. The “Major IP” category was broader, including existing interactive entertainment products and products derived from existing products, as well as new products, as we sought to build on our major, most profitable franchises. For the long-term incentive RSUs granted under the 2014 Management Agreement that were eligible to vest in fiscal 2019, for the two (2)-year measurement period ended March 31, 2018, the maximum relative TSR and Major IP performance goals were met, but the New IP performance goal was not achieved.

The 2017 Management Agreement continues to include performance-based shares that vest based on TSR performance and “IP” performance and, in response to feedback that the Board of Directors received from our shareholders and the increasing importance of revenue from recurrent consumer spending on the Company’s business, introduces a new metric—“Recurrent Consumer Spending” performance. The Recurrent Consumer Spending metric incentivizes an increased focus on growth in revenue from virtual currency, add-on content and in-game purchases.

While we believe the short-term and long-term incentives are balanced to help incentivize optimal performance, we also note that there is no duplication in use of performance metrics between short-term and long-term programs.

The following table summarizes the compensation components of the 2017 Management Agreement:

Compensation Component	% Linked to Performance	Delivery From	Performance Link
Annual Base Fee	—	Cash	—
Annual Incentive	100%	Cash	Adjusted EBITDA(1)
Long-Term Incentive (Equity Grants)	55% at target 71% at maximum	Time-Based Awards(2)	—
		Performance- Based Awards	75%: Relative TSR Performance(3) 12.5%: Recurrent Consumer Spending Performance(4) 12.5% IP Performance(5)

(1)

The annual incentive is based solely on a financial performance metric; there is no individual performance element. The table below describes the payout schedule for the annual incentive opportunity based on

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COMPENSATION DISCUSSION AND ANALYSIS

achievement of Adjusted EBITDA (with payouts being prorated on a straight-line basis between the amounts listed below based on the actual percentage of the Adjusted EBITDA target obtained):

Percentage of Adjusted EBITDA Target Obtained	Amount of Annual Bonus
80% or less	$0
90%	$1,860,000
100%	$3,720,000
110%	$4,517,143
120%	$5,314,286
130%	$6,022,857
140%	$6,731,429
150%	$7,440,000
Above 150%	$7,440,000

(2)

Time-based awards will vest on April 13, 2020 for the grant made on April 13, 2018 and will vest on April 13, 2021 for the grant made on April 15, 2019, in each case provided that the 2017 Management Agreement has not been terminated prior to such date.

(3)

Relative TSR performance-based vesting is a function of the Company’s total shareholder return during the performance period, as compared to the total shareholder return generated by the Company’s peer group, which consists of the companies that comprise the NASDAQ Composite Index on the first day of the performance period. We use the NASDAQ Composite Index for this purpose, rather than a narrow peer group, given the small size of our public company peer group and the stock price volatility of those peers. The table below describes the vesting schedule for the performance-based equity based on achievement of relative TSR over a two-year performance period:

TSR Percentile Rank	TSR Vesting Percentage
Less than 40th Percentile	0% of target shares
40th Percentile	50% of target shares
50th Percentile	100% of target shares
75th Percentile	200% of target shares

(4)

Recurrent Consumer Spending performance-based vesting is determined by comparing the following two measurements and using the measurement that results in the greatest number of RSUs vesting: (i) the percentage change between the Recurrent Consumer Spending for the base fiscal year (which is the fiscal year in which the grant was made) and the two-year average Recurrent Consumer Spending for the two fiscal years following the base fiscal year (“Absolute Recurrent Consumer Spending Growth”) and (ii) the two-year average Recurrent Consumer Spending the two fiscal years following the base fiscal year as a percentage of the two-year average total net bookings for the same period (“Relative Recurrent Consumer Spending”). Recurrent Consumer Spending consists of the consolidated net bookings generated by the Company that are supplemental to the sale of any full game release from the sale of virtual currency, add-on content, in-game purchases and similar items, calculated on a basis consistent with how the Company calculates recurrent consumer spending for its management reporting. The vesting percentage applicable to the Recurrent Consumer Spending performance-based shares will be determined by comparing the Company’s performance against the pre-determined performance criteria set out in the Restricted Unit Agreements. The tables below describe the vesting schedule for the Recurrent Consumer Spending performance-based shares as set forth in the Restricted Unit Agreements (with the measurement that results in the greatest number of RSUs vesting being determinative):

Absolute Recurrent Consumer Spending Growth (during the relevant measurement period)	Absolute Recurrent Consumer Spending Vesting Percentage
Less than 3%	0% of target shares
3%	50% of target shares
6%	100% of target shares
9% or greater	200% of target shares

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COMPENSATION DISCUSSION AND ANALYSIS

Relative Recurrent Consumer Spending (as a percentage of two-year average total net bookings)	Relative Recurrent Consumer Spending Vesting Percentage
Less than 27.5%	0% of target shares
27.5%	50% of target shares
37.5%	100% of target shares
47.5% or greater	200% of target shares

(5)

IP performance-based vesting is a function of the number of units “sold-in” (sell-in performance) with respect to certain releases of IP during the performance period. IP consists of any commercially-released interactive entertainment products, and products that are derived from such existing products. This metric underscores and promotes our long-term strategy of creating additional strong franchises and building game franchises through game sequels. The table below describes the vesting schedule for the IP performance-based shares:

IP Sell-In Performance	IP Vesting Percentage
Less than 6,000,000 units	0% of target shares
6,000,000 units	50% of target shares
8,000,000 units	100% of target shares
10,000,000 units or greater	200% of target shares

Compensation of Other Named Executive Officers

Our other NEOs in fiscal 2019, who were Ms. Goldstein and Mr. Emerson, were compensated through three primary components: base salary, annual incentive and long-term incentives. The majority of Ms. Goldstein’s and Mr. Emerson’s compensation was performance-based and weighted toward long-term incentives.

The compensation structure for NEOs in fiscal 2019 was as follows:

Compensation Component	% Linked to Performance	Delivery Form	Performance Link
Annual Base Salary	—	Cash	—
Annual Incentive	100%	Cash	Adjusted EBITDA
Long-Term Incentive (RSUs)	66.7% at target 80% at maximum	Time-Based Awards(1)	—
		Performance-Based Awards(2)	Relative TSR

(1)

Time-based awards will vest, subject to continued employment, in three (3) equal annual installments commencing in the year following the year in which such grants were made on a date determined by the Compensation Committee at the time of grant.

(2)

Performance-based awards that are earned (based on relative TSR performance over a two-year performance period, determined in the same manner as under the 2017 Management Agreement, as described above) will vest in two (2) equal annual installments commencing in the second year following the year in which such grants were made on a date determined by the Compensation Committee at the time of grant. For example, the performance-based portion of the restricted stock units (“RSUs”) granted to Ms. Goldstein on June 1, 2018 will vest, if at all, 50% on June 1, 2020 and 50% on June 1, 2021.

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COMPENSATION DISCUSSION AND ANALYSIS

Structural Pay and Performance Alignment for All NEOs

Our NEOs receive a mix of compensation that is appropriately weighted towards at-risk pay in the form of annual incentives and long-term incentives. The Compensation Committee believes this creates strong alignment with the Company’s stated compensation philosophy of providing compensation commensurate with individual and corporate performance. The majority of incentive compensation is also delivered in the form of equity, which provides strong alignment between executives’ incentives and the interests of our shareholders. ZelnickMedia’s compensation under the 2017 Management Agreement is also predominantly weighted towards at-risk compensation, as ZelnickMedia’s compensation consists of: (1) RSUs, of which 55% vest subject to the satisfaction of performance criteria, and (2) cash compensation, with over 70% of the maximum aggregate cash compensation in the form of an annual incentive based upon the Company’s performance.

The following chart illustrates the fiscal 2019 compensation mix, based on maximum compensation opportunities, for ZelnickMedia and for our current NEOs.

Fiscal 2019 Variable Compensation Targets and Performance Achievement

Annual and long-term incentives for ZelnickMedia and our NEOs (other than Messrs. Zelnick and Slatoff) are based on measurable financial and share price performance metrics. The following table summarizes the Company-wide targets and actual results for both ZelnickMedia and NEO performance-based cash compensation paid and equity compensation granted in fiscal 2019.

ZelnickMedia’s and NEO’s 2019 Variable Compensation Targets and resulting Fiscal 2019 Performance Achievements:

Incentive Component	Financial Performance Metrics	2019 Performance Threshold	2019 Performance Target	2019 Performance Maximum	2019 Actual Performance
Annual Incentive	Adjusted EBITDA	$452.2 million	$565.3 million	$847.9 million	$743.3 million
Performance- Based RSUs (Fiscal 2019 Grant)	Relative TSR	40th Percentile	50th Percentile	75th Percentile	N/A: Relative TSR is measured over the approximate two- year period ending on the last trading day of the fiscal year ending March 31, 2020

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COMPENSATION DISCUSSION AND ANALYSIS

For a description of the results and payout levels for performance-based RSUs previously granted to ZelnickMedia and the NEOs that vested, or failed to vest, in fiscal 2019, see “Detailed Discussion and Analysis—Principal Elements of Executive Compensation—Long Term Equity Incentives—NEO Long-Term Incentive Awards Vested in Fiscal 2019” and “Certain Relationships and Related Transactions—Management Agreement—Awards under the 2014 Management Agreement.”

Highlights of Compensation Governance Practices

Take-Two maintains strong compensation governance practices that support our pay-for-performance principles and align management incentives with the interests of our shareholders. We have adopted a number of “best practices” with respect to executive compensation, including:

✓	Clawback policy applicable to NEOs, including those under the 2017 Management Agreement with ZelnickMedia

✓	Incentive caps on annual bonuses to NEOs

✓	Strong anti-hedging and anti-pledging policies

✓	Double-trigger acceleration of vesting on a change in control

✓	Meaningful stock ownership requirements (6x for CEO/Chairman and President; 3x for other NEOs; and 5x annual cash retainer for directors)
✓	Equity incentive plan provisions that prohibit re-pricing of stock options without shareholder approval

✓	Limited perquisites

✓	No tax gross ups in respect of any excise taxes on parachute payments

✓	Annual compensation risk assessment for employee plans

✓	Retention of independent compensation consultants by the Compensation Committee

✓	Balanced compensation approach between short- and long-term incentive opportunities

DETAILED DISCUSSION AND ANALYSIS

The main body of this Compensation Discussion and Analysis provides details on the principles and objectives of our executive compensation program and the Compensation Committee’s key fiscal 2019 compensation-related decisions. This section is organized into the following categories:

I.	Objectives and Philosophy of Executive Compensation

II.	Compensation to Executive Chairman and CEO and President

III.	Other NEO Compensation

IV.	Competitive Market Positioning

V.	Principal Elements of Executive Compensation

VI.	Operation of the Compensation Committee

VII.	Compensation Governance Practices

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COMPENSATION DISCUSSION AND ANALYSIS

I. Objectives and Philosophy of Executive Compensation

Our executive compensation program is designed to drive Take-Two’s mission of producing strong financial results for its shareholders by pursuing a strategy of capitalizing on the widespread popularity of interactive entertainment. We focus on publishing a select number of high quality titles for which we can create sequels and build successful franchises. To achieve this, it is critical that we have the resources available to attract and retain executives who are committed to creativity, efficiency and innovation.

Accordingly, the Compensation Committee has established a compensation plan for our NEOs that is designed to:

✓	Enhance the profitability of the Company and drive shareholder value creation;

✓	Link a significant portion of compensation to the Company’s long-term financial and stock price performance, thereby creating long-term shareholder value;

✓	Attract, motivate, and retain highly qualified individuals;
✓	Reward each NEO’s contribution to the Company’s profitability and growth; individual initiative, leadership and achievements; and management of risks; and

✓	Motivate NEOs to build a career at the Company and to contribute to our future success.

The Company seeks to provide competitive compensation that is commensurate with performance and integrates individual efforts, Company and business unit results, and financial rewards. Accordingly, a significant portion of the total compensation paid to NEOs is placed at risk through annual and long-term incentives, which combination of incentives is designed to align the performance of NEOs and the Company’s annual operating objectives and earnings performance with long-term shareholder value creation.

Our compensation program’s design, and in particular the use of equity awards as a key incentive element, establishes strong links between our creative teams and long-term value creation for shareholders. Our compensation program reflects the importance of creative talent to our business and enables us to retain and incentivize these groups. As a result of the importance we place on equity incentives, Take-Two may, in some years, have higher equity usage for share plans than some of our peers. The Board of Directors periodically authorizes share repurchases when it believes such actions are in the best interests of the shareholders; these repurchases directly reduce the number of the Company’s outstanding shares.

II. Compensation to Executive Chairman and CEO and President

Take-Two has had a long-standing management relationship with ZelnickMedia, under which ZelnickMedia provides executive management and other services to Take-Two. This relationship was first established in 2007 and has been maintained, with several amendments and restatements, since that time. Our Executive Chairman and CEO, Strauss Zelnick, and our President, Karl Slatoff, serve in their current roles pursuant to the 2017 Management Agreement with ZelnickMedia. Mr. Zelnick has been our Executive Chairman since 2008 and our CEO since 2011. Mr. Slatoff has been our President since May 2013 and previously served in other executive roles at the Company.

On November 17, 2017, the Company and ZelnickMedia entered into the 2017 Management Agreement, effective January 1, 2018, which superseded the prior 2014 Management Agreement. Like the 2014 Management Agreement, the 2017 Management Agreement emphasizes performance-based, at-risk compensation and equity with greater than one-year vesting, to ensure it is closely aligned with the compensation of other Take-Two executives, the performance of the Company and the interests of our shareholders. Fees and incentives paid to ZelnickMedia during fiscal 2019 are detailed below under “Fiscal 2019 Fees and Incentives to ZelnickMedia.”

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COMPENSATION DISCUSSION AND ANALYSIS

The target compensation opportunity for ZelnickMedia under the 2017 Management Agreement considered the Company’s need for a senior leadership team that can provide financial and technology acumen as well as management of creative talent. This is a unique combination of skills that creates a limited pool of candidates, and has resulted in the Board of Directors’ decision to provide a competitive compensation opportunity for ZelnickMedia. However, this compensation opportunity is contingent on achieving superior performance.

Services Provided by ZelnickMedia

The provisions of the 2017 Management Agreement establish the payments and benefits to which ZelnickMedia is entitled as consideration for providing certain valuable and unique services. These services include:

• Executive management and leadership delivered through the services of Executive Chairman and CEO Strauss Zelnick and President Karl Slatoff.

• Resources of other ZelnickMedia partners that may provide services and advice to the Company on an as-needed basis.

• First access to certain deal opportunities as they are identified by ZelnickMedia.

• Elevated market positioning due to the industry relationships of ZelnickMedia.

The Board of Directors and Compensation Committee believe that the services provided by ZelnickMedia, inclusive of the services of Mr. Zelnick and Mr. Slatoff, are a competitive advantage to Take-Two. The Board of Directors and the Compensation Committee regularly evaluate the relationship with ZelnickMedia to ensure that it is still the appropriate management structure for the Company. To facilitate this review:

• At least annually, the Compensation Committee interviews a broad spectrum of Company management to seek feedback on the performance of Mr. Zelnick and Mr. Slatoff and the relationship with ZelnickMedia, generally.

• Feedback from Company management is discussed in executive sessions of the Board of Directors.

• The Lead Independent Director regularly engages with members of the senior management team to discuss the business strategy of the Company in greater detail and provide additional guidance to such members of management.

Fiscal 2019 Fees and Incentives to ZelnickMedia

During fiscal 2019, in accordance with the 2017 Management Agreement, ZelnickMedia received an annual management fee, had the opportunity to receive an annual performance-based incentive, the payment of which is linked solely to an objective company performance measure, and received a long-term incentive equity grant in a combination of time-based vesting RSUs and performance-based vesting RSUs.

Compensation to ZelnickMedia for fiscal 2019 under the 2017 Management Agreement is summarized below:

Annual Management Fee	Annual Incentive Compensation	Performance- Based RSUs	Time-Based RSUs	Total Compensation
$3,100,000(1)	$6,129,143(2)	$10,725,000(3)	$8,775,000	$28,729,143

(1)	Fixed annual fee per the 2017 Management Agreement.
(2)	Adjusted EBITDA achieved was 131.5% of budgeted target, which was less than the maximum of 150% of budgeted target. As a result, ZelnickMedia earned between the target and maximum annual incentive.
(3)

Grant made on April 13, 2018 and amount assumes that the target TSR performance, Recurrent Consumer Spending performance and sales performance in connection with the releases of IP vesting criteria for the performance-based RSUs are met, resulting in the vesting of 105,123 RSUs. If the maximum vesting criteria for all of the performance-based RSUs are met, 210,246 RSUs would vest.

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COMPENSATION DISCUSSION AND ANALYSIS

2017 ZelnickMedia Management Agreement

As previously noted, on November 17, 2017, the Company and ZelnickMedia entered into the 2017 Management Agreement, effective January 1, 2018, which superseded the prior 2014 Management Agreement. For a full description of the 2017 Management Agreement, refer to “Certain Relationships and Related Transactions—Management Agreement.”

Compensation of Mr. Zelnick and Mr. Slatoff

Under the 2017 Management Agreement, Mr. Zelnick may not receive more than 60% of the aggregate compensation paid to ZelnickMedia and Mr. Slatoff may not receive more than 40% of the aggregate compensation paid to ZelnickMedia. These individual caps continue to provide greater transparency with respect to the maximum compensation payable to Messrs. Zelnick and Slatoff. Beyond this provision, the allocation of any revenues of ZelnickMedia among its principals is not set forth in the 2017 Management Agreement or determined by means of any process in which the Company participates. In connection with their provision of services to the Company pursuant to the 2017 Management Agreement, and subject to the limitations above, the actual amount of compensation received by Messrs. Zelnick and Slatoff is determined in the sole discretion of ZelnickMedia.

Mr. Zelnick and Mr. Slatoff continue to both receive $1 annually in compensation from the Company, to provide them the opportunity to receive certain health and other plan benefits, the value of which is described in the Summary Compensation Table below. Mr. Slatoff receives his $1 of annual compensation pursuant to an employment agreement entered into with the Company in February 2008, the terms of which are described under “Executive Compensation—Narrative Disclosure Regarding Equity Plans and Employment Agreements—Employment Agreements—Karl Slatoff” below.

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COMPENSATION DISCUSSION AND ANALYSIS

   Fees and Incentives to ZelnickMedia under the 2017 Management Agreement

Under the 2017 Management Agreement, fees and incentives paid to ZelnickMedia for fiscal 2019 and payable for future fiscal years are comprised of the following:

•	Monthly fee of $258,333.33 ($3,100,000 annually); this fee does not automatically increase during the full six-year and three-month term of the agreement.

•

Annual bonus opportunity ranging from $0 to $7,440,000, based solely on the Company’s Adjusted EBITDA performance versus pre-established goals; the maximum level is frozen for the full six-year and three-month term of the agreement.

•	Equity grant, which was made on April 13, 2018. This grant consisted of:

•	86,010 time-based RSUs, with the number of such units based on $8,775,000 divided by the Company’s 10-day average closing share price prior to April 1, 2018, which vest on April 13, 2020.

•

210,246 performance-based RSUs (representing the maximum number of performance-based RSUs), with the target number of units of 105,123 based on $10,725,000 divided by the Company’s 10-day average closing share price prior to April 1, 2018. Performance will be measured over the period commencing on April 1, 2018 and ending on March 31, 2020, with units vesting subject to the following pre-defined performance criteria:

•	75% of performance-based RSUs tied to relative TSR performance;

•	12.5% of performance-based RSUs tied to Recurrent Consumer Spending performance; and.

•	12.5% of performance-based RSUs tied to sales performance in connection with releases of IP.

•	The Compensation Committee has the ability to make future annual equity grants under the terms of the 2017 Management Agreement, but is under no obligation to make additional equity grants.

•	On April 15, 2019, the Compensation Committee granted ZelnickMedia an equity grant, with the amount based in part on peer benchmarking. The equity grant consisted of:

•	91,543 time-based RSUs, with the number of such units based on $8,775,000 divided by the Company’s 10-day average closing share price prior to April 1, 2019, which vest on April 13, 2021.

•

223,772 performance-based RSUs (representing the maximum number of performance-based RSUs), with the target number of units of 111,886 based on $10,725,000 divided by the Company’s 10-day average closing share price prior to April 1, 2019. Performance will be measured over the period commencing on April 1, 2019 and ending on March 31, 2021, with units vesting subject to the following pre-defined performance criteria:

•	75% of performance-based RSUs tied to relative TSR performance;

•	12.5% of performance-based RSUs tied to Recurrent Consumer Spending performance; and

•	12.5% of performance-based RSUs tied to sales performance in connection with releases of IP.

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COMPENSATION DISCUSSION AND ANALYSIS

For illustrative purposes only, assuming that ZelnickMedia allocated the maximum 60% of the payments under the 2017 Management Agreement to Mr. Zelnick and the maximum 40% of the payments under the 2017 Management Agreement to Mr. Slatoff, the compensation set forth above to Messrs. Zelnick and Slatoff would be as follows:

	Minimum	Target	Maximum
	• ≤80% Adjusted EBITDA Goal • <40th Percentile Relative TSR • Min IP Goal • Min Recurrent Consumer Spending Goal	• 100% Adjusted EBITDA Goal • 50th Percentile Relative TSR • Target IP Goal • Target Recurrent Consumer Spending Goal	• 150% Adjusted EBITDA Goal • 75th Percentile Relative TSR • Max IP Goal • Max Recurrent Consumer Spending Goal
Annual Management Fee	$3,100,000	$3,100,000	$3,100,000
Annual Incentive Metric: Adjusted EBITDA	$0	$3,720,000	$7,440,000
Time-Based RSUs	$8,775,000	$8,775,000	$8,775,000
Performance-Based RSUs Metrics: TSR, IP and Recurrent Consumer Spending Performance	$0	$10,725,000	$21,450,000
Total Compensation Opportunity	$11,875,000	$26,320,000	$40,765,000

Maximum Opportunity at Each Performance Level
Strauss Zelnick	$7,125,000	$15,792,000	$24,459,000
Karl Slatoff	$4,750,000	$10,528,000	$16,306,000

Historically, the targets set by the Board of Directors in ZelnickMedia management agreements have been sufficiently challenging that payouts to ZelnickMedia have varied. For example, on May 20, 2015, May 20, 2016, April 4, 2017, April 2, 2018 and April 4, 2019, ZelnickMedia forfeited 24,750, 27,578, 46,752, 33,174 and 20,396 shares, respectively, of performance-based RSUs due to the failure to meet maximum performance conditions.

III. Other NEO Compensation

Other NEOs for fiscal 2019 were Ms. Goldstein, our Chief Financial Officer and Mr. Emerson, our Executive Vice President and Chief Legal Officer. Pay opportunities for specific individuals vary based on a number of factors, such as scope of duties, tenure, institutional knowledge and/or difficulty in recruiting a new executive. Actual total compensation and the mix of such compensation in a given year will vary above or below the target compensation levels based primarily on the attainment of operational goals and the creation of shareholder value. The Compensation Committee believes that each of the compensation packages to Ms. Goldstein and Mr. Emerson are within the competitive range of practices when compared to the objective comparative data.

Compensation Overview

In May 2018 and January 2015, the Company entered into amended employment agreements with Ms. Goldstein and Mr. Emerson, respectively, which provide for an annual base salary, annual cash bonus opportunity, and long-term incentive compensation opportunities. The details of those employment agreements are discussed below under “Executive Compensation—Narrative Disclosure Regarding Equity Plans and Employment Agreements—Employment Agreements.”

Ms. Goldstein’s and Mr. Emerson’s fiscal 2019 target compensation was comprised of:

	Base Salary	Target Annual Cash Bonus Opportunity (based on Adjusted EBITDA)	Target Equity Incentive Opportunity (66.7% subject to performance vesting)
Ms. Goldstein	$850,000	$850,000 (100% of base salary)	$2,000,000
Mr. Emerson	$540,000	$378,000 (70% of base salary)	$700,000

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COMPENSATION DISCUSSION AND ANALYSIS

As a result of the Company’s Adjusted EBITDA performance for fiscal 2019, Ms. Goldstein and Mr. Emerson each received between the target and maximum cash bonus for such period in the following amounts: Ms. Goldstein $1,385,500; Mr. Emerson $616,140. For a discussion of the Company’s Adjusted EBITDA goals and performance, see “Compensation Discussion and Analysis—Executive Summary—Fiscal 2019 Variable Compensation Targets and Performance Achievement.”

IV. Competitive Market Positioning

The Compensation Committee determines pay levels for our NEOs based on a number of factors, including the individual’s role and responsibilities within the Company, the individual’s experience and expertise, historical compensation actually realized by the individual, pay levels in the marketplace for similar positions, and performance of the individual and the Company as a whole. In determining pay levels, the Compensation Committee considers all forms of compensation and benefits, including the mix thereof.

After consideration of data collected on external competitive levels of compensation and internal relationships within the executive group, the Compensation Committee makes decisions regarding each individual NEO’s target total compensation opportunity based on the need to attract, motivate and retain an experienced and effective management team.

Each year, the Compensation Committee reviews and approves the peer group companies that are used to evaluate competitive market compensation. In doing so, the Compensation Committee seeks to approve a peer group that is representative of the sector in which we operate and includes companies with similar revenue and market capitalization as Take-Two.

While the Compensation Committee believes that the peer group consists of a collection of companies for which executive compensation information is publicly available that are most comparable to the Company, the Compensation Committee understands that Take-Two has a limited number of direct competitors in the videogame industry and that many of the Company’s competitors are either privately held and/or incorporated in foreign jurisdictions which do not require public disclosure of executive compensation. This dynamic creates added challenges when constructing a statistically reliable set of peers and requires that the Company both include the few direct competitors it has in the group, even if larger, and to expand its pool of potential peer companies to those that are tangentially related to the Company (i.e., internet and technology, and entertainment and leisure companies) and with which the Company may not compete directly to attract and retain talent. While imperfect, the Compensation Committee believes the peer group selected is representative of the sector in which the Company operates, and includes companies with similar revenue and market capitalization as Take-Two.

Fiscal 2019 Peer Group

The peer group used to evaluate competitive market compensation of NEOs for fiscal 2019 was composed of the following 16 companies:

Videogame	Internet & Technology		Entertainment & Leisure
• Activision Blizzard Inc.	• Autodesk Inc.	• Nuance Communications, Inc.	• AMC Networks, Inc.

• Electronic Arts Inc.	• Fair Isaac Corporation	• Red Hat, Inc.	• Scientific Games Corporation

• Zynga Inc.	• IAC/InterActiveCorp	• TiVo Corporation	• Hasbro, Inc.

	• Pandora Media, Inc.	• j2 Global, Inc.	• Lions Gate Entertainment Corp.

• Mattel, Inc.

The fiscal 2019 peer group is the same as the peer group analyzed for our fiscal 2018 incentive program, except that one company was removed from the peer group (WebMD Health Corp.) due to the sale of its business to

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COMPENSATION DISCUSSION AND ANALYSIS

KKR & Co. L.P. which resulted in executive compensation information about the company no longer being publicly available; and one company was added to the group (j2 Global, Inc.) because it is comparably-sized to Take-Two and although not a direct competitor, is broadly engaged in entertainment or other consumer content businesses generally similar to the Company’s business.

Fiscal 2020 Peer Group

Peer groups require periodic review for fit to ensure that the peer framework continues to provide an appropriate benchmark for executive pay levels and other policies and practices. As such, to support development of our incentive program for fiscal 2020, Frederic W. Cook & Co., Inc. performed a peer group analysis in June 2019 and recommended certain adjustments to the peer group, which were adopted by our Compensation Committee.

The peer group used for competitive compensation analysis for fiscal 2020 is composed of the following 16 companies (shaded companies indicate new peers for fiscal 2020):

Videogame	Internet & Technology		Entertainment & Leisure
• Activision Blizzard Inc.	• Autodesk Inc.	• Nuance Communications, Inc.	• AMC Networks, Inc.

• Electronic Arts Inc.	• Fair Isaac Corporation	• Red Hat, Inc.	• Scientific Games Corporation

• Zynga Inc.	• IAC/InterActiveCorp	• TiVo Corporation	• Hasbro, Inc.

	• Sirius XM Holdings Inc.	• j2 Global, Inc.	• Lions Gate Entertainment Corp.

• Mattel, Inc.

The Compensation Committee determined that the following change should be made to the peer group for purposes of compensation planning for fiscal 2020, as compared to the peer group used for purposes of compensation planning for fiscal 2019: replacement of Pandora Media, Inc. with Sirius XM Holdings Inc. which purchased Pandora Media in 2019 and is also engaged in other entertainment or consumer content businesses similar to the Company’s business.

Target Determinations

The Compensation Committee annually reviews total NEO compensation as compared to competitive market data. For purposes of calculating annual target compensation for any fiscal year, the Compensation Committee includes annual base salary, annual target cash bonus, annual target long-term incentive compensation and any special awards. Ms. Goldstein’s and Mr. Emerson’s annual pay targets in fiscal 2019 are both between the median and 75th percentile of the peer group used by the Company in considering executive compensation.

V. Principal Elements of Executive Compensation

The following describes compensation processes and programs with respect to the NEOs other than the Executive Chairman and CEO and the President.

Pay Elements—Overview

Executive compensation for our NEOs consists of the following elements:

Direct Compensation Elements	Indirect Compensation Elements
Base Salary	Other Compensation/Employee Benefits

Annual Cash Incentive	Severance and Change in Control Protection

Long-Term Equity Incentives

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COMPENSATION DISCUSSION AND ANALYSIS

Base Salary

Base salary is intended to provide fixed pay that takes into account an NEO’s role and responsibilities, experience, expertise, marketplace comparables and individual performance, and although established by the NEOs’ employment agreements, is subject to annual review by the Compensation Committee, including for discretionary year-to-year increases. On May 17, 2018, the Company entered into a third amendment to its employment agreement with Ms. Goldstein to extend the term of the agreement through March 31, 2023. In connection with this amendment, effective as of April 1, 2018, Ms. Goldstein’s base salary was increased to a fixed salary of $850,000 for the remainder of the agreement term, with no automatic, annual cost of living increases, but subject to increase from time to time, as determined by the Company.

Mr. Emerson’s base salary increased from $515,000 in fiscal 2018 to $540,000 in fiscal 2019 based on peer benchmarking, as well as Mr. Emerson’s strong individual performance and value to the organization as a key senior leader. On May 23, 2019, the Compensation Committee determined that the fiscal 2020 base salaries for Ms. Goldstein and Mr. Emerson would remain at their fiscal 2019 levels, based on peer benchmarking.

Annual Cash Incentive

The Compensation Committee has the authority to award annual performance-based cash bonuses to the NEOs pursuant to their employment agreements with the Company. The Compensation Committee believes that an annual performance-based bonus opportunity provides the incentives necessary to retain our NEOs and reward them for their attainment of the Company’s business goals.

Annual bonus awards for Ms. Goldstein and Mr. Emerson are performance-based and primarily dependent on achievement of budgeted Adjusted EBITDA for the applicable fiscal year. Budgeted Adjusted EBITDA targets are pre-determined at the beginning of the applicable fiscal year. The Compensation Committee believes that using budgeted Adjusted EBITDA as the core performance metric in the annual bonus design represents an appropriate measure of the Company’s performance and an appropriate way to align NEOs’ short-term incentives with our shareholders’ interests.

Bonus amounts for Ms. Goldstein and Mr. Emerson in fiscal 2019 were a function of Adjusted EBITDA relative to target, as set forth in the following table:

Adjusted EBITDA Achievement	Annual Bonus for Mr. Emerson	Annual Bonus for Ms. Goldstein
Less than 80% of the budget	No bonus earned	No bonus earned
80% - 100% of the budget	25% - 70% of base salary	36% - 100% of base salary
100% - 120% of the budget	70% - 98% of base salary	100% - 140% of base salary
120% - 150% of the budget	98% - 140% of base salary	140% - 200% of base salary
Greater than 150% of the budget	Capped at 140% of base salary	Capped at 200% of base salary

Budgeted Adjusted EBITDA for fiscal 2019 was $565.3 million and the Company achieved actual Adjusted EBITDA of $743.3 million. This Adjusted EBITDA achievement was 131.5% of the budgeted Adjusted EBITDA, which was less than the maximum of 150% of the budgeted Adjusted EBITDA, and so Ms. Goldstein and Mr. Emerson each received the between the target and maximum annual cash bonus as follows:

	Annual Salary	Target Bonus	Maximum Bonus	Actual Bonus
Ms. Goldstein	$850,000	$850,000 (100% of base salary)	$1,700,000 (200% of base salary)	$1,385,500
Mr. Emerson	$540,000	$378,000 (70% of base salary)	$756,000 (140% of base salary)	$616,140

Long-Term Equity Incentives

Equity is an essential tool to attract and retain highly-skilled employees, including key creative and technical talent, and it aligns the interests of creative employees with our shareholders. Our creative employees at our

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COMPENSATION DISCUSSION AND ANALYSIS

labels drive our business, are critical to our continued success, and help us build shareholder value. We also believe that equity-based awards are an important factor in aligning the long-term financial interests of the NEOs and certain other employees of the Company with its shareholders. The Compensation Committee continually evaluates the use of equity-based awards and intends to continue to use such awards in the future as part of designing and administering the Company’s compensation program. Equity-based awards are generally granted to new key employees on a quarterly basis following the commencement of employment and to existing key employees on an annual basis and following a significant change in job responsibilities or to meet other special retention objectives.

Our compensation program design, and in particular the use of equity awards as a key incentive element, establishes strong links between our creative teams and long-term value creation for shareholders. Our long-term equity incentive program reflects the importance of creative talent to our business and allows for Take-Two to retain and incentivize key talent.

All grants made to employees, including the NEOs, are approved by the Compensation Committee. The current outstanding awards granted to our NEOs are governed by the Company’s 2009 Stock Incentive Plan, as amended and restated (the “2009 Plan”) or the Company’s 2017 Stock Incentive Plan, as amended and restated (the “2017 Plan”), which is discussed further in “Executive Compensation—Narrative Disclosure Regarding Equity Plans and Employment Agreements.”

The Company generally uses a mix of performance-based and time-based vesting for NEO long-term equity incentive grants to achieve separate and distinct purposes. Performance-based vesting awards support the goal of retention as well as alignment of the executives’ incentives with the interests of the Company’s shareholders, while time-based vesting awards emphasize the retention of skilled executives.

NEO Long-Term Incentives Awarded in Fiscal 2019

In May 2018, the Compensation Committee approved an award of 10,291 RSUs, based on a value of $1,050,000 (based in part on peer benchmarking) divided by the average of the closing prices of the Company’s common stock on the ten trading days immediately prior to April 1, 2018, to Mr. Emerson. Based on the revised target annual equity range included in the May 2018 amendment to Ms. Goldstein’s employment agreement, in May 2018, the Compensation Committee approved an award of 29,405 RSUs, based on a value of $3,000,000 (based in part on peer benchmarking) divided by the average of the closing prices of the Company’s common stock on the ten trading days immediately prior to April 1, 2018, to Ms. Goldstein. In each case, the incentive awards were made in recognition of the achievement of their individual performance goals and targets during fiscal 2018 and a desire to incentivize continued strong performance.

The Compensation Committee made the fiscal 2019 grants in the form of RSUs in June 2018, rather than restricted stock, in order to preserve flexibility to settle the awards in stock, cash or a combination of stock and cash. One grant, equal to 66.7% of the value at target, was a performance-based grant subject to satisfaction of TSR performance criteria during the vesting period (described in more detail below). A second grant, equal to 33.3% of the value at target, consisted of time-based RSUs and vests in three (3) equal annual installments commencing on June 1, 2019 based on continued service with the Company. The number of shares of common stock that may be issued upon vesting of the performance-based RSUs included in the award amounts stated above assumes the achievement of the target performance criteria established by the Compensation Committee; however, the actual number of such shares for Mr. Emerson may range from zero to a maximum of 13,728 (equal to 200% of target), with the number of shares at target performance equal to 6,864; and the actual number of such shares for Ms. Goldstein may range from zero to a maximum of 39,226 (equal to 200% of target), with the number of shares at target performance equal to 19,613.

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COMPENSATION DISCUSSION AND ANALYSIS

The relative TSR metric is measured against the NASDAQ Composite Index over a period of two years (for grants made in fiscal 2019 this period is April 1, 2018 to March 31, 2020) to determine achievement of TSR goals. The TSR performance schedule is as follows:

TSR Percentile Rank	Shares Earned as % of Target
Less than 40th Percentile	0%
40th Percentile	50%
50th Percentile	100%
75th Percentile	200%

The awards for fiscal 2019 were as follows:

	Time-Based RSUs (#)	Time- Based RSUs ($)	Performance-Based RSUs (#) (at target)	Performance- Based RSUs ($) (at target)	Performance-Based RSUs (#) (at max)	Performance- Based RSUs ($) (at max)
Mr. Emerson	3,427	$350,000	6,864	$700,000	13,728	$1,400,000
Ms. Goldstein	9,792	$1,000,000	19,613	$2,000,000	39,226	$4,000,000

NEO Long-Term Incentives Awarded in Fiscal 2020

In May 2019, the Compensation Committee determined that the Company would issue: 10,953 RSUs, based on a value of $1,050,000 (based in part on peer benchmarking) divided by the average of the closing prices of the Company’s common stock on the ten trading days immediately prior to April 1, 2019, to Mr. Emerson; and 31,296 RSUs, based on a value of $3,000,000 (based in part on peer benchmarking) divided by the average of the closing prices of the Company’s common stock on the ten trading days immediately prior to April 1, 2019, to Ms. Goldstein. In each case, the incentive awards were made in recognition of the achievement of their individual performance goals and targets during fiscal 2019 and a desire to incentivize continued strong performance. The RSUs are comprised of:

(i)	3,648 time-based RSUs for Mr. Emerson and 10,422 time-based RSUs for Ms. Goldstein, in each case that vest in three (3) equal annual installments commencing on June 1, 2020; and

(ii)

7,305 performance-based RSUs at target for Mr. Emerson and 20,874 performance-based RSUs at target for Ms. Goldstein, in each case that vest in two (2) equal annual installments commencing on June 1, 2021, subject to the satisfaction of certain performance criteria based on relative TSR performance during the measurement period.

The number of shares of common stock that may be issued upon vesting of the performance-based RSUs assumes the achievement of the target performance criteria established by the Compensation Committee; however, the actual number of such shares may range from zero to a maximum of 14,610 for Mr. Emerson and 41,748 for Ms. Goldstein (in each case equal to 200% of target).

SEC regulations generally require that the grant date fair value of equity awards be disclosed in the Summary Compensation Table for the year in which the equity awards were granted, not the year to which the services relate. As a result, the grant date value for equity grants made in June 2018 are shown in the Summary Compensation Table on page 45, and the grant date value for the equity grants made in June 2019 will be reflected in the Summary Compensation Table in our proxy statement for the 2020 Annual Meeting of Shareholders.

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COMPENSATION DISCUSSION AND ANALYSIS

NEO Long-Term Incentive Awards Vested in Fiscal 2019

The results and payout levels for the performance-based RSUs and/or restricted stock granted to Ms. Goldstein and Mr. Emerson prior to fiscal 2019 that vested, or failed to vest, in fiscal 2019, are as follows:

	Performance-Based RSUs and/or Restricted Stock Vested (#)	Performance-Based RSUs and/or Restricted Stock Forfeited (#)
Ms. Goldstein	44,864 (1)	0
Mr. Emerson	44,864 (1)	0

(1)

Represents (i) 25,866 performance-based RSUs originally granted on June 1, 2015, which vested on June 1, 2018, and (ii) 18,998 performance-based RSUs originally granted on June 1, 2016, which vested on June 1, 2018, in each case for which the maximum performance criteria was achieved.

For a description of the results and payout levels for performance-based RSUs previously granted to ZelnickMedia that vested, or failed to vest, in fiscal 2019, see “Certain Relationships and Related Transactions—Management Agreement—Awards under the 2014 Management Agreement.”

Other Compensation

401(k) Plan

We maintain a 401(k) savings plan and trust for our eligible employees, including our NEOs (other than Messrs. Zelnick and Slatoff). The plan permits each participant to make voluntary pre-tax contributions, post-tax “Roth” contributions or a combination of the two. In addition, we make matching contributions equal to 50% of the participant’s eligible elective deferral (excluding catch-up contributions) contributed to the 401(k) savings plan, but not more than an amount equal to 50% of the first 6% of the participant’s pre-tax and/or Roth contributions will be matched. See the “All Other Compensation” column in the Summary Compensation Table for further information regarding these benefits.

Medical Expenses Reimbursement Plan

We maintain a medical expenses reimbursement plan (the “MERP”) for all of the NEOs, including for this purpose Messrs. Zelnick and Slatoff. Pursuant to the MERP, the participating NEOs are reimbursed for medical, dental and vision expenses that are not otherwise reimbursed by our group health insurance program.

Other Benefits and Perquisites

We provide health insurance, dental insurance, life and accidental death and dismemberment insurance and short-term and long-term disability benefits for our NEOs, including for this purpose Messrs. Zelnick and Slatoff, on the same basis as such benefits are generally provided to our employees. In addition, we pay a club membership fee on behalf of Mr. Zelnick, which is used primarily for general corporate and corporate development purposes, for a parking spot at our office located at 110 West 44th Street, New York, New York, 10036, and for home security measures for Mr. Zelnick. We consider the security measures provided to Mr. Zelnick to be a reasonable and necessary expense for the Company’s benefit. Other than the MERP, the club membership fee, and the parking spot and home security for Mr. Zelnick, no material perquisites are provided to our NEOs. We do not have a formal perquisite policy and do not emphasize special perquisites for our executive officers, although the Compensation Committee periodically reviews perquisites for our executive officers in its review of compensation.

Severance and Change in Control Benefits

Severance and Change in Control Benefits for ZelnickMedia

Pursuant to the 2017 Management Agreement, ZelnickMedia would receive the following cash payments and benefits upon a termination by the Company without “cause” or by ZelnickMedia for “good reason” (whether

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COMPENSATION DISCUSSION AND ANALYSIS

before or after a change in control): (i) the earned but unpaid portion of the management fee, (ii) any accrued but unpaid annual bonus for a completed fiscal year and (iii) three times the sum of the per annum management fee plus the target bonus amount. See “Certain Relationships and Related Transactions—Management Agreement” for more details. In addition, the 2017 Management Agreement provides for accelerated vesting of outstanding and unvested equity awards upon such a termination (with vesting of TSR performance-based awards determined according to actual performance through the date of termination, and vesting of Recurrent Consumer Spending and IP performance-based awards determined at target levels).

The cash payments described above remain consistent whether the termination occurs before or after a change in control, so ZelnickMedia is not entitled to receive any enhanced cash payments in connection with a change in control. With respect to vesting of equity awards in connection with a change in control, the 2017 Management Agreement provides for “double-trigger” vesting (that is, they require both a change in control of the Company plus a qualifying termination before payments and benefits are paid). Accordingly, if a change in control occurs during the term of the 2017 Management Agreement, outstanding and unvested equity awards will continue to vest (and performance-based RSUs will continue to vest at target levels) in accordance with the original vesting schedule, subject to earlier vesting upon a termination of the 2017 Management Agreement without cause or for good reason.

Severance and Change in Control Benefits for Other NEOs

In March 2008, the Compensation Committee approved the Take-Two Interactive Software, Inc. Change in Control Employee Severance Plan (the “CIC Severance Plan”), a change in control plan pursuant to which certain eligible employees, including the NEOs other than Messrs. Zelnick and Slatoff, may receive certain “double-trigger” cash severance benefits upon a termination of employment either by the Company without “cause” or voluntarily for “good reason,” in either case during the 12-month period following a change in control of the Company, as well as vesting of outstanding and unvested equity awards in connection with a change in control of the Company, as described under “Executive Compensation—Potential Payments Upon Termination or Change in Control” below. The employment agreements with Ms. Goldstein (as amended in May 2018) and Mr. Emerson provide for severance payments in the event of a separation from service from the Company under certain conditions, as well as payments in the event of a change in control of the Company. See “Executive Compensation—Narrative Disclosure Regarding Equity Plans and Employment Agreements” and “Executive Compensation—Potential Payments Upon Termination or Change in Control” below for more information. We believe that these severance benefits assist us in recruiting talented individuals to join and remain a part of our management team. From time to time, we may recruit executives from other companies where they have job security, tenure and career opportunities. Accepting a position with us may entail foregoing an otherwise secure position at another employer, and the benefits provided by the CIC Severance Plan help to mitigate the risk of harm that the executive may suffer in connection with adverse actions taken by a successor to the Company. Severance benefits also allow our NEOs to focus on the Company’s business without being unduly distracted by concerns about their job security in the event of a separation from service or a change in control. Our NEOs are not entitled to any gross-up payments to cover excise taxes imposed by the “golden parachute” regulations under Sections 280G and 4999 of the Code.

VI. Operation of the Compensation Committee

General

The Compensation Committee annually reviews compensation policies and procedures of the Company and evaluates and approves the NEOs’ compensation. The Compensation Committee also annually reviews the ZelnickMedia relationship. This review includes annual individual interviews with a broad group of executives, excluding our Executive Chairman and CEO and our President, to seek feedback on the ZelnickMedia relationship.

The Compensation Committee held six (6) meetings during fiscal 2019. The Compensation Committee regularly meets at least four times during the fiscal year.

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COMPENSATION DISCUSSION AND ANALYSIS

Role of Management

When determining NEO compensation, the Compensation Committee solicits from the Executive Chairman and CEO an evaluation of the performance of, and recommendations with respect to compensation decisions for, each of the NEOs other than himself. In addition, with respect to setting compensation for fiscal 2019, the Compensation Committee interviewed all of the NEOs, including the CEO and President, and members of our management team who report to the NEOs in order to better assess each NEO’s performance. The Compensation Committee also interviewed certain of the foregoing individuals in connection with its annual review, in conjunction with the Board of Directors, of ZelnickMedia’s performance.

Use of Outside Advisors

The Compensation Committee has historically engaged the services of independent compensation consulting firms in connection with making executive compensation determinations. Consistent with our practice, the Compensation Committee retained Frederic W. Cook & Co., Inc. to review the compensation programs for our NEOs and our Board of Directors for fiscal 2019, and to develop recommendations regarding our compensation programs for fiscal 2019 and fiscal 2020.

The Compensation Committee has the authority to retain, terminate and set the terms of the Company’s relationship with any outside advisors that assist the Compensation Committee in carrying out its responsibilities.

The Compensation Committee assessed the independence of Frederic W. Cook & Co., Inc. pursuant to SEC and NASDAQ rules and was satisfied that the firm is independent and that no conflict of interest exists that would prevent it from serving as an independent advisor to the Compensation Committee. The Compensation Committee, among other things, reviewed and was satisfied with the consultant’s policies and procedures to prevent or mitigate conflicts of interest. The Compensation Committee also reviewed and was satisfied that there were no business or personal relationships or conflicts between members of the Compensation Committee and the individuals at the consulting firm supporting the Compensation Committee.

VII. Compensation Governance Practices

Clawback Policy

Our Corporate Governance Guidelines include a section entitled “Recovery of Improperly-Awarded Incentive Compensation” which is our “Clawback Policy.” Our NEOs (including ZelnickMedia and its shareholders, partners, employees, members and other affiliates who are deemed “Executives” under the Clawback Policy) are subject to the Clawback Policy. Our Corporate Governance Guidelines, including our Clawback Policy, are available on the Company’s website at www.take2games.com by clicking on the “Corporate” tab, and then clicking on the “Corporate Governance” link.

Our Clawback Policy includes any amendments that may be required to comply with any rules adopted by the SEC in response to Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010. This policy requires the reimbursement of any bonus or incentive compensation, including cash bonuses, awarded to a covered person and/or the cancellation of unvested restricted stock or outstanding stock option awards previously granted to a covered person, in each case, where: (1) the payment was predicated upon achieving certain financial results that were subsequently determined to have been erroneously reported; (2) the Board of Directors determines that the person engaged in knowing or intentional fraudulent or illegal conduct that caused or substantially caused such erroneous reporting to have occurred; and (3) a lower payment would have been made to the person based upon the corrected financial results.

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COMPENSATION DISCUSSION AND ANALYSIS

Executive Officer Stock Ownership Requirements and Holding Requirement

The Company has adopted stock ownership requirements for executive officers of the Company as follows:

Executive Chairman and CEO and President

As discussed elsewhere in this Proxy Statement, our Executive Chairman and CEO and our President are compensated through the operation of the 2017 Management Agreement, which contains certain provisions relating to stock ownership applicable to ZelnickMedia and its affiliates. In July 2016, the Board of Directors also adopted a policy relating to stock ownership guidelines applicable to any individual who serves as an executive officer of the Company pursuant to an agreement with a third party consultant, which currently includes our Executive Chairman and CEO and our President. The 2017 Management Agreement and the stock ownership guidelines policy adopted by the Board of Directors both prohibit, prior to March 31, 2024, ZelnickMedia and any Subject Person (as defined in the 2017 Management Agreement and which includes Messrs. Zelnick and Slatoff) from selling or otherwise disposing of any shares of common stock of the Company, if the Market Value (as defined in the 2017 Management Agreement) of all shares of common stock of the Company (including any unvested options, restricted stock and RSUs), after giving effect to such proposed sale or other disposition, owned by ZelnickMedia and each Subject Person, including Messrs. Zelnick and Slatoff, in the aggregate as of the trading day immediately preceding the date of the proposed sale or disposition, would be less than six (6) times the per annum management fee (excluding any bonuses).

Other NEOs

Under the Company’s stock ownership requirements, NEOs (other than the Executive Chairman and CEO and President (who are currently subject to the stock ownership requirements described above)) shall own shares of common stock having a value equal to three (3) times the annual base salary paid by the Company to its NEOs. Such NEOs shall achieve such stock position within five (5) years after the date of the adoption of the requirements and future NEOs shall achieve such ownership position within five (5) years after the date of their appointment as NEOs. For purposes of determining compliance with the stock ownership requirements, all shares that are directly owned by the NEO, shares that are beneficially owned by the NEO, such as shares held in “street name” through a broker or shares held in trust, and unvested shares of restricted stock and RSUs are counted toward satisfying the requirements.

The policy adopted by the Board of Directors in July 2016 also includes stock retention guidelines for all NEOs requiring such officers to retain at least 50% of the total equity credited from grants of equity awards (net of amounts required to pay taxes and exercise prices) until compliance with the applicable stock ownership requirement is achieved. All NEOs are in compliance with the applicable stock ownership requirements as of the date of this proxy filing.

Anti-Hedging Policy

The Company has adopted a Securities Trading Policy that prohibits, among other things, officers, directors, employees and consultants of the Company, as well as the shareholders, partners, employees, members, and other affiliates of ZelnickMedia who are service providers to the Company subject to such policy, from engaging in the following transactions:

•	In and Out Trading. (All purchases of the Company’s securities in the open market must be held for a minimum of six months, with exceptions relating to the exercise of stock options.)

•	Purchases of Company securities on margin or holding any Company securities in margin accounts.
•	Pledging Company securities as collateral for a loan.

•	Short sales of the Company’s securities.

•	Transactions in puts, calls or other derivatives on the Company’s securities, as well as any other derivative or hedging transactions on Company securities.

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COMPENSATION DISCUSSION AND ANALYSIS

Anti-Pledging Policy

As a matter of good corporate governance, our Board of Directors has adopted a formal policy against pledging common stock pursuant to which members of the Board of Directors and executive officers may not hold common stock in margin accounts and may not pledge common stock as collateral for a loan. None of our directors or executive officers has pledged any shares of our common stock.

Impact of Tax and Accounting Rules

As a general matter, the Compensation Committee reviews and considers the various tax and accounting implications of compensation vehicles utilized by the Company.

With respect to accounting considerations, the Compensation Committee examines the accounting cost associated with equity compensation in light of requirements under the Accounting Standards Codification (“ASC”) stock compensation guidance, which generally requires the Company to recognize compensation expense relating to equity awards based upon the grant date fair value of those awards. The Company also considers the accounting impact of preserving flexibility to settle RSUs awards in cash, shares, or a combination of cash and shares.

With respect to taxes, the Compensation Committee may consider the anticipated tax treatment of various payments and benefits to the Company and, when relevant, to its executives. Section 162(m) of the Code generally prohibited any publicly held corporation from taking a federal income tax deduction for compensation paid in excess of $1 million in any taxable year to the NEOs (other than our Chief Financial Officer), subject to certain exceptions. However, the Company generally believed that it was in our best interest and that of our shareholders to have the flexibility to pay compensation that was not deductible under the limitations of Section 162(m) of the Code to provide a compensation package consistent with our program and objectives.

The Tax Cuts and Jobs Act, enacted on December 22, 2017, substantially modified Section 162(m) of the Code and, among other things, eliminated the performance-based exception to the $1 million deduction limit effective as of January 1, 2018. As a result, beginning in 2018, compensation paid to certain executive officers in excess of $1 million is generally not deductible, whether or not it is performance-based. In addition, beginning in 2018, the executive officers subject to Section 162(m) of the Code (the “Covered Employees”) include any individual who served as the Chief Executive Officer and Chief Financial Officer at any time during the taxable year and the three other most highly compensated officers (other than the Chief Executive Officer and Chief Financial Officer) for the taxable year, and once an individual becomes a Covered Employee for any taxable year beginning after December 31, 2016, that individual will remain a Covered Employee for all future years, including following any termination of employment.

The Tax Cuts and Jobs Act includes a transition rule under which the changes to Section 162(m) of the Code described above will not apply to compensation payable pursuant to a written binding contract that was in effect on November 2, 2017 and is not materially modified after that date. To the extent applicable to our existing contracts and awards, the Compensation Committee may avail itself of this transition rule. However, because of uncertainties as to the application and interpretation of the transition rule, no assurances can be given at this time that our existing contracts and awards, even if in place on November 2, 2017, will meet the requirements of the transition rule. Moreover, to maintain flexibility in compensating executive officers in a manner designed to promote varying corporate goals in the best interest of the Company, the Compensation Committee does not limit its actions with respect to executive compensation to preserve deductibility under Section 162(m) of the Code if the Compensation Committee determines that doing so is in the best interests of the Company and its shareholders.

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COMPENSATION DISCUSSION AND ANALYSIS

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis contained in this Proxy Statement. Based upon this review and discussion, the Compensation Committee recommended to the Board of Directors of the Company that the Compensation Discussion and Analysis be included in this Proxy Statement.

Submitted by the Compensation Committee
of the Board of Directors:
Michael Sheresky (Chair)
Michael Dornemann
July 26, 2019	J Moses

RISK ASSESSMENT OF OVERALL COMPENSATION PROGRAM

The Compensation Committee regularly reviews senior executive compensation and Company-wide compensation programs and policies in an ongoing effort to seek to mitigate potential risks arising from such programs and policies and to ensure that our compensation structure, elements and incentives are not reasonably likely to have a material adverse effect on the Company.

The Compensation Committee seeks to design our compensation plans, including our incentive compensation programs, to incorporate a range of components that we believe help to mitigate potential risks, while rewarding employees for pursuing our strategic and financial objectives through appropriate risk taking, risk management, and prudent tactical and strategic decision making. For example, the design of our compensation plans is intended to encourage employees to remain focused on both near-term and longer-term goals of the Company by using a mix of short-term and long-term incentives to motivate employees to produce superior results over varying time frames. We believe that the use of long-term incentives for executives provides a safeguard against excessive risk-taking. Our long-term incentives are designed to deter unnecessary risk-taking by aligning our employees’ interests with those of shareholders by incorporating equity-based compensation that vests over time and, in some cases, include a market-based performance metric, which we believe is not susceptible to manipulation by employees and encourages employees to remain focused on sustained stock price appreciation. Individual bonus caps for senior executives further mitigate risk.

We have also sought to deter unnecessary risk-taking by applying our clawback policy to the senior executives of the Company, which requires the reimbursement of bonus or incentive compensation and/or the cancellation of outstanding equity previously granted in certain cases.

In addition, our stock ownership guidelines require that our executive officers hold a significant amount of common stock to further align their interests with shareholders over the long term by having a portion of their personal investment portfolio consist of common stock. We expect this component to mitigate risk on a prospective basis. We also prohibit transactions designed to limit or eliminate economic risks to our employees of owning our common stock, such as options, puts, and calls, so our executives cannot insulate themselves from the effects of poor stock price performance.

Senior executives from our risk, compliance, administrative, and finance functions, as well as the outside compensation consultant to our Compensation Committee, are involved in this annual review process. With respect to fiscal 2019 and the compensation programs in place for fiscal 2019, based in part on the information and analyses provided by management and its own advisors, the Compensation Committee concluded that the Company’s compensation programs are not reasonably likely to have a material adverse effect on the Company.

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Executive Compensation

The following table sets forth summary information for the fiscal years ended March 31, 2019, March 31, 2018, and March 31, 2017, with respect to cash and all other compensation paid by the Company to, or earned by, the Company’s NEOs.

Summary Compensation Table

Name and Principal Position	Fiscal Year	Salary ($)	Stock Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)	Total ($)
Strauss Zelnick(4)	2019	1	—	—	109,539	109,540
Executive Chairman and Chief Executive Officer	2018	1	—	—	42,628	42,629
	2017	1	—	—	23,269	23,270
Lainie Goldstein	2019	850,000	4,297,214	1,385,500	17,499	6,550,213
Chief Financial Officer	2018	690,051	1,732,624	966,071	14,704	3,403,450
	2017	676,520	1,427,984	947,128	14,720	3,066,352
Karl Slatoff(4)	2019	1	—	—	21,036	21,037
President	2018	1	—	—	20,628	20,629
	2017	1	—	—	20,220	20,221
Daniel Emerson	2019	540,000	1,503,913	616,140	27,665	2,687,718
Executive Vice President and Chief Legal Officer	2018	515,000	1,732,624	721,000	28,682	2,997,306
	2017	500,000	1,427,984	375,000	28,770	2,331,754

(1)

Represents the aggregate grant date fair value of stock awards granted to our NEOs in each of the reporting periods, determined under FASB ASC Topic 718, Compensation—Stock Compensation. For additional information with respect to stock awards granted during fiscal 2019, see Note 16 under the heading “Stock-Based Compensation” of the Notes to Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for fiscal 2019. The amounts above reflect the grant date fair value for these awards, and do not necessarily correspond to the actual value that might be realized by the NEOs which depends on the market value of the Company’s common stock on a date in the future when the stock award vests. For time-based RSUs, that value is based on the fair market value of the Company’s common stock on the grant date and is determined by multiplying the number of shares subject to the grant by the closing price per share of the Company’s common stock. The value of the performance-based RSUs reflects the value of the awards at the grant date based upon the probable outcome of the performance conditions using the Monte Carlo simulation model and is consistent with our estimate of the aggregate compensation cost to be recognized over the vesting period determined in accordance with FASB ASC Topic 718, Compensation—Stock Compensation, which is less than the maximum possible value. The following table shows the value of the NEOs’ respective performance-based awards on the date of grant at both the probable outcome of the performance conditions, which is reflected in the table above, as well as the maximum achievement of the applicable performance conditions.

Name	Fiscal Year	Probable Outcome ($)	Maximum Performance ($)
Lainie Goldstein	2019	3,175,149	4,494,907
	2018	1,358,820	1,497,404
	2017	1,062,234	1,462,923
Daniel Emerson	2019	1,111,213	1,573,091
	2018	1,358,820	1,497,404
	2017	1,062,234	1,462,923

(2)

These amounts represent annual cash incentive payments. For more information, refer to “Compensation Discussion and Analysis—Annual Cash Incentive” above and the “Grants of Plan-Based Awards” table below.

(3)

The amounts set forth in this column for fiscal 2019 represent (i) the Company’s matching contributions to the Company’s 401(k) plan for Ms. Goldstein and Mr. Emerson, (ii) medical, dental and vision expense reimbursements made pursuant to the Company’s MERP, (iii) a club membership fee paid by the Company on behalf of Mr. Zelnick, used primarily for general corporate and corporate development purposes, (iv) a parking spot for Mr. Zelnick at the Company’s offices located at 110 West 44th Street, New York, New York, 10036 paid for by the Company, and (v) fees for home security measures for Mr. Zelnick paid for by the Company.

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(4)

As discussed in more detail below, Messrs. Zelnick and Slatoff were compensated for their respective services to the Company during fiscal years 2019, 2018 and 2017 pursuant to the 2014 Management Agreement and the 2017 Management Agreement. The provisions of the 2014 Management Agreement and the 2017 Management Agreement establish the payments and benefits to which ZelnickMedia is entitled as consideration for providing the services set forth therein. In general, in connection with their provision of services to the Company, the actual amount of compensation received by Messrs. Zelnick and Slatoff is determined in the sole discretion of ZelnickMedia and without the Company’s knowledge, except that, under the terms of both the 2014 Management Agreement and the 2017 Management Agreement, Mr. Zelnick may not receive more than 60% of the payments and benefits made to ZelnickMedia and Mr. Slatoff may not receive more than 40% of the payments and benefits made to ZelnickMedia.

Grants of Plan-Based Awards

The following table sets forth information concerning awards under the Company’s equity and non-equity incentive plans granted to each of the NEOs during fiscal 2019, including performance-based awards and those using time-based vesting. Assumptions used in the calculation of certain dollar amounts are included in Note 16 to the Company’s audited consolidated financial statements included in the Company’s Annual Report on Form 10-K for fiscal 2019.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or	Grant Date Fair Value of Stock
Name	Grant Date	Approval Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)(3)	Units(2) (#)	Awards ($)(4)
Strauss Zelnick(5)	—	—	—	—	—	—	—	—	—	—

Lainie Goldstein	06/1/2018	5/23/2018	—			—	19,613	39,226	—	3,175,149
	06/1/2018	5/23/2018	—	—	—	—	—	—	9,792	1,122,065
	—	—	—	850,000	1,700,000	—	—	—	—	—
Karl Slatoff(5)	—	—	—	—	—	—	—	—	—	—

Daniel Emerson	06/1/2018	5/23/2018	—	—	—	—	6,864	13,728	—	1,111,213
	06/1/2018	5/23/2018	—	—	—	—	—	—	3,427	392,700
	—	—	—	378,000	756,000	—	—	—	—	—

(1)

Represents cash performance bonus opportunities ranging from 0% to 140% of base salary for Mr. Emerson and from 0% to 200% of base salary for Ms. Goldstein. There is no set minimum payout amount. See “Compensation Discussion and Analysis—Annual Cash Incentive.”

(2)

For Ms. Goldstein and Mr. Emerson, 66.7% of the RSUs vest in two (2) equal annual installments commencing in the second year following the year in which such grants were made on a date determined by the Compensation Committee at the time of grant, subject to the satisfaction of certain performance criteria based on the Company’s TSR performance measured against the NASDAQ Composite Index over a period of two (2) years. The remaining 33.3% of the RSUs vest in three (3) equal annual installments commencing in the year following the year in which such grants were made on a date determined by the Compensation Committee at the time of grant based on the NEO’s continued service with the Company.

(3)	Represents the maximum shares of performance-based RSUs. Such RSUs will vest, if at all, 50% on June 1, 2020 and 50% on June 1, 2021.
(4)

These amounts are valued based on the aggregate grant date fair market value of the award. For additional information with respect to stock awards granted during fiscal 2019, see Note 16 under the heading “Stock-Based Compensation” of the Notes to Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for fiscal 2019. The grant date fair value of equity incentive plan awards that are subject to performance-based vesting conditions is based upon the probable outcome of such conditions. All amounts reflect the grant date fair value for these awards, excluding the accounting effect of any estimate of future service-based forfeitures, and do not necessarily correspond to the actual value that might be realized by the NEOs.

(5)

Messrs. Zelnick and Slatoff have not received grants of restricted stock, RSUs or option awards. Messrs. Zelnick and Slatoff are partners in ZelnickMedia, to which the Company has previously granted restricted stock, RSUs and options pursuant to the Management Agreements. For information regarding the grants made to ZelnickMedia, see “Certain Relationships and Related Transactions.”

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Narrative Disclosure Regarding Equity Plans and Employment Agreements

2017 Stock Incentive Plan

The Take-Two Interactive Software, Inc. 2017 Stock Incentive Plan was approved by shareholders on September 15, 2017. Under the 2017 Plan, the Company may grant stock-based incentive compensation awards to eligible employees (including officers), non-employee directors and consultants in the form of stock options, stock appreciation rights, restricted stock, restricted stock units and other stock-based awards.

The 2017 Plan replaced the 2009 Plan, which terminated effective upon shareholder approval of the 2017 Plan. From and after the date of such shareholder approval, no additional awards will be made under the 2009 Plan. However, any awards granted pursuant to the 2009 Plan prior to the approval and adoption of the 2017 Plan shall continue to be governed by the 2009 Plan.

Under the 2017 Plan, as of September 15, 2017, the date the Company’s shareholders approved the 2017 Plan, the Company was authorized to issue up to 7,603,745 shares of common stock. In addition, the number of shares of common stock available for issuance under the 2017 Plan are subject to increase by any shares of common stock subject to an award outstanding under the 2009 Plan after September 15, 2017 that become eligible for reuse pursuant to the share recycling provisions of the 2017 Plan. Stock-based awards assumed or substituted by the Company or its affiliates as part of a corporate transaction (including from an entity that the Company merges with or into, acquires, or engages with in a similar corporate transaction) will not count against the number of shares of common stock reserved and available for issuance pursuant to the 2017 Plan (except as may be required by Section 422 of the Code). In addition, shares of common stock will not be deemed to have been issued pursuant to the 2017 Plan with respect to any portion of an award that is settled in cash.

2017 Global Employee Stock Purchase Plan

The Take-Two Interactive Software, Inc. Second Amended and Restated 2017 Global Employee Stock Purchase Plan (the “2017 Global ESPP”) was approved by shareholders on September 15, 2017. The 2017 Global ESPP allows the Company to provide its employees and employees of certain designated subsidiaries and affiliates an opportunity to obtain a proprietary interest in the continued growth and prosperity of the Company through ownership of its shares of common stock. For employees of participating affiliates in countries outside of the United States, the 2017 Global ESPP will be effectuated via separate offerings under one or more sub-plans of the 2017 Global ESPP in order to achieve tax, employment, securities law or other purposes and objectives, and to conform the terms of the sub-plans with the laws and requirements of such countries. Subject to adjustment for certain changes in recapitalization or reorganization, the maximum aggregate number of the Company’s shares of common stock that may be issued under the 2017 Global ESPP is 9,000,000 shares. The 2017 Global ESPP became effective as of the first available offering date, which was on May 1, 2018.

Employment Agreements

Lainie Goldstein

Ms. Goldstein serves as Chief Financial Officer pursuant to an employment agreement between the Company and Ms. Goldstein, dated May 12, 2010, as amended on October 25, 2010, August 27, 2012 and May 17, 2018. Pursuant to the employment agreement, Ms. Goldstein will continue to serve as Chief Financial Officer of the Company until March 31, 2023, and thereafter for successive one-year periods until either party elects not to renew the term of the agreement (each, a “renewal term”).

On May 17, 2018, the Company entered into a third amendment to its employment agreement with Ms. Goldstein to extend the term of the agreement through March 31, 2023. In connection with this amendment, effective as of April 1, 2018, Ms. Goldstein’s base salary was increased to $850,000 with no automatic, annual cost of living increases, but subject to increase from time to time, as determined by the Company. On May 23, 2019, the Compensation Committee determined that the fiscal 2020 base salary for Ms. Goldstein would remain at its fiscal 2019 level, based on peer benchmarking. Ms. Goldstein will also be eligible to receive an annual bonus during each fiscal year of her employment at target in the amount of 100% of her base salary, based on the

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achievement of certain financial targets by the Company, as set forth in the employment agreement. Additionally, Ms. Goldstein is eligible to participate in the Company’s long-term incentive compensation program.

The employment agreement also provides for severance benefits upon termination by the Company without cause or a change in control. For more information regarding these severance and change in control benefits, please refer to “Potential Payments Upon Termination or Change in Control” below.

Ms. Goldstein has agreed not to compete with the Company or solicit any of the Company’s customers or personnel during her employment and for one year following any termination of her employment, all on the terms set forth in the employment agreement.

Karl Slatoff

On February 14, 2008, the Company entered into an employment agreement with Mr. Slatoff, pursuant to which Mr. Slatoff initially served as Executive Vice President. Effective October 25, 2010, Mr. Slatoff was named to the role of Chief Operating Officer. Effective May 1, 2013, Mr. Slatoff was appointed to the newly created role of President. Pursuant to the agreement, Mr. Slatoff will continue to serve as President until termination of the 2017 Management Agreement, unless earlier terminated upon his death or resignation, or by the Board of Directors for any reason. Pursuant to the terms of the employment agreement, Mr. Slatoff receives an annual salary of $1.00. Additionally, Mr. Slatoff is eligible to participate in all benefits and plans which the Company may institute from time to time for its executive officers and employees (other than the 401(k) savings plan). The employment agreement with Mr. Slatoff provides that he is not entitled to receive an annual bonus from the Company. The employment agreement does not provide for any continued obligations of the Company following a termination of Mr. Slatoff’s employment other than continued indemnification rights and coverage under the Company’s directors’ and officers’ liability insurance policies.

Mr. Slatoff has agreed not to compete with the Company, nor to solicit any of the Company’s customers or personnel during his employment and for one year following his termination for “cause” or without “good reason,” all on the terms set forth in the employment agreement.

Daniel Emerson

Mr. Emerson serves as Executive Vice President and Chief Legal Officer pursuant to an employment agreement between the Company and Mr. Emerson, dated January 28, 2015, effective as of October 24, 2014. Pursuant to the employment agreement, Mr. Emerson will continue to serve in this capacity until his employment is terminated by him or the Company in accordance with the provisions of the employment agreement.

Pursuant to the terms of the employment agreement, Mr. Emerson received an annual base salary of $540,000 for fiscal 2018, based in part on peer benchmarking, as well as Mr. Emerson’s strong individual performance and value to the organization as a key senior leader. On May 23, 2019, the Compensation Committee determined that the fiscal 2020 base salary for Mr. Emerson would remain at its fiscal 2019 level, based on peer benchmarking. Mr. Emerson will also be eligible to receive an annual bonus during each fiscal year of his employment at target in the amount of 70% of his base salary, based on the achievement of certain financial targets by the Company. Additionally, Mr. Emerson is eligible to participate in the Company’s long-term incentive compensation program.

The employment agreement also provides for severance benefits upon termination by the Company without cause or a change in control. For more information regarding these severance and change in control benefits, please refer to “Potential Payments Upon Termination or Change in Control” below.

Mr. Emerson has agreed not to solicit any of the Company’s customers or personnel during his employment and for one year following any termination of his employment, all on the terms set forth in the employment agreement.

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Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information concerning RSUs outstanding for each of the NEOs as of March 31, 2019:

	Stock Awards
Name	Stock Award Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares or Units of Stock That Have Not Vested (#)	Equity Incentive Plan Awards: Market Value of Unearned Shares or Units of Stock That Have Not Vested ($)(2)
Strauss Zelnick(3)	—	—	—	—	—

Lainie Goldstein	6/1/2018	9,792	924,071	39,226	3,701,758
	6/1/2017	22,358	2,109,924	—	—
	6/1/2016	22,167	2,091,900	—	—
Karl Slatoff(3)	—	—	—	—	—

Daniel Emerson	6/1/2018	3,427	323,406	13,728	1,295,511
	6/1/2017	22,358	2,109,924	—	—
	6/1/2016	22,167	2,091,900	—	—

(1)

Time-based awards and performance-based awards with respect to which the performance criteria have been satisfied, made under the 2009 Plan or the 2017 Plan, which time-based awards vest, subject to continuing employment, in three (3) equal annual installments commencing in the year following the year in which such grants were made on a date determined by the Compensation Committee at the time of grant and which performance-based awards will vest, if at all, in two (2) equal annual installments commencing in the second year following the year in which such grants were made on a date determined by the Compensation Committee at the time of grant.

(2)	Value determined based on the closing price of the Company’s common stock of $94.37 on March 29, 2019, the final business day of fiscal 2019.
(3)

Messrs. Zelnick and Slatoff have not received grants of stock or option awards. Messrs. Zelnick and Slatoff are partners in ZelnickMedia, to which the Company has previously granted restricted stock, RSUs and options pursuant to the Management Agreements. Of these grants, no options or shares of restricted stock remained outstanding and an aggregate of 338,835 time-based and performance-based RSUs (based on the target number of performance-based RSUs eligible to vest) or 525,538 time-based and performance-based RSUs (based on the maximum number of performance-based RSUs eligible to vest) remained unvested as of March 31, 2019. The value of the unvested RSUs based on the closing price of the common stock on March 29, 2019 was $31,975,859 (based on the target number of performance-based RSUs eligible to vest) or $49,595,021(based on the maximum number of performance-based RSUs eligible to vest).

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Stock Vested During 2019 Fiscal Year

The following table sets forth information concerning the vesting of shares of restricted stock held by each of the NEOs during fiscal 2019. The value realized from vested restricted stock is deemed to be the market value of the common stock on the date of vesting multiplied by the number of shares.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)

Strauss Zelnick(1)	—		—

Lainie Goldstein	53,936	(2)	$6,180,526

Karl Slatoff(1)	—		—

Daniel Emerson	53,936	(2)	$6,180,526

(1)

As discussed above, Messrs. Zelnick and Slatoff have not received grants of stock or option awards but are partners in ZelnickMedia, which has received certain grants. On April 2, 2018, an aggregate of 339,761 shares of restricted stock held by ZelnickMedia vested. The value realized on vesting of such shares of restricted stock was $32,589,875.

(2)

Represents (i) 25,866 of performance-based RSUs and 4,311 time-based RSUs originally granted on June 1, 2015, which vested on June 1, 2018, (ii) 18,998 performance-based RSUs and 3,166 time-based RSUs originally granted on June 1, 2016, which vested on June 1, 2018 and (iii) 1,595 time-based RSUs originally granted on June 1, 2017, which vested on June 1, 2018. Maximum performance criteria was achieved for all such performance-based RSUs.

Pension Benefits

We do not currently sponsor or maintain any defined benefit pension or retirement plans providing specified retirement payments and benefits for our employees.

Nonqualified Deferred Compensation Plan Benefits

We do not currently sponsor or maintain any nonqualified defined contribution or other nonqualified deferred compensation plans for the benefit of our employees.

Potential Payments Upon Termination or Change in Control

Ms. Goldstein and Mr. Emerson are entitled to receive certain amounts and benefits upon termination of their employment or a change in control pursuant to their employment agreements. Additionally, Ms. Goldstein and Mr. Emerson are eligible to participate in the CIC Severance Plan, to the extent they would be entitled to receive greater amounts and benefits under the CIC Severance Plan than under their employment agreements. Messrs. Zelnick and Slatoff are not entitled to receive directly any severance benefits from the Company upon a termination of employment or change in control.

Employment Agreements

Lainie Goldstein

On May 17, 2018, the Company entered into a third amendment to its employment agreement with Ms. Goldstein, effective April 1, 2018, which, among other things, amended certain of the benefits she is entitled to receive upon termination of her employment. Pursuant to the terms of Ms. Goldstein’s amended employment agreement in effect for fiscal 2019 and future fiscal years, she will be entitled to receive the following severance benefits upon a termination by the Company without cause (including a non-renewal of the agreement as well as her resignation following certain events that will be deemed a termination without cause): (i) (w) a continuation of Ms. Goldstein’s then-current base salary for 24 months, (x) 2 times her target bonus of 100% of base salary, (y) a prorated target bonus for the year of termination (equal to 50% of target if such termination occurs during the first half of the year, and 100% of target if such termination occurs during the second half of the year), and (z) any unpaid bonuses earned in respect of the prior full fiscal year, (ii) reimbursement for the

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cost of continued health insurance coverage under COBRA or its equivalent for 24 months (or until Ms. Goldstein becomes entitled to coverage with a subsequent employer); and (iii) immediate vesting in all outstanding and unvested restricted equity then held by her. Ms. Goldstein has agreed not to compete with the Company or solicit any of the Company’s customers or personnel during her employment and for one year following any termination of her employment, all on the terms set forth in the employment agreement.

The employment agreement also provides that, upon a change in control of the Company, Ms. Goldstein will be entitled to a retention bonus equal to three months’ base salary upon the closing of the transaction, and three months’ base salary upon the six month anniversary thereof, in each case subject to her continued employment with the Company through the applicable payment date (or an earlier termination by the Company without cause (including a non-renewal of the employment agreement as well as her resignation following certain events that will be deemed a termination without cause)). The employment agreement also provides that any amounts received by her in connection with a change in control will be reduced if, pursuant to the excise tax provisions of the Code relating to “parachute payments,” such reduction would result in a greater after-tax benefit to her.

Daniel Emerson

Pursuant to the terms of Mr. Emerson’s employment agreement, he will be entitled to receive the following severance benefits following a termination by the Company without cause (including his resignation following certain events that will be deemed a termination without cause): (i) for a period of 12 months following such termination of employment, continuation of his base salary and continued participation in Company welfare benefit plans (including, without limitation, any medical benefits in which he participates) on the same terms and conditions as in effect at the time of the event triggering his entitlement to severance; (ii) immediate vesting of all restricted equity previously granted to him; (iii) subject to the effective date of Mr. Emerson’s termination, payment of the following lump sum amounts: (x) any accrued but unpaid bonuses earned in respect of prior years; (y) if the termination is effective during the first half of the year, a lump sum payment equivalent to the sum of (1) the accrued but unpaid bonus for the prior fiscal year and (2) 50% of the target bonus for which Mr. Emerson would otherwise have been eligible in the current fiscal year; or (z) if such termination occurs during the second half of the year, a lump sum payment equivalent to the sum of (1) the accrued but unpaid bonus for the prior fiscal year and (2) the target bonus for which Mr. Emerson would otherwise have been eligible in the current fiscal year. Mr. Emerson has agreed not to solicit any of the Company’s customers or personnel during his employment and for one year following any termination of his employment, all on the terms set forth in the employment agreement.

CIC Severance Plan

Pursuant to the CIC Severance Plan, certain eligible employees, including Ms. Goldstein and Mr. Emerson may receive certain benefits upon a termination of employment either by the Company without “cause” or voluntarily for “good reason,” in either case during the 12-month period following a change in control of the Company. The benefits that Ms. Goldstein and Mr. Emerson would be entitled to receive upon a qualifying termination of employment under the CIC Severance Plan consist of the following:

•	a cash severance payment equal to 150% of the sum of the NEO’s annual base salary and target annual bonus or incentive opportunity;
•	continued health benefits for a period of 18 months; and

•	full and immediate vesting of all outstanding and unvested equity awards.

For purposes of the CIC Severance Plan, Ms. Goldstein and Mr. Emerson will be deemed to have resigned for “good reason” if the resignation occurs or occurred, as applicable, in connection with any of the events specified in the employment agreements, such that the resignation would be or would have been, as applicable, tantamount to a termination without cause under the terms of the employment agreements. For purposes of the CIC Severance Plan, “cause” generally means a participant’s continued failure to substantially perform the participant’s duties after receipt of notice from the Company, a participant’s criminal conviction which is

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demonstrably injurious to the Company, a participant’s felony conviction, a participant’s gross negligence which affects the Company or a participant’s failure to adhere to the Company’s written policies or to cooperate in any investigation or inquiry involving the Company.

Severance benefits provided under the CIC Severance Plan are subject to reduction to avoid any excise tax on “parachute payments” under Section 280G of the Code if the employee would benefit from such reduction as opposed to receiving the full severance benefits and paying the excise tax. All employees who accept severance payments and, if applicable, the continued health coverage under the CIC Severance Plan are required to sign a release and are subject to restrictions on the solicitation of employees and customers of the Company for a period of six months following termination as well as a non-disparagement obligation. In addition, all employees who accept any benefits under the CIC Severance Plan are subject to a duty to cooperate reasonably with the Company in any litigation relating to matters in which the employee was personally involved. We do not provide for any tax gross-ups in respect of any excise taxes on parachute payments.

The tables below set forth amounts to be paid or benefits received by those NEOs entitled to receive any amounts or benefits upon termination of their employment or a change in control, assuming the applicable triggering event occurred on March 31, 2019 pursuant to their employment agreements and the CIC Severance Plan (to the extent the benefits under the CIC Severance Plan would be greater than the benefits under the employment agreements).

Lainie Goldstein	Termination Without Cause ($)(1)	Death or Disability ($)	Change in Control Termination Without Cause or for Good Reason ($)		Change in Control Without Termination ($)
Salary Payment	1,700,000	—	1,700,000		—
Continuation of Medical Insurance	15,975	—	15,975		—
Acceleration of Equity Awards(2)	6,072,332	6,072,332	6,072,332		—
Bonus Payment	2,550,000	850,000	2,550,000		—
Stay Bonus	—	—	425,000		425,000

Total Termination Benefits	10,338,307	6,922,332	10,763,307	(3)	425,000	(3)

Daniel Emerson	Termination Without Cause ($)(1)	Death or Disability ($)	Change in Control Termination Without Cause or for Good Reason ($)		Change in Control Without Termination ($)
Salary Payment	540,000	—	810,000		—
Continuation of Welfare Benefits	11,527	—	28,823		—
Acceleration of Equity Awards(2)	4,268,544	971,162	4,268,544		—
Bonus Payment	378,000	—	567,000		—

Total Termination Benefits	5,198,071	971,162	5,674,367	(3)	—

(1)

Under Ms. Goldstein’s and Mr. Emerson’s employment agreements, a termination without cause includes a resignation following certain events so as to be deemed a termination by the Company without cause and for Ms. Goldstein, the Company’s non-renewal of the employment agreement. For purposes of Ms. Goldstein’s and Mr. Emerson’s employment agreements, “cause” generally means such person’s continued failure to substantially perform duties under the employment agreement after receipt of notice from the Company, such person’s criminal conviction which is demonstrably injurious to the Company, such person’s felony conviction, such person’s gross negligence which significantly affects the Company or such person’s material failure to adhere to the Company’s material written policies or to cooperate in any investigation or inquiry involving the Company. For purposes of Ms. Goldstein’s and Mr. Emerson’s employment agreements, Ms. Goldstein’s or Mr. Emerson’s resignation in connection with the following events will be tantamount to a termination without cause: a material breach of the employment agreement by the Company, a material diminution in such person’s title, status, position or responsibilities, the Company’s failure to timely pay compensation due under the employment agreement, a material reduction in such person’s salary or any reduction in target bonus, assignment of duties to such person which are materially inconsistent with the duties set forth in the employment agreement, relocation of such person’s principal place of employment beyond 10 miles from its then-current location or

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the failure of any successor to assume the Company’s obligations under the employment agreement.
(2)

The value of the equity awards is calculated by multiplying the number of shares of restricted stock and RSUs that accelerate by the per share closing price of the Company’s common stock of $94.37 on March 29, 2019.

(3)

In the event that the total amounts payable in connection with a change in control to Ms. Goldstein or Mr. Emerson would trigger an excise tax on “parachute payments” under Section 280G of the Code, then the total amounts payable in the scenarios illustrated in this table would be reduced in order to avoid triggering the excise tax if they would benefit from such reduction as opposed to paying the excise tax.

CEO Pay Ratio

Under SEC rules, we are required to provide information regarding the relationship between the annual total compensation of Mr. Strauss Zelnick, the Company’s Chairman and Chief Executive Officer, and the annual total compensation of the Company’s median employee (excluding Mr. Zelnick) for fiscal 2019. With respect to the annual total compensation of Mr. Zelnick, we used both the amount reported in the Summary Compensation Table, as required by Item 402(u) or Regulation S-K, and, because such amount does not reflect the amount Mr. Zelnick receives from our payments to ZelnickMedia, the maximum amount Mr. Zelnick was eligible to receive from ZelnickMedia in connection with the fees paid by us to ZelnickMedia under the 2017 Management Agreement for fiscal 2019. We believe this provides a better understanding than the ratio based solely on the amount of Mr. Zelnick’s compensation reported in the “Total” column in the “Summary Compensation Table” included in this proxy statement.

• Mr. Zelnick’s annual total compensation, as reported in the “Summary Compensation Table” included in this proxy statement, was $109,540.

• The total compensation paid to ZelnickMedia in fiscal 2019, as set forth in the “Compensation Discussion and Analysis-Detailed Discussion and Analysis-Compensation to Executive Chairman and CEO and President-Fiscal 2019 Fees and Incentives to ZelnickMedia” section of this Proxy Statement on page 30, was $28,729,143, and the maximum portion that Mr. Zelnick could have received was $17,237,486. When combined with the compensation received by Mr. Zelnick from the Company as reported in the “Summary Compensation Table” included in this proxy statement, the total maximum amount of compensation Mr. Zelnick was eligible to receive was $17,347,026.

• The annual total compensation of the median employee (excluding Mr. Zelnick) of the Company (including our consolidated subsidiaries) was $67,714.

• Based on the above, for fiscal 2019, the ratio of Mr. Zelnick’s annual total compensation to the annual total compensation of the median employee was:

• 1.62 to 1 based on Mr. Zelnick’s annual total compensation, as reported in the “Summary Compensation Table” included in this Proxy Statement, or

• 256 to 1 based on the total maximum amount of compensation Mr. Zelnick was eligible to receive from ZelnickMedia and the Company in fiscal 2019.

This pay ratio is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K under the Securities Act of 1933, as amended. We determined the median of the annual total cash compensation of our employees as of January 1, 2019, at which time we had approximately 4,897 regular, temporary, and seasonal individuals employed on a full or part-time basis, globally, approximately 2,162 of whom are U.S. employees, and approximately 2,735 (or approximately 55.9% of our total employee population) of whom are located outside of the United States. We did not exclude any of the employees who are located outside of the United States from the pool used to identify the median employee.

We then compared the annualized base salaries, bonuses earned and commissions earned by our employees (other than Mr. Zelnick) to determine the median employee. Once we identified our median employee, we estimated such employee’s annual total compensation in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, yielding the median annual total compensation disclosed above.

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EXECUTIVE COMPENSATION

There are a wide variety of job functions within our company, across numerous global jurisdictions. Accordingly, the compensation paid to our employees differs greatly between departments, experience levels, and locations. We believe that our employees are fairly compensated and appropriately incentivized.

The SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation, allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices. Accordingly, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies have different employee populations and compensation practices and may use different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

Compensation of Directors During 2019 Fiscal Year

The Compensation Committee reviews and makes recommendations to the Board regarding the form and amount of compensation for non-employee directors. Typically, on an annual basis, the Committee considers a board compensation study by its independent compensation consultant to support the Committee in its deliberations.

Such compensation may include, but is not limited to, the following elements: board or committee retainer, board or committee meeting fees, committee chair retainer or fees, equity compensation, benefits and perquisites.

All directors, other than Mr. Zelnick, are regarded as non-employee directors. The key elements of the compensation payable to our non-employee directors are as follows:

Component			Value of Award Under Current Policy	Notes
Annual Retainer	For Each Non-Employee Director		$275,000	$215,000 restricted stock(1) / $60,000 cash
Lead Independent Director Additional Fees	For Lead Independent Director		$200,000	$100,000 restricted stock(1) / $100,000 cash
Committee Fees	Audit Committee	Chair	$40,000(1)	—
		Other Members	$20,000(1)	—
	Compensation Committee	Chair	$30,000(1)	—
		Other Members	$15,000(1)	—
	Corporate Governance Committee	Chair	$20,000(1)	—
		Other Members	$10,000(1)	—
	Executive Committee	Chair	N/A	Lead Independent Director serves as Executive Committee Chair for no additional fee
		Other Independent Members	$25,000	—

(1)

In December 2017, the Compensation Committee recommended, and the Board of Directors approved, effective for fiscal 2019, an increase to (i) the restricted stock portion of the annual retainer to $215,000, (ii) the Audit Committee Chair and other member fees to $40,000 and $20,000, respectively, and (iii) the Compensation Committee Chair and other member fees to $30,000 and $15,000, respectively. In December 2018, the Compensation Committee recommended, and the Board of Directors approved, effective for fiscal 2020, an increase to the restricted stock portion of the Lead Independent Director’s annual retainer to $115,000.

54	Take-Two Interactive Software, Inc. | 2019 Proxy Statement

EXECUTIVE COMPENSATION

Each non-employee director may make an election to receive 100% of annual retainer and committee fees in shares of restricted stock. For fiscal 2019, Mr. Viera elected to receive 100% of these fees in restricted stock and Mr. Moses elected to receive 100% of the fees for the first three fiscal quarters in restricted stock.

The restricted stock portion of the annual retainer is granted to the non-employee directors in four equal quarterly installments and such shares vest on the first anniversary of the grant date (discussed below). Grants of restricted stock are generally made on the fifth trading day following the filing of the Company’s Annual Report on Form 10-K or Quarterly Report on Form 10-Q, as applicable. The number of shares of restricted stock granted is determined by dividing the dollar value of the restricted stock to be delivered by the average of the closing prices of our common stock on the ten trading days prior to the fifth trading day following the filing of the Company’s Annual Report on Form 10-K or Quarterly Report on Form 10-Q, as applicable.

Under the Take-Two Interactive Software, Inc. 2017 Stock Incentive Plan, the maximum value of awards granted to non-employee directors in any one calendar year, together with any cash fees paid to such directors during such calendar year in respect of such director’s service as a member of the Board of Directors during such year, may not, absent extraordinary circumstances, exceed $750,000 in total value. As determined by the Compensation Committee in its discretion, this limit may be increased for a non-executive chair of the Board of Directors or, in extraordinary circumstances, for other individual non-employee directors; provided that the non-employee director receiving such additional compensation may not participate in the decision to award such compensation.

Reimbursement of Certain Expenses. Non-employee directors are reimbursed for travel expenses to attend Board of Directors and committee meetings and to attend director education seminars in accordance with policies approved from time to time.

Director Stock Ownership Requirements. Under the stock ownership requirements for non-employee directors of the Company, non-employee directors are required to own shares of common stock having a value equal to five times the annual cash retainer. Current non-employee directors are required to achieve such stock position within five years after the date of the adoption of the requirements and future non-employee directors shall achieve such ownership position within five years after the date of their election to the Board of Directors. Information regarding executive officer stock ownership requirements is set forth in this Proxy Statement under “Compensation Discussion and Analysis.” Each independent director serving on the Board of Directors for more than one year actually owned shares in excess of the requirements as of record date.

Director Compensation Table

The following table sets forth information concerning the compensation of the Company’s non-employee directors during fiscal 2019.

Name	Fees Earned or Paid in Cash ($)		Stock Awards ($)(1)	Total ($)

Michael Dornemann	205,000		295,031	500,031
J Moses	117,333	(2)(3)	211,416	328,749
Michael Sheresky	125,000		211,416	336,416
LaVerne Srinivasan	70,000		211,416	281,416
Susan Tolson	102,333	(4)	211,416	313,749
Paul Viera(5)	69,670		184,183	253,853
Strauss Zelnick	—		—	—

(1)

Represents the aggregate grant date fair value of awards granted to our directors during fiscal 2019, determined under FASB ASC Topic 718, Compensation—Stock Compensation. For additional information with respect to stock awards granted during fiscal 2019, see Note 16 under the heading “Stock-Based Compensation” of the Notes to Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for fiscal 2019. The amounts above reflect the grant date fair value for these awards, excluding the accounting effect of any estimate of future forfeitures, and do

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EXECUTIVE COMPENSATION

not necessarily correspond to the actual value that might be recognized by the directors. As of March 31, 2019, Messrs. Dornemann, Moses, Sheresky and Viera, and Mses. Srinivasan and Tolson held 2,667, 1,911, 1,911, 1,668, 1,911 and 1,911 outstanding unvested restricted stock awards, respectively.
(2)

For the first three quarters of fiscal 2019, Mr. Moses elected to receive all of his annual retainer and committee fees in shares of common stock. In accordance with SEC regulations, these amounts are reported in the table as fees earned or paid in cash, rather than as stock awards. On May 24, 2018, August 10, 2018, and November 15, 2018 respectively, 271, 241, and 241 shares of stock were granted to Mr. Moses with grant date fair values of $30,371, $31,041, and $27,247 respectively, as computed in accordance with FASB ASC 718, Compensation—Stock Compensation.

(3)	Includes $2,333 of fees paid to Mr. Moses in fiscal 2019, which fees were earned by Mr. Moses in fiscal 2018 after he was appointed as a member of the Company’s Audit Committee on February 12, 2018.
(4)

Includes $2,333 of fees paid to Ms. Tolson in fiscal 2019, which fees were earned by Ms. Tolson in fiscal 2018 after she was appointed as the Chair of the Company’s Audit Committee on February 12, 2018.

(5)

Mr. Viera was appointed to the Board of Directors effective May 18, 2018. For fiscal 2019, Mr. Viera elected to receive all of his annual retainer and committee fees in shares of common stock. In accordance with SEC regulations, these amounts are reported in the table as fees earned or paid in cash, rather than as stock awards. On August 10, 2018, November 15, 2018 and February 13, 2019, respectively, 249, 168 and 200 shares of stock were granted to Mr. Viera with grant date fair values of $32,071, $18,994 and $18,428, respectively, as computed in accordance with FASB ASC 718, Compensation—Stock Compensation.

Equity Compensation Plan Information

The following table presents information concerning our equity compensation plans as of March 31, 2019:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights(1)		Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights ($)(2)	Weighted- Average Remaining Contractual Life of Outstanding Options, Warrants and Rights (years)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in the First Column)
Equity compensation plans approved by shareholders	3,675,562	(3)	—	—	13,928,148	(4)
Equity compensation plans not approved by shareholders	—		—	—	—

Total	3,675,562		—	—	13,928,148

(1)

As of March 31, 2019, the Company also had 11,979 shares of outstanding restricted stock, which are not reflected in the table because they are treated as issued and outstanding and will not have additional dilutive impact on the Company when the awards vest.

(2)	No weighted-average exercise price is reported for the awards reported because shares of common stock are issued under all of the outstanding awards without any cash payment.
(3)

Consists of 3,675,562 RSUs originally granted under the 2009 Plan or the 2017 Plan that may be settled in cash or, in the discretion of the Company, in shares of common stock issued under the 2017 Plan.

(4)

As of March 31, 2019, consisted of (i) 4,985,329 shares of common stock remaining available for future issuance under the 2017 Plan and (ii) 8,942,819 shares of common stock remaining available for future issuance under the 2017 Global ESPP. After giving effect to the purchase on April 30, 2019 by our employees of an aggregate of 62,071 shares of common stock pursuant to the 2017 Global ESPP, there were 8,880,748 shares of common stock remaining available for future issuance under the 2017 Global ESPP.

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EXECUTIVE COMPENSATION

Compensation Committee Interlocks and Insider Participation

During fiscal 2019, Messrs. Dornemann, Moses and Sheresky served as members of the Compensation Committee. During fiscal 2019:

•	none of the members of the Compensation Committee was an officer (or former officer) or employee of the Company or any of its subsidiaries;

•	none of the members of the Compensation Committee had a direct or indirect material interest in any transaction in which the Company was a participant and the amount involved exceeded $120,000;

•

none of the Company’s executive officers served on the compensation committee (or another board committee with similar functions or, if none, the entire board) of another entity where one of that entity’s executive officers served on the Company’s Compensation Committee;

•	none of the Company’s executive officers was a director of another entity where one of that entity’s executive officers served on the Company’s Compensation Committee; and

•

none of the Company’s executive officers served on the compensation committee (or another board committee with similar functions or, if none, the entire board of directors) of another entity where one of that entity’s executive officers served as a director on the Board of Directors.

Take-Two Interactive Software, Inc. | 2019 Proxy Statement	57

Voting Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information as of July 16, 2019 (unless otherwise noted) relating to the beneficial ownership of shares of the common stock by (i) each person or entity who is known by the Company to own beneficially five percent or more of the outstanding common stock, (ii) each current director, (iii) each director nominee, (iv) each of the NEOs and (v) all current directors and executive officers as a group.

Name and Address of Beneficial Owner(1)	Number of Shares of Common Stock Beneficially Owned(2)	Percentage of Outstanding Common Stock Beneficially Owned

BlackRock, Inc.(3)	8,222,990	7.27%
The Vanguard Group, Inc.(4)	11,654,734	10.30%
Strauss Zelnick(5)	836,111	*
Karl Slatoff(6)	611,571	*
Lainie Goldstein(7)	275,433	*
Daniel Emerson(8)	54,539	*
J Moses	17,295	*
Michael Sheresky	69,706	*
Michael Dornemann	9,529	*
LaVerne Srinivasan	4,694	*
Susan Tolson	21,753	*
Paul Viera(9)	78,071	*
Roland Hernandez	—	—
All directors and executive officers as a group (11 persons)(10)	1,367,131	1.20%

*	Less than 1%.
(1)

Unless otherwise indicated, the address of each beneficial owner is Take-Two Interactive Software, Inc., 110 West 44th Street, New York, New York 10036. The address of BlackRock, Inc. is 55 East 52nd Street, New York, New York 10055. The address for Vanguard Group, Inc. is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.

(2)

Unless otherwise indicated, the Company believes that all persons named in the table have sole voting and investment power with respect to all shares beneficially owned by them. A person is deemed to be the beneficial owner of securities that may be acquired by such person within 60 days after July 16, 2019 and is not deemed to be the beneficial owner of securities that may not be acquired within 60 days after July 16, 2019. Each beneficial owner’s percentage ownership is determined by assuming that exercisable securities that are held by such person (but not those held by any other person) and which are exercisable within 60 days after July 16, 2019 have been exercised.

(3)	Based on information contained in a report on Schedule 13G/A filed with the SEC on February 6, 2019.
(4)

Based on information contained in a report on Schedule 13G/A filed with the SEC on February 13, 2019. The Vanguard Group, Inc. reported that Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 101,294 shares of common stock as a result of its serving as investment manager of collective trust accounts and that Vanguard Investments Australia, Ltd., a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 91,677 shares of common stock as a result of its serving as investment manager of Australian investment offerings.

(5)

Mr. Zelnick is a partner at ZelnickMedia. The shares listed include 129,540 shares of common stock held by Zelnick/Belzberg Living Trust (such shares are indirectly held by Mr. Zelnick), 95,000 shares of common stock held by the Wendy Jay Belzberg 2012 Family Trust (such shares are indirectly held by Mr. Zelnick) and 611,571 RSUs held by ZelnickMedia (such units are not held individually by Mr. Zelnick). Mr. Zelnick disclaims beneficial ownership of the securities held by each of the Zelnick/Belzberg Living Trust, the Wendy Jay Belzberg 2012 Family Trust and ZelnickMedia except to the extent of his pecuniary interest therein. The 611,571 RSUs held by ZelnickMedia consist of (a) unvested RSUs granted to ZelnickMedia on April 13, 2018 settleable for up to 296,256 shares of common stock and (b) unvested RSUs granted to ZelnickMedia on April 15, 2019 settleable for up to 315,315 shares of common stock. A portion of each grant is subject to time-based vesting and the other portion is subject to performance-based vesting. The 2018 grant will vest, if at all, on April 13, 2020, and the 2019 grant will vest, if at all, on April 13, 2021, subject in each case to acceleration or forfeiture under certain circumstances.

(6)

Mr. Slatoff is a partner at ZelnickMedia. The shares listed include 611,571 RSUs held by ZelnickMedia (such units are not held individually by Mr. Slatoff). Mr. Slatoff disclaims beneficial ownership of the securities held by ZelnickMedia except to the extent of his pecuniary interest therein.

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VOTING SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The 611,571 RSUs held by ZelnickMedia consist of (a) unvested RSUs granted to ZelnickMedia on April 13, 2018 settleable for up to 296,256 shares of common stock and (b) unvested RSUs granted to ZelnickMedia on April 15, 2019 settleable for up to 315,315 shares of common stock. A portion of each grant is subject to time-based vesting and the other portion is subject to performance-based vesting. The 2018 grant will vest, if at all, on April 13, 2020, and the 2019 grant will vest, if at all, on April 13, 2021, subject in each case to acceleration or forfeiture under certain circumstances.

(7)

The shares listed include (i) 166,330 shares of common stock held by Ms. Goldstein, (ii) 18,545 unvested time-based RSUs held by Ms. Goldstein, and (iii) 90,558 unvested performance-based RSUs held by Ms. Goldstein. Such unvested awards will vest, or fail to vest, in accordance with the terms of the applicable award agreements.

(8)

The shares listed include (i) 9,089.0452 shares of common stock held by Mr. Emerson, (ii) 7,528 unvested time-based RSUs held by Mr. Emerson, and (iii) 37,922 unvested performance-based RSUs held by Mr. Emerson. Such unvested awards will vest, or fail to vest, in accordance with the terms of the applicable award agreements.

(9)

The shares listed include 75,000 shares of common stock held by The PEV Revocable Living Trust (such securities are indirectly held by Mr. Viera), which were purchased on the open market in August 2018.

(10)	The 611,571 RSUs held by ZelnickMedia, and beneficially owned by Messrs. Zelnick and Slatoff, are only included once.

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Certain Relationships and Related Transactions

Management Agreement

The Company is party to a Management Agreement, dated as of November 17, 2017, and effective January 1, 2018 (the “2017 Management Agreement”), with ZelnickMedia. The 2017 Management Agreement replaced the Company’s previous Management Agreement with ZelnickMedia, dated as of March 10, 2014 (the “2014 Management Agreement”). Upon its effectiveness, the 2017 Management Agreement superseded and replaced the 2014 Management Agreement, except as otherwise contemplated in the 2017 Management Agreement.

Under the terms of the 2017 Management Agreement, ZelnickMedia provides financial and management consulting services to the Company.

Term and Personnel. The 2017 Management Agreement provides for a term through March 31, 2024, unless earlier terminated in accordance with its terms. Under the 2017 Management Agreement, ZelnickMedia continues to provide certain individuals as it deems appropriate for the performance of the 2017 Management Agreement. Specifically (i) Mr. Zelnick serves as Executive Chairman of the Board of Directors and CEO of the Company, (ii) Mr. Slatoff serves as the Company’s President, and (iii) other ZelnickMedia personnel as appropriate provide services to the Company on a project-by-project, as needed basis.

If Mr. Zelnick or any other employee of ZelnickMedia acting in an executive capacity for the Company pursuant to the 2017 Management Agreement is unable or unavailable to serve in such capacity (other than due to a termination by the Company without Cause or their resignation for Good Reason (as such terms are defined in such person’s employment agreement with the Company or, in the case of Mr. Zelnick, in the 2017 Management Agreement)), and ZelnickMedia is unable to provide a qualified individual within a reasonable period of time to serve in such capacity who is reasonably satisfactory to the Board of Directors, then the Company may fill such position with a person not affiliated with ZelnickMedia and deduct the costs of such person’s compensation from ZelnickMedia’s compensation under the 2017 Management Agreement (with such deduction limited to no more than 60% of the aggregate compensation payable to ZelnickMedia if such person replaces Mr. Zelnick and no more than 40% of the aggregate compensation payable to ZelnickMedia if such person replaces Mr. Slatoff).

Management Fee and Annual Bonus Opportunity. Under the 2017 Management Agreement, the Company pays a monthly management fee equal to $258,333.33 per month ($3,100,000 annualized). The management fee will not be decreased during the term of the 2017 Management Agreement. In addition to the monthly management fee, ZelnickMedia receives an annual bonus, subject to the achievement by the Company of certain performance thresholds in respect of each of the fiscal years ending March 31, 2018, 2019, 2020, 2021, 2022, 2023 and 2024. For each fiscal year (other than for the nine-month period from March 31, 2017 to December 31, 2017), the annual bonus opportunity ranges from $0 (at 80% of the Target, as defined in the 2017 Management Agreement) to $7,440,000 (at 150% of the Target or greater). The annual bonus opportunity will not be increased or decreased during the term of the 2017 Management Agreement. If the 2017 Management Agreement is terminated by the Company without Cause (as defined in the 2017 Management Agreement) or by ZelnickMedia for Good Reason (as defined in the 2017 Management Agreement) (whether before or after a Change in Control (as defined in the 2017 Management Agreement)), ZelnickMedia is entitled to be paid on the date of termination an amount equal to the sum of (i) the earned but unpaid portion of the management fee, (ii) any accrued but unpaid annual bonus for a completed fiscal year and (iii) three times the sum of the per annum management fee plus the Target bonus amount.

Expense Reimbursement. Under the 2017 Management Agreement, ZelnickMedia is entitled to the reimbursement of reasonable out-of-pocket expenses in connection with the 2017 Management Agreement and the rendering of services thereunder.

Limits on Compensation. Under the 2017 Management Agreement, no more than 60% of the aggregate compensation payable to ZelnickMedia under the 2017 Management Agreement (whether in the form of the management fee, the annual bonus or the RSU awards) shall be received by or conveyed to Mr. Zelnick (or such other employee of ZelnickMedia that serves as Executive Chairman and CEO of the Company) and no more than 40% of such aggregate compensation shall be received by or conveyed to Mr. Slatoff (or such other employee of ZelnickMedia that serves as the President of the Company).

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CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Restrictions on Sale of Vested Stock. Under the 2017 Management Agreement, prior to March 31, 2024 (or earlier in the event of a Change in Control) ZelnickMedia and any Subject Person (as defined in the 2017 Management Agreement) are prohibited from selling or otherwise disposing of any shares of common stock of the Company, if the Market Value (as defined in the 2017 Management Agreement) of all shares of common stock of the Company (including any options, restricted stock and RSUs), after giving effect to such proposed sale or other disposition, owned by ZelnickMedia and each Subject Person in the aggregate as of the trading day immediately preceding the date of the proposed sale or disposition, would be less than six times (6x) the per annum management fee (excluding any bonuses).

Awards under the 2017 Management Agreement

Under the 2017 Management Agreement, as further described below, the Company granted RSUs to ZelnickMedia on April 13, 2018 (the “2018 Restricted Units”) and on April 15, 2019 (the “2019 Restricted Units”) under the 2017 Plan. The 2018 Restricted Units, comprised of both time-based and performance-based RSUs as described below, were granted pursuant to the terms of a Restricted Unit Agreement, dated April 13, 2018, by and between the Company and ZelnickMedia (the “2018 Restricted Unit Agreement”). The 2019 Restricted Units, comprised of both time-based and performance-based RSUs as described below, were granted pursuant to the terms of a Restricted Unit Agreement, dated April 15, 2019, by and between the Company and ZelnickMedia (the “2019 Restricted Unit Agreement”). Under the 2017 Management Agreement, the Company, in its discretion, may grant additional annual equity awards to ZelnickMedia over the course of the term of the 2017 Management Agreement.

2018 Restricted Units.

Time-Based Award. The Company issued to ZelnickMedia 86,010 time-based RSUs (such number determined by dividing $8,775,000 by the average of the closing prices of the Company’s common stock for each trading day during the 10 trading day period immediately prior to April 1, 2018), which units will vest on April 13, 2020, provided that the 2017 Management Agreement has not been terminated prior to such date (the “2018 Time-Based Award”). Notwithstanding the foregoing, the 2018 Time-Based Award will immediately vest in full if the 2017 Management Agreement is terminated by the Company without Cause or by ZelnickMedia for Good Reason. Conversely, ZelnickMedia will forfeit to the Company all 2018 Restricted Units under the 2018 Time-Based Award if the 2017 Management Agreement is terminated by the Company for Cause or by ZelnickMedia without Good Reason prior to April 13, 2020.

Performance-Based Award. The Company granted ZelnickMedia 210,246 performance-based RSUs (the “2018 Performance Award”), which represents the maximum number of performance-based RSUs that are eligible to vest (with the target number of performance-based RSUs of 105,123 determined by dividing $10,725,000 by the average of the closing prices of the Company’s common stock for each trading day during the 10 trading day period immediately prior to April 1, 2018) and which have been divided into three categories of vesting as follows: (i) on April 13, 2020, a number of IP Performance-Based Units (as defined in the 2018 Restricted Unit Agreement) will vest equal to the product of (x) the target number of IP Performance-Based Units in such vesting tranche (13,140) multiplied by (y) the IP Vesting Percentage (as defined in the 2018 Restricted Unit Agreement) on March 31, 2020, which ranges from 0% to 200%, (ii) on April 13, 2020, a number of Recurrent Consumer Spending Performance-Based Units (as defined in the 2018 Restricted Unit Agreement) will vest equal to the product of (x) the target number of Recurrent Consumer Spending Performance-Based Units in such vesting tranche (13,141) multiplied by (y) the Recurrent Consumer Spending Vesting Percentage (as defined the 2018 Restricted Unit Agreement) on March 31, 2020, which ranges from 0% to 200%, and (iii) on April 13, 2020, a number of TSR Performance-Based Units (as defined in the 2018 Restricted Unit Agreement) will vest equal to the product of (x) the target number of TSR Performance-Based Units in such vesting tranche (78,842) multiplied by (y) the TSR Vesting Percentage (as defined in the 2018 Restricted Unit Agreement) on March 31, 2020, which ranges from 0% to 200%.

In the event that any portion of the 2018 Performance Award will not have vested as of April 13, 2020 or upon a termination of the 2017 Management Agreement by the Company for Cause or by ZelnickMedia without Good Reason, ZelnickMedia will forfeit to the Company any and all 2018 Restricted Units that have not vested as of such date.

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CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

2019 Restricted Units.

Time-Based Award. The Company issued to ZelnickMedia 91,543 time-based RSUs (such number determined by dividing $8,775,000 by the average of the closing prices of the Company’s common stock for each trading day during the 10 trading day period immediately prior to April 1, 2019), which units will vest on April 13, 2021, provided that the 2017 Management Agreement has not been terminated prior to such date (the “2019 Time-Based Award”). Notwithstanding the foregoing, the 2018 Time-Based Award will immediately vest in full if the 2017 Management Agreement is terminated by the Company without Cause or by ZelnickMedia for Good Reason. Conversely, ZelnickMedia will forfeit to the Company all 2019 Restricted Units under the 2019 Time-Based Award if the 2017 Management Agreement is terminated by the Company for Cause or by ZelnickMedia without Good Reason prior to April 13, 2021.

Performance-Based Award. The Company granted ZelnickMedia 223,772 performance-based RSUs (the “2019 Performance Award”), which represents the maximum number of performance-based RSUs that are eligible to vest (with the target number of performance-based RSUs of 111,886 determined by dividing $10,725,000 by the average of the closing prices of the Company’s common stock for each trading day during the 10 trading day period immediately prior to April 1, 2019) and which have been divided into three categories of vesting as follows: (i) on April 13, 2021, a number of IP Performance-Based Units (as defined in the 2019 Restricted Unit Agreement) will vest equal to the product of (x) the target number of IP Performance-Based Units in such vesting tranche (13,985) multiplied by (y) the IP Vesting Percentage (as defined in the 2019 Restricted Unit Agreement) on March 31, 2021, which ranges from 0% to 200%, (ii) on April 13, 2021, a number of Recurrent Consumer Spending Performance-Based Units (as defined in the 2019 Restricted Unit Agreement) will vest equal to the product of (x) the target number of Recurrent Consumer Spending Performance-Based Units in such vesting tranche (13,986) multiplied by (y) the Recurrent Consumer Spending Vesting Percentage (as defined the 2019 Restricted Unit Agreement) on March 31, 2021, which ranges from 0% to 200%, and (iii) on April 13, 2021, a number of TSR Performance-Based Units (as defined in the 2019 Restricted Unit Agreement) will vest equal to the product of (x) the target number of TSR Performance-Based Units in such vesting tranche (83,915) multiplied by (y) the TSR Vesting Percentage (as defined in the 2019 Restricted Unit Agreement) on March 31, 2021, which ranges from 0% to 200%.

In the event that any portion of the 2019 Performance Award will not have vested as of April 13, 2021 or upon a termination of the 2017 Management Agreement by the Company for Cause or by ZelnickMedia without Good Reason, ZelnickMedia will forfeit to the Company any and all 2019 Restricted Units that have not vested as of such date.

Awards under the 2014 Management Agreement

Under the 2014 Management Agreement, as further described below, the Company has granted RSUs to ZelnickMedia on April 1, 2014 (the “2014 Restricted Units”), May 20, 2015 (the “2015 Restricted Units”), May 20, 2016 (the “2016 Restricted Units”) and May 25, 2017 (the “2017 Restricted Units”, and together with the 2014 Restricted Units, the 2015 Restricted Units, the 2016 Restricted Units, the 2018 Restricted Units and the 2019 Restricted Units, the “Restricted Units”) under the 2009 Plan. The 2014 Restricted Units, comprised of both time-based and performance-based RSUs, were granted pursuant to the terms of a Restricted Unit Agreement, dated April 1, 2014, as amended, by and between the Company and ZelnickMedia (the “2014 Restricted Unit Agreement”). The 2015 Restricted Units, comprised of both time-based and performance-based RSUs, were granted pursuant to the terms of a Restricted Unit Agreement, dated May 20, 2015, as amended, by and between the Company and ZelnickMedia (the “2015 Restricted Unit Agreement”). The 2016 Restricted Units, comprised of both time-based and performance-based RSUs, were granted pursuant to the terms of a Restricted Unit Agreement, dated May 20, 2016, by and between the Company and ZelnickMedia (the “2016 Restricted Unit Agreement”). The 2017 Restricted Units, comprised of both time-based and performance-based RSUs as described below, were granted pursuant to the terms of a Restricted Unit Agreement, dated May 25, 2017, by and between the Company and ZelnickMedia (the “2017 Restricted Unit Agreement”, and together with the 2014 Restricted Unit Agreement, the 2015 Restricted Unit Agreement, the 2016 Restricted Unit Agreement, the 2018 Restricted Unit Agreement and the 2019 Restricted Unit Agreement, the “Restricted Unit Agreements”). As of the date of this Proxy Statement the 2014 Restricted Units and 2015 Restricted Units both vested, or failed to vest, in accordance with their terms prior to fiscal 2019.

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CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

2016 Restricted Units.

Time-Based Award. The Company issued to ZelnickMedia 107,551 time-based RSUs (such number determined by dividing $3,850,000 by the average of the closing prices of the Company’s common stock for each trading day during the 10 trading day period immediately prior to April 1, 2016), all of which units vested on April 2, 2018 (the “2016 Time-Based Award”).

Performance-Based Award. The Company granted ZelnickMedia 265,384 performance-based RSUs (the “2016 Performance Award”), which represents the maximum number of performance-based RSUs that are eligible to vest (with the target number of performance-based RSUs of 132,692 determined by dividing $4,750,000 by the average of the closing prices of the Company’s common stock for each trading day during the 10 trading day period immediately prior to April 1, 2016). The 2016 Performance Award was divided into the following three categories based on the applicable performance-vesting criteria (as described in the 2016 Restricted Unit Agreement): New IP Performance-Based Units, Major IP Performance-Based Units, and TSR Performance-Based Units. The results and payout levels for the 2016 Performance Award, which vested, or failed to vest, on April 2, 2018, are as follows:

2016 Performance Award Vested (#)			2016 Performance Award Forfeited (#)
Based on Achievement of New IP Performance- Vesting Criteria	Based on Achievement of Major IP Performance- Vesting Criteria	Based on Achievement of TSR Performance- Vesting Criteria	Based on Achievement of New IP Performance- Vesting Criteria	Based on Achievement of Major IP Performance- Vesting Criteria	Based on Achievement of TSR Performance- Vesting Criteria
0	33,172	199,038	33,174	0	0

2017 Restricted Units.

Time-Based Award. The Company issued to ZelnickMedia 66,122 time-based RSUs (such number determined by dividing $3,850,000 by the average of the closing prices of the Company’s common stock for each trading day during the 10 trading day period immediately prior to April 1, 2017), all of which units vested on April 4, 2019 (the “2017 Time-Based Award”, and together with the 2016 Time-Based Award, the 2018 Time-Based Awards and the 2019 Time-Based Awards, the “Time-Based Awards”).

Performance-Based Award. The Company granted ZelnickMedia 163,160 performance-based RSUs (the “2017 Performance Award”, and together with the 2016 Performance Award, the 2018 Performance Award and the 2019 Performance Award, the “Performance Awards”), which represents the maximum number of performance-based RSUs that are eligible to vest (with the target number of performance-based RSUs of 81,580 determined by dividing $4,750,000 by the average of the closing prices of the Company’s common stock for each trading day during the 10 trading day period immediately prior to April 1, 2017). The 2017 Performance Award was divided into the following three categories based on the applicable performance-vesting criteria (as described in the 2017 Restricted Unit Agreement): New IP Performance-Based Units, Major IP Performance-Based Units, and TSR Performance-Based Units. The results and payout levels for the 2017 Performance Award, which vested, or failed to vest, on April 4, 2019, are as follows:

2017 Performance Award Vested (#)			2017 Performance Award Forfeited (#)
Based on Achievement of New IP Performance- Vesting Criteria	Based on Achievement of Major IP Performance- Vesting Criteria	Based on Achievement of TSR Performance- Vesting Criteria	Based on Achievement of New IP Performance- Vesting Criteria	Based on Achievement of Major IP Performance- Vesting Criteria	Based on Achievement of TSR Performance- Vesting Criteria
0	20,394	122,370	20,396	0	0

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CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Treatment of Awards.

Upon a termination of the 2017 Management Agreement by the Company without Cause or by ZelnickMedia for Good Reason, any then-unvested restricted stock or units granted pursuant to the Performance Awards (including any restricted stock or units granted to ZelnickMedia during the term of the 2017 Management Agreement on or after January 1, 2018) will vest on the assumption that the applicable performance measure was achieved at the target level of performance for the applicable performance period or, prior to a Change in Control (as defined in the 2017 Management Agreement), for TSR Performance-Based Units (as defined in the applicable Restricted Unit Agreement), based on the actual level of performance achieved for each applicable performance measure as of the date of termination.

If the Company and ZelnickMedia fail to enter into a new management agreement on substantially similar terms in the aggregate as those provided under the 2017 Management Agreement upon the expiration of the term of the 2017 Management Agreement or otherwise fail to agree to extend the term of the 2017 Management Agreement, all unvested time-vesting restricted stock or units granted during the term of the 2017 Management Agreement on or after January 1, 2018 will vest upon such expiration and all then-unvested performance-vesting restricted stock or units will vest based on the assumption that the applicable performance measure was achieved at the target level of performance for the applicable performance period or, prior to a Change in Control, for TSR Performance-Based Units (as defined in the applicable Restricted Unit Agreement), based on the actual level of performance achieved for each applicable performance measure as of the date of termination.

If a Change in Control occurs during the term of the 2017 Management Agreement, the 2017 Management Agreement will not automatically terminate and all unvested RSUs granted pursuant to the applicable Restricted Unit Agreement will vest as set forth in the applicable Restricted Unit Agreement, except that any restricted stock or units granted to ZelnickMedia on or after April 1, 2014 will vest upon the earlier to occur of (x) a termination of the 2017 Management Agreement by the Company without Cause or by ZelnickMedia for Good Reason or (y) the second anniversary of the applicable date of grant, and, with respect to any performance-based restricted stock or units, in each case, based on the assumption of that the applicable performance measure was achieved at the target level of performance for the applicable performance period. As of March 31, 2019, all shares of restricted stock or units granted prior to April 1, 2014 have vested and/or have been forfeited pursuant to their terms.

Settlement of Restricted Units.

Pursuant to the 2017 Management Agreement, the Company will have the right to elect to settle the RSUs granted to ZelnickMedia pursuant to the 2017 Management Agreement in shares of the Company’s common stock that will be issued pursuant to the 2017 Plan.

Registration Statement. Pursuant to the 2017 Management Agreement, within 45 days following the request of ZelnickMedia, the Company will file a Registration Statement on Form S-3 registering for resale any of the shares of the Company’s common stock issuable pursuant to awards granted to ZelnickMedia under the Restricted Unit Agreements. The Company filed a registration statement on Form S-3 on April 15, 2019 covering such shares.

The foregoing descriptions of the 2017 Management Agreement, the 2014 Management Agreement and the Restricted Unit Agreements (including the Time-Based Awards and the Performance Awards issuable to ZelnickMedia thereunder) are only a summary and are qualified in their entirety by reference to the full text of the 2017 Management Agreement (and the 2018 Restricted Unit Agreement attached as Exhibit A thereto), which is attached as Exhibit 10.1 to the Company’s Current Report on Form 8-K dated November 22, 2017 and incorporated herein by reference, the 2014 Management Agreement (and the 2014 Restricted Unit Agreement attached as Exhibit A thereto), which is attached as Exhibit 10.1 to the Company’s Current Report on Form 8-K dated March 10, 2014 and incorporated herein by reference, the 2015 Restricted Unit Agreement, which is attached as Exhibit 10.2 to the Company’s Registration Statement on Form S-3 dated May 20, 2015 and

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CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

incorporated herein by reference, the 2016 Restricted Unit Agreement, which is attached as Exhibit 10.2 to the Company’s Registration Statement on Form S-3 dated May 20, 2016 and incorporated herein by reference, the 2017 Restricted Unit Agreement, which is attached as Exhibit 10.2 to the Company’s Registration Statement on Form S-3 dated May 25, 2017 and incorporated herein by reference, and the 2019 Restricted Unit Agreement, which is attached as Exhibit 10.2 to the Company’s Registration Statement on Form S-3 dated April 15, 2019 and incorporated herein by reference.

Policy on Transactions with Related Persons

The Board of Directors has adopted a policy requiring that any transaction: (1) involving the Company or any of its subsidiaries and (2) in which one of our directors, nominees for director, executive officers, or greater than five percent shareholders, or their immediate family members, have a direct or indirect material interest; be approved or ratified by a majority of the independent directors of the full Board of Directors.

In determining whether to approve or ratify any such transaction, the independent directors of the Board of Directors must consider, in addition to other factors deemed appropriate, whether the transaction is on terms no less favorable to the Company than those for transactions involving unrelated parties. No director may participate in any review, approval or ratification of any transaction if the director, or an immediate family member of such director, has a direct or indirect material interest in the transaction.

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Section 16(a) Beneficial Ownership Compliance

The members of our Board of Directors, our executive officers and persons who beneficially own more than 10% of our outstanding common stock are subject to the reporting requirements of Section 16(a) of the Securities Exchange Act of 1934, as amended, which requires them to file reports with respect to their ownership of our common stock and their transactions in such common stock. Based solely upon a review of the copies of Section 16(a) reports that we have received from such persons or entities for transactions in our common stock and their common stock holdings for fiscal 2019, we believe that all reporting requirements under Section 16(a) for such fiscal year were met in a timely manner by our directors, executive officers and persons who beneficially own more than 10% of our outstanding common stock.

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Ratification of Appointment of Independent Registered Public Accounting Firm (Proposal 3)

The Audit Committee of the Board of Directors has appointed Ernst & Young LLP (“Ernst & Young”) as the Company’s independent registered public accounting firm to audit its consolidated financial statements for its fiscal year ending March 31, 2020. Although action by the shareholders on this matter is not required, the Audit Committee believes it is appropriate to seek shareholder ratification of the appointment of the independent registered public accounting firm to provide a forum for shareholders to express their views with regard to the Audit Committee’s appointment. If the shareholders do not ratify the appointment of Ernst & Young, the selection of independent registered public accounting firms may be reconsidered by the Audit Committee; provided, however, that the Audit Committee retains the right to continue to engage Ernst & Young. In addition, notwithstanding the ratification of Ernst & Young as the Company’s independent registered public accounting firm for the year ending March 31, 2020, the Audit Committee retains the right to replace Ernst & Young at any time without shareholder approval.

THE BOARD OF DIRECTORS BELIEVES THAT RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP IS IN THE BEST INTERESTS OF THE COMPANY AND UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” SUCH RATIFICATION.

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Independent Registered Public Accountants

Ernst & Young has been the Company’s independent registered public accounting firm and has audited the Company’s financial statements since April 2006. The Company has been advised that representatives of Ernst & Young will be present at the Annual Meeting with the opportunity to make a statement if the representatives desire to do so. It is expected that the representatives will be available to respond to appropriate questions.

Pre-Approval Policies and Procedures

Pursuant to its charter, the Audit Committee is responsible for reviewing and pre-approving all audit and non-audit services. The Audit Committee may delegate pre-approval authority to the chair or another member of the Audit Committee, in which case such approval must be presented to the full Audit Committee at its next scheduled meeting. The Audit Committee pre-approved all audit, audit-related and tax services provided by Ernst & Young for the recently completed fiscal year.

Independent Auditor Fee Information

Fees for professional services provided by Ernst & Young in each of the last two fiscal years, in each of the following categories including related expenses are set forth below. The Audit Committee believes that the professional services performed by Ernst & Young were compatible with maintaining Ernst & Young’s independence.

	3/31/2019	3/31/2018
Audit fees(1)	$3,394,675	$3,247,451
Audit-related fees	82,200	188,642
Tax fees(2)	1,239,236	1,944,419

Total fees	$4,716,111	$5,380,512

(1)

Audit fees were for audit services, including (a) the annual audit (including required quarterly reviews), subsidiary audits and other procedures required to be performed by the independent auditor to be able to form an opinion on the Company’s consolidated financial statements, (b) the audit of the effectiveness of the Company’s internal control over financial reporting, (c) consultation with management as to the accounting or disclosure treatment of transactions or events and/or the actual or potential impact of final proposed rules, standards or interpretations by the SEC, the Financial Accounting Standards Board or other regulatory or standard-setting bodies, (d) international statutory audits, and (e) services that only the independent auditor reasonably can provide, such as services associated with SEC registration statements, periodic reports and other documents filed with the SEC or other documents issued in connection with securities offerings and assistance in responding to SEC comment letters.

(2)	Tax fees were for services related to tax compliance (including the preparation, review and filing of tax returns), tax planning and tax advice.

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Report of the Audit Committee of the Board Of Directors

Notwithstanding anything to the contrary set forth in any of our previous or future filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate this Proxy Statement or future filings with the SEC, in whole or in part, the following report shall not be deemed to be “soliciting material” or “filed” with the SEC and shall not be deemed to be incorporated by reference into any such filing.

Review of the Company’s Audited Financial Statements for the Fiscal Year Ended March 31, 2019

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. The Company’s management has the primary responsibility for the financial statements, for maintaining effective internal control over financial reporting and for assessing the effectiveness of internal control over financial reporting. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed the audited consolidated financial statements included in the Annual Report on Form 10-K for the year ended March 31, 2019 with Company management, including a discussion of the quality, not just the acceptability, of the accounting principles; the reasonableness of significant judgments; and the clarity of disclosures in the financial statements.

The Audit Committee reviewed with the independent registered public accounting firm, which is responsible for expressing an opinion on the conformity of those audited consolidated financial statements with U.S. generally accepted accounting principles, its judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Audit Committee by the applicable requirements of the Public Company Accounting Oversight Board (United States), rules of the SEC, and other applicable regulations. In addition, the Audit Committee has received the written disclosures and the letter from the independent registered accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm the independent registered public accounting firm’s independence.

The Audit Committee also reviewed management’s report on its assessment of the effectiveness of the Company’s internal control over financial reporting and the independent registered public accounting firm’s report on the effectiveness of the Company’s internal control over financial reporting.

The Audit Committee discussed with the Company’s internal auditors and independent registered public accounting firm the overall scope and plans for their respective audits. The Audit Committee meets with the internal auditors and the independent registered public accounting firm, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal control, including internal control over financial reporting, and the overall quality of the Company’s financial reporting.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board of Directors has approved, that the audited consolidated financial statements and management’s assessment of the effectiveness of the Company’s internal control over financial reporting be included in the Annual Report on Form 10-K for the year ended March 31, 2019 filed by the Company with the SEC. The Audit Committee also has appointed Ernst & Young as the Company’s independent registered public accounting firm for the fiscal year ending March 31, 2020.

Submitted by the Audit Committee

of the Board of Directors:

Susan Tolson (Chair)

Michael Dornemann

J Moses

Paul Viera

Dated: July 26, 2019

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Cautionary Note About Forward-Looking Statements

The statements contained in this Proxy Statement which are not historical facts are considered forward-looking statements under federal securities laws and may be identified by words such as “anticipates,” “believes,” “estimates,” “expects,” “intends,” “plans,” “potential,” “predicts,” “projects,” “seeks,” “should,” “will,” or words of similar meaning and include, but are not limited to, statements regarding the outlook for the Company’s future business and financial performance. Such forward-looking statements are based on the current beliefs of our management as well as assumptions made by and information currently available to them, which are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Actual outcomes and results may vary materially from these forward-looking statements based on a variety of risks and uncertainties. Important risk factors and other information are contained in the Company’s most recent Annual Report on Form 10-K, including the risks summarized in the section titled “Risk Factors,” the Company’s most recent Quarterly Report on Form 10-Q, and the Company’s other periodic filings with the SEC, which can be accessed at www.take2games.com. All forward-looking statements are qualified by these cautionary statements and speak only as of the date they are made. The Company undertakes no obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

What matters will be considered at the Annual Meeting?

•	the election as directors of the eight nominees named in the attached Proxy Statement;

•	the approval, on a non-binding advisory basis, of the compensation of the Company’s “named executive officers” as disclosed in this Proxy Statement;
•	the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending March 31, 2020; and

•	such other business that may properly come before the Annual Meeting or any adjournment thereof.

How does the Board of Directors recommend that shareholders vote on these matters?

The Board of Directors believes that the election of the nominated directors, the approval on an advisory basis of the compensation of the named executive officers and the ratification of the appointment of Ernst & Young are in the best interests of the Company and its shareholders and, accordingly, recommends a vote “FOR” for each of these proposals.

Who is entitled to vote?

Shareholders of record as of the close of business on July 22, 2019 (the “Record Date”) are entitled to attend and vote at the Annual Meeting. Each shareholder is entitled to one vote for each share of common stock held on each matter submitted to a vote at the Annual Meeting.

Why did I receive a one-page notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?

The rules of the SEC permit us to make our proxy materials available to beneficial owners of our stock electronically over the Internet without mailing printed copies of the proxy materials. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials (“Notice of Internet Availability”) to our beneficial owners. All beneficial owners will have the ability to access the proxy materials, including this Proxy Statement and our 2019 Annual Report, on the website referred to in the Notice of Internet Availability or to request a printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or how to request a printed copy can be found in the Notice of Internet Availability. In addition, beneficial owners may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis.

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INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

What does it mean if I receive more than one Notice of Internet Availability or proxy card?

It may mean that you hold shares registered in more than one account. Follow the voting instructions provided on each Notice of Internet Availability that you received to ensure that all of your shares are voted. If you received paper proxy cards, sign and return all proxy cards to ensure that all of your shares are voted. You may call American Stock Transfer & Trust Company at 1-800-937-5449 if you have any questions regarding the share information or your address appearing on the paper proxy card.

How do I vote?

You can vote by proxy over the Internet by following the instructions provided in the Notice of Internet Availability.

If you received a full set of proxy materials and your shares are registered directly with American Stock Transfer & Trust Company, you may vote via the Internet at www.proxyvote.com. Although we encourage you to vote via the Internet, you may also sign and date each paper proxy card you receive and return it in the prepaid envelope; the paper proxy card may also contain instructions for voting by telephone. The enclosed proxy will be voted in accordance with the instructions thereon. Unless otherwise stated, all shares represented by such proxy will be voted as instructed. Proxies may be revoked in the manner described above.

If you hold your shares through a stock broker, nominee, fiduciary or other custodian you may also be able to vote through a program provided through Broadridge Financial Solutions (“Broadridge”) that offers Internet voting options. If your shares are held in an account at a brokerage firm or bank participating in the Broadridge program, you are offered the opportunity to elect to vote via the Internet. Votes submitted via the Internet through the Broadridge program must be received by 11:59 p.m. (Eastern Time) on September 17, 2019.

What happens if I do not give specific voting instructions?

For Shares Directly Registered in the Name of the Shareholder: If you return your signed proxy but do not indicate your voting preferences, the Company will vote on your behalf “FOR” the election of the nominated directors, “FOR” the approval on an advisory basis of the compensation of the named executive officers and “FOR” the ratification of the appointment of Ernst & Young. If any other matter properly comes before the shareholders for a vote at the Annual Meeting, the proxy holders will vote your shares in accordance with their best judgment.

For Shares Registered in the Name of a Brokerage Firm or Bank: If your shares are held in street name, your broker or nominee will ask you how you want your shares to be voted. If you provide voting instructions, your shares must be voted as you direct. If you do not furnish voting instructions, one of two things can happen, depending upon whether a proposal is “routine.” Under the rules that govern brokers that have record ownership of shares beneficially owned by their clients, brokers have discretion to cast votes on routine matters, such as the ratification of the appointment of independent registered public accounting firms, without voting instructions from their clients. Brokers are not permitted, however, to cast votes on “non-routine” matters, such as the election of directors and the non-binding advisory vote to approve the compensation of the Company’s “named executive officers” as disclosed in this Proxy Statement, without such voting instructions. A “broker non-vote” occurs when a broker holding shares for a beneficial owner does not vote on a particular proposal because the broker does not have discretionary voting power for that proposal and has not received voting instructions from the beneficial owner.

What is an abstention?

An abstention is a properly signed proxy card that is marked “abstain” or properly completed instructions via the Internet to the same effect.

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INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

How do I sign the paper proxy card?

Sign your name exactly as it appears on the proxy card. If you are signing in a representative capacity (for example, as an attorney, executor, administrator, guardian, trustee or the officer or agent of a company), you should indicate your name and title or capacity. If the stock is held in custody for a minor (for example, under the Uniform Transfers to Minors Act), the custodian should sign the proxy card, not the minor. If the stock is held in joint ownership, both owners must sign.

May I vote my shares in person at the Annual Meeting?

For Shares Directly Registered in the Name of the Shareholder: Yes, however, we encourage you to vote by proxy card or the Internet even if you plan to attend the meeting. If you wish to give a proxy to someone other than the individuals named as proxies on the enclosed proxy card, you may cross out the names appearing on the enclosed proxy card, insert the name of some other person, sign the card and give the proxy card to that person for use at the meeting.

For Shares Registered in the Name of a Brokerage Firm or Bank: Yes, but in order to do so you will first have to ask your bank, broker or other intermediary to furnish you with a legal proxy. You will need to bring the legal proxy with you to the meeting, and hand it in with a signed ballot that you can request at the meeting. You will not be able to vote your shares at the meeting without a legal proxy and a signed ballot.

Your attendance at the Annual Meeting in and of itself will not automatically revoke a proxy that was submitted via the Internet or telephone or by mail.

Who will count the votes?

A representative of Broadridge will tabulate the votes and act as independent inspector of election.

What constitutes a quorum?

The holders of a majority of the outstanding shares of common stock on the Record Date present in person or represented by proxy constitutes a quorum for the Annual Meeting. As of the close of business on July 22, 2019, 113,178,028 shares of common stock were issued and outstanding. Subject to the rules regarding the votes necessary to adopt the proposals discussed below, abstentions and broker non-votes (as described above) will be counted for purposes of determining whether a quorum is present. Once a share is represented for any purpose at the Annual Meeting, it will be deemed present for quorum purposes for the remainder of the Annual Meeting (including any meeting resulting from an adjournment or postponement of the Annual Meeting, unless a new record date is set).

What vote is needed to approve the matters to be presented at the Annual Meeting?

In an uncontested election for directors, a director shall be elected at the Annual Meeting if the number of votes that are cast “FOR” his or her election by holders of the stock present in person or represented by proxy entitled to vote on the election of directors exceed the number of votes cast “AGAINST” his or her election by such holders. The Company’s bylaws provide that any incumbent nominee for director who fails to meet this standard shall promptly tender the individual’s resignation to the Corporate Governance Committee for consideration following certification of the shareholder vote. See above under the heading “Election of Directors (Proposal 1)—Policy on Majority Voting for Directors.” A “FOR” vote by a majority of the votes cast is required to approve, on a non-binding advisory basis, the compensation of the Company’s “named executive officers” as disclosed in this Proxy Statement; and a “FOR” vote by the holders of a majority of the shares present in person or represented by proxy and entitled to vote is required to ratify the appointment of Ernst & Young and to approve any shareholder proposal. For purposes of determining approval of a matter presented at the Annual Meeting, abstentions will be deemed present and entitled to vote (but not cast), other than for purposes of the non-binding advisory vote to approve the compensation of the Company’s “named executive officers” as disclosed in this Proxy Statement, for which an abstention will have the effect of a vote “against” such proposal,

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INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

while broker non-votes will not be deemed present and entitled to vote. An abstention will also have the effect of a vote “against” the proposal to ratify the appointment of Ernst & Young. Both abstentions and broker non-votes will be counted for purposes of determining whether a quorum is present.

Will any other matters be acted on at the Annual Meeting?

If any other matters are properly presented at the Annual Meeting or any adjournment, the persons named in the proxy will have discretion to vote on those matters. As of the date by which shareholder proposals must have been received by the Company to be presented at the Annual Meeting, and as of the date of this Proxy Statement, the Company did not know of any other matters to be presented at the Annual Meeting.

Who pays for this proxy solicitation?

The Company will bear the entire cost of soliciting proxies, including the costs of preparing, assembling, printing and mailing this Proxy Statement, the proxy and any additional soliciting material furnished to shareholders. The Company has retained MacKenzie Partners, Inc., a proxy solicitation firm, to solicit proxies for a fee of $20,000, plus reimbursement of its out-of-pocket expenses. Arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries to send proxies and proxy materials to the beneficial owners of stock, and these entities may be reimbursed by the Company for their expenses. Proxies also may be solicited by directors, officers or employees of the Company in person or by telephone, e-mail or other means. No additional compensation will be paid to such individuals for these services.

How may I communicate with the Board of Directors?

Shareholders wishing to send communications to the Board of Directors individually or as a group may do so by writing to: The Board of Directors of Take-Two Interactive Software, Inc., 110 West 44th Street, New York, New York 10036, Attention: Investor Relations. You should identify your communication as being from a shareholder of the Company. The Company may require reasonable evidence that your communication or other submission is made by a shareholder of the Company before transmitting your communication to the Board of Directors.

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Availability of Certain Documents

Householding of Annual Meeting materials

Some banks, brokers and other nominee record holders may participate in the practice of “householding” proxy statements and their accompanying documents and/or Notices of Internet Availability. This means that only one copy of our Proxy Statement and/or Notice of Internet Availability is sent to multiple shareholders in your household. We will promptly deliver a separate copy of these documents without charge to you upon written request to Take-Two Interactive Software, Inc., 110 West 44th Street, New York, New York 10036, Attn: Investor Relations; our main telephone number is (646) 536-2842. If you want to receive separate copies of our proxy statements and/or Notice of Internet Availability in the future, or if you are receiving multiple copies and would like to receive only one copy per household, you should contact your bank, broker or other nominee record holder, or you may contact us at the above address.

Additional information

We are required to file annual, quarterly and current reports, proxy statements and other reports with the SEC. Copies of these filings are available through our Internet website at www.take2games.com or the SEC’s website at www.sec.gov. We will furnish copies of our SEC filings (without exhibits), including our Annual Report on Form 10-K for the year ended March 31, 2019, without charge to any shareholder upon written request to Take-Two Interactive Software, Inc., 110 West 44th Street, New York, New York 10036, Attn: Investor Relations.

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No Incorporation by Reference

In its filings with the SEC, the Company sometimes “incorporates by reference” certain information. This means that we are referring you to information that has previously been filed with the SEC and the information should be considered as part of the particular filing. As provided under SEC regulations, the “Report of the Audit Committee of the Board of Directors” and the “Report of the Compensation Committee of the Board of Directors” contained in this Proxy Statement specifically are not incorporated by reference into any other filings with the SEC and shall not be deemed to be “soliciting material.”

Take-Two Interactive Software, Inc. | 2019 Proxy Statement	75

Shareholder Proposals for Next Annual Meeting

The Company currently anticipates holding its Annual Meeting of Shareholders for its fiscal year ending March 31, 2020 in September 2020. Accordingly, shareholders who wish to present proposals, nominate directors or present other business appropriate for consideration at the Company’s Annual Meeting of Shareholders to be held in 2020 must submit the proposal in proper form and in satisfaction of the conditions established by the SEC, to the Company at its address set forth on the first page of this Proxy Statement not later than April 1, 2020 in order for the proposal to be considered for inclusion in the Company’s proxy statement and form of proxy relating to such annual meeting.

As provided in the Company’s bylaws, for any proposal, director nomination or other business that is not submitted for inclusion in next year’s proxy statement, but is instead sought to be presented directly at the 2020 Annual Meeting of Shareholders, notice of intention to present the proposal, nominate directors or present other appropriate business must be received in writing by the Company by no earlier than May 21, 2020 and no later than June 20, 2020. Address all notices of intention to present proposals at the 2020 Annual Meeting of Shareholders to Take-Two Interactive Software, Inc., 110 West 44th Street, New York, New York 10036, Attn: Investor Relations.

A notice for a director nomination is required to contain information about both the nominee and the shareholder making the nomination, including information specific to the recommended candidate that is relevant to a determination of whether the recommended candidate would be considered independent under the applicable rules of The NASDAQ Stock Market. A nomination that does not comply with these requirements will not be considered.

76	Take-Two Interactive Software, Inc. | 2019 Proxy Statement

Other Matters

The Board of Directors is aware of no other matter, except for those incident to the conduct of the Annual Meeting, that are to be presented to shareholders for formal action at the Annual Meeting. If, however, any other matter properly comes before the Annual Meeting or any adjournment thereof, it is the intention of the persons named in the proxy to vote the proxy in accordance with their judgment.

Take-Two Interactive Software, Inc. | 2019 Proxy Statement	77

Annex A

Reconciliation of GAAP Net Income to Adjusted EBITDA

(in thousands)	Fiscal Year Ended March 31, 2019
GAAP Net Income	$333,837
Net effect from deferral in net revenues and related cost of goods sold	196,224
Stock-based compensation	247,700
Business reorganization	(4,958)
Interest	(29,987)
Depreciation and amortization	40,232
Amortization of intangible assets	22,727
Bonus	38,531
Income taxes	(101,052)
Adjusted EBITDA	$743,254

A-1	Take-Two Interactive Software, Inc. | 2019 Proxy Statement

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on September 17, 2019. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

TAKE-TWO INTERACTIVE SOFTWARE, INC. ATTN: INVESTOR RELATIONS 110 WEST 44TH STREET NEW YORK, NY 10036

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	KEEP THIS PORTION FOR YOUR RECORDS
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DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote “FOR” the following:

1.	Election of Directors
Nominees
		For	Against	Abstain
01	Strauss Zelnick	☐	☐	☐
02	Michael Dornemann	☐	☐	☐
03	J Moses	☐	☐	☐
04	Michael Sheresky	☐	☐	☐
05	LaVerne Srinivasan	☐	☐	☐
06	Susan Tolson	☐	☐	☐
07	Paul Viera	☐	☐	☐
08	Roland Hernandez	☐	☐	☐

The Board of Directors recommends you vote “FOR” proposals 2 and 3.		For	Against	Abstain
2.	Approval, on a non-binding advisory basis, of the compensation of the Company’s “named executive officers” as disclosed in the Proxy Statement.	☐	☐	☐
3.	Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending March 31, 2020.	☐	☐	☐
NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

For address change/comments, mark here. (see reverse for instructions)	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice & Proxy Statement is/are available at www.proxyvote.com.

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TAKE-TWO INTERACTIVE SOFTWARE, INC. Annual Meeting of Shareholders September 18, 2019 This proxy is solicited by the Board of Directors

The shareholder(s) hereby appoint(s) Daniel Emerson and Matthew Breitman, or any one of them acting individually, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot and in the discretion of the proxies on such other matters as may properly come before the meeting, all of the shares of common stock of Take-Two Interactive Software, Inc. that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held at 9:00 a.m., local time on September 18, 2019, at the W Hotel, 201 Park Avenue South, New York, New York 10003 and any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE SHAREHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED “FOR” THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE OF THIS BALLOT FOR THE BOARD OF DIRECTORS, AND “FOR” PROPOSALS 2 AND 3.
Address change/comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side